     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                         EQUITY OFFICE PROPERTIES TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARYLAND                               6798                              36-4151656
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                         ------------------------------
                        TWO NORTH RIVERSIDE, SUITE 2100
                            CHICAGO, ILLINOIS 60606
                                 (312) 466-3300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            STANLEY M. STEVENS, ESQ.
                EXECUTIVE VICE PRESIDENT AND CHIEF LEGAL COUNSEL
                         EQUITY OFFICE PROPERTIES TRUST
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2100
                            CHICAGO, ILLINOIS 60606
                                 (312) 466-3300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------
                                   COPIES TO:

            J. WARREN GORRELL, JR., ESQ.                             WILLIAM B. FRYER, ESQ.
              GEORGE P. BARSNESS, ESQ.                              JOHN J. KELLEY III, ESQ.
               HOGAN & HARTSON L.L.P.                                    KING & SPALDING
             555 THIRTEENTH STREET, N.W.                              191 PEACHTREE STREET
             WASHINGTON, D.C. 20004-1109                             ATLANTA, GA 30303-1763
                   (202) 637-5600                                        (404) 572-4600

                         ------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
        SECURITIES TO BE                AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
           REGISTERED                  REGISTERED(1)            COMMON SHARE               PRICE            REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common shares of beneficial
  interest, par value $.01 per
  share..........................        70,387,333            Not Applicable          Not Applicable           $445,738.68
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of common shares of beneficial interest, par value $.01 per share, of Equity Office Properties Trust that may be issued pursuant to the transactions described herein, based on (a) 158,975,741 shares of common stock with no par value of Cornerstone Properties Inc., which is the maximum number of shares of Cornerstone common stock that may be outstanding immediately before the consummation of the transactions described herein, assuming exercise of all outstanding options and warrants to purchase shares of Cornerstone common stock, whether or not currently exercisable, conversion of all units of limited partnership interest in Cornerstone Properties Limited Partnership that are not held by Cornerstone into shares of Cornerstone common stock, conversion of all Cornerstone 7% preferred stock into shares of Cornerstone common stock and conversion of all outstanding convertible promissory notes of Cornerstone into Cornerstone common stock, (b) conversion of 58,551,525 shares of Cornerstone common stock in the merger into the right to receive cash under the terms of the merger agreement, and (c) the exchange ratio of 0.7009 of an Equity Office common share for each outstanding share of Cornerstone common stock in excess of the 58,551,525 shares of Cornerstone common stock converted in the merger into the right to receive cash.
(2) Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on a price of $17.25 per share of Cornerstone common stock, which equals the average of the high and low price per share of Cornerstone common stock as reported on the New York Stock Exchange on March 24, 2000.
                         ------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE.
   THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

[EQUITY OFFICE LOGO]                                          [CORNERSTONE LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The boards of both companies have approved a merger agreement that provides for the acquisition of Cornerstone by Equity Office. We believe the merger will provide the combined company with high quality office buildings in locations that are complementary to existing Equity Office geographic locations. In addition, by increasing the office space owned and operated by Equity Office by approximately 24% based on square footage, the merger will solidify Equity Office's position as the nation's largest publicly-traded owner and operator of office properties.

    In the merger, Cornerstone common stockholders may elect to receive for each share of common stock either $18.00 in cash, without interest, or 0.7009 of an Equity Office common share, subject to proration if the cash election is oversubscribed or undersubscribed. The value of Equity Office common shares to be received by Cornerstone common stockholders will depend upon their market price at the time of the merger. Equity Office common shares are traded on the
New York Stock Exchange under the symbol "EOP." On      , 2000, Equity Office
common shares closed at $    per share. Based on the number of Equity Office and
Cornerstone common shares outstanding as of the date of this joint proxy statement/prospectus, we estimate that, upon completion of the merger,
approximately     % of the outstanding Equity Office common shares will be owned
by Cornerstone stockholders and approximately     % will be owned by current
Equity Office shareholders. Holders of Cornerstone preferred stock will receive $18.00 in cash per share, without interest, together with accrued but unpaid dividends through the closing of the merger.

    AFTER CAREFUL CONSIDERATION, THE BOARDS OF EQUITY OFFICE AND CORNERSTONE HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS, AND EACH BOARD RECOMMENDS YOUR VOTING FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    We cannot complete the merger unless the shareholders of both companies approve the merger and the merger agreement. Equity Office will hold a special meeting of its common shareholders and Cornerstone will hold a special meeting of its common and preferred stockholders to vote on these matters. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card or, if you are an Equity Office common shareholder, you may instead vote by telephone or through the Internet as instructed on your proxy card.

    This document provides you with detailed information about these meetings and the proposed merger. You can also get information from publicly available documents filed by both companies with the SEC. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 13.

    The dates, times and places of the meetings are as follows:

            For EQUITY OFFICE Shareholders:                           For CORNERSTONE Stockholders:
              , 2000 at   :00 a.m., local time                      , 2000 at   :00 a.m., local time
               [Hotel/Conference Center]                                [Hotel/Conference Center]
                   [Street Address]                                         [Street Address]
                   Chicago, Illinois                                       New York, New York

                      Samuel Zell                                          William Wilson III
                 Chairman of the Board                                    Chairman of the Board
            Equity Office Properties Trust                             Cornerstone Properties Inc.

   EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated      , 2000
             and it is first being mailed on or about      , 2000.

                         EQUITY OFFICE PROPERTIES TRUST
                           TWO NORTH RIVERSIDE PLAZA
                                   SUITE 2100
                            CHICAGO, ILLINOIS 60606

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2000

     A special meeting of shareholders of Equity Office Properties Trust, a
Maryland real estate investment trust, will be held at   :00 a.m., local time,
on             , 2000, at                , for the following purposes:

     1. To consider and vote on the adoption and approval of the agreement and plan of merger, dated as of February 11, 2000, by and among Equity Office, EOP Operating Limited Partnership, a Delaware limited partnership, Cornerstone Properties Inc., a Nevada corporation, and Cornerstone Properties Limited Partnership, a Delaware limited partnership, and the merger of Cornerstone with and into Equity Office under the merger agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements.

     Only holders of record of Equity Office common shares at the close of
business on             , 2000 are entitled to notice of, and to vote at, the
special meeting and any adjournments or postponements.

     It is important that your common shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of these ways:

     - USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada);

     - VISIT THE WEBSITE address shown on your proxy card to vote via the Internet; or

     - MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope.

     Any proxy may be revoked at any time before its exercise at the meeting.

                                          By order of Equity Office's
                                          board of trustees,

                                          Stanley M. Stevens
                                          Executive Vice President
                                          and Chief Legal Counsel

            , 2000

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     THE EQUITY OFFICE BOARD OF TRUSTEES HAS APPROVED THE MERGER AGREEMENT AND THE MERGER OF CORNERSTONE INTO EQUITY OFFICE AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

                                 VOTING METHODS

     YOU HAVE THE RIGHT TO VOTE AND, IF DESIRED, TO REVOKE YOUR PROXY ANY TIME BEFORE THE EQUITY OFFICE SPECIAL MEETING.


    U.S. Mail                               1. Mark your selections
    [MAIL BOX GRAPHIC]                      2. Date and sign your name
    Proxy Card Voting                          exactly as it appears on your
                                               proxy card
                                            3. Mail to EquiServe in the
                                               return envelope

                                            1. Within the U.S. and Canada                  /X/
    [TELEPHONE GRAPHIC]                        dial [1-877-779-8683] and                  VOTE
    Telephone Voting                           outside                                  EquiServe
                                               the U.S. and Canada call                   Vote
                                               collect                                 Tabulation
                                               [1-201-536-8073]
                                            2. Enter your control number
                                               (printed on your proxy card
                                               above your name)
                                            3. Follow the recorded
                                               instructions

                                            1. Go to website
    [COMPUTER GRAPHIC]                         http://www.eproxyvote.com/eop
    Internet Voting                         2. Enter your 14 digit control
                                               number (printed on your proxy
                                               card above your name)
                                            3. Follow the instructions
                                               provided

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000
                          CORNERSTONE PROPERTIES INC.
                              126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022

                                                                          , 2000

     A special meeting of stockholders of Cornerstone Properties Inc. will be
held at      :00 a.m., local time, on             , 2000, at                .

     Your board of directors asks you to attend this meeting, in person or by proxy, for the following purposes:

     1. To consider and vote upon a proposal to approve the agreement and plan of merger, dated as of February 11, 2000, by and among Cornerstone, Cornerstone Properties Limited Partnership, Equity Office Properties Trust and EOP Operating Limited Partnership, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger of Cornerstone with and into Equity Office.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements.

     Only holders of record of Cornerstone common stock and 7% cumulative
convertible preferred stock at the close of business on             , 2000 are
entitled to notice of, and to vote at, the special meeting or any adjournments or postponements.

     We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if that has already been sent. You may also revoke your proxy at any time before the meeting either in writing or by notifying us.

Sincerely,

William Wilson III                                       John S. Moody
Chairman of the Board                                    Chief Executive Officer and President

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     THE CORNERSTONE BOARD OF DIRECTORS HAS APPROVED THE MERGER OF CORNERSTONE INTO EQUITY OFFICE AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    1
  The Companies.......................    1
  The Equity Office Special Meeting;
     Vote Required....................    1
  Equity Office Voting Agreements.....    1
  The Cornerstone Special Meeting;
     Vote Required....................    2
  Cornerstone Voting Agreements.......    2
  Recommendation of Equity Office
     Board............................    2
  Recommendation of Cornerstone
     Board............................    2
  Fairness Opinions of Financial
     Advisors.........................    2
  The Merger..........................    3
  Selected Historical Consolidated
     Financial Data...................    5
  Equity Office.......................    5
  Cornerstone.........................    8
  Equivalent Per Share Data...........    8
  Market Prices of Common Shares......   10
  Summary Unaudited Pro Forma
     Condensed Combined Financial
     Data.............................   11
RISK FACTORS..........................   13
A WARNING ABOUT FORWARD-LOOKING
  STATEMENTS..........................   18
THE EQUITY OFFICE SPECIAL MEETING.....   19
  Date, Time, Place and Purpose of the
     Equity Office Special Meeting....   19
  Who Can Vote........................   19
  Voting by Proxy Holders.............   19
  Vote by Telephone...................   19
  Vote by Internet....................   19
  Vote by Mail........................   20
  Required Vote.......................   20
  Voting on Other Matters.............   20
  How You May Revoke Your Proxy
     Instructions.....................   20
  How Votes Are Counted...............   20
  Cost of This Proxy Statement........   20
  Attending the Equity Office Special
     Meeting..........................   20
  List of Equity Office Common
     Shareholders.....................   21
THE CORNERSTONE SPECIAL MEETING.......   22
  Date, Time, Place and Purpose of the
     Cornerstone Special Meeting......   22
  Who Can Vote........................   22
  Voting by Proxy Holders.............   22
  Voting and Election Procedures......   22
  Required Vote.......................   23
  Voting on Other Matters.............   23
  How You May Revoke Your Proxy
     Instructions or Form of
     Election.........................   23

                                        PAGE
                                        ----
  How Votes Are Counted...............   23
  Cost of This Proxy Solicitation.....   24
  Attending the Cornerstone Special
     Meeting..........................   24
  List of Cornerstone Stockholders....   24
THE MERGER............................   25
  Structure of the Mergers............   25
  Background of the Merger............   25
  Equity Office's Reasons for the
     Merger; Recommendation of the
     Equity Office Board..............   29
  Opinion of Equity Office's Financial
     Advisor..........................   30
  Cornerstone's Reasons for the
     Merger; Recommendation of the
     Cornerstone Board................   35
  Opinion of Cornerstone's Financial
     Advisor..........................   37
  Equity Office Board of Trustees and
     Executive Officers after the
     Merger...........................   41
  Interests of Cornerstone's
     Directors, Officers and
     Significant Stockholders in the
     Merger...........................   42
  The Partnership Merger..............   44
  Merger Financing....................   45
  Material U.S. Federal Income Tax
     Consequences Relating to the
     Merger...........................   45
  Federal Income Tax Consequences of
     the Merger to Cornerstone,
     Cornerstone Stockholders, Equity
     Office and Equity Office
     Shareholders.....................   46
  Pre-Merger Dividend.................   50
  REIT Qualification..................   50
  U.S. Taxation of Sales of Equity
     Office Common Shares by
     Non-U.S Holders..................   52
  Amendments to Equity Office's
     Declaration of Trust Relating to
     "Domestically-Controlled" REIT
     Status...........................   53
  Accounting Treatment................   53
  Restrictions on Resales by
     Affiliates.......................   53
  No Dissenters' Rights...............   54
THE MERGER AGREEMENT..................   55
  Closing; Effective Time of the
     Merger...........................   55
  Merger Consideration................   55
  Proration of Cash and Equity Office
  Common Shares Issued in the
  Merger..............................   55
  Surrender of Cornerstone
     Certificates.....................   56
  Treatment of Cornerstone Stock
     Options..........................   57
  Representations and Warranties of
     Equity Office and Cornerstone....   57

                                        PAGE
                                        ----
  Conduct of Business of Equity Office
     and EOP Partnership Pending
     the Merger.......................   58
  Conduct of Business of Cornerstone
     and Cornerstone Partnership
     Pending the Merger...............   59
  Conditions to the Merger and the
     Partnership Merger...............   62
  No Solicitation by Cornerstone......   64
  Termination of the Merger
     Agreement........................   66
  Waiver and Amendment of the Merger
     Agreement........................   69
  Indemnification; Directors' and
     Officers' Insurance..............   70
  Assumption of Cornerstone's
     Obligations under Registration
     Rights Agreements................   70
  Voting Agreements...................   72
  Preferred Stock Option Agreement....   73
  Acquisition of WCP Services.........   73
COMPARISON OF SHAREHOLDER RIGHTS......   74
  Authorized Shares...................   74
  Voting Rights.......................   75
  Classification of the Board.........   75
  Number of Trustees/Directors;
     Removal of Trustees/Directors;
     Vacancies........................   75
  Limitation of Trustee/Director and
     Officer Liability................   76
  Indemnification.....................   76
  Duties of Trustees and Directors....   79
  Maryland Elective Provisions........   80
  Call of Special Meetings of
     Shareholders.....................   81
  Shareholder Action by Written
     Consent..........................   81
  Advance Notice Provisions for
     Shareholder Nominations and
     Shareholder New Business
     Proposals........................   81

                                        PAGE
                                        ----
  Amendment of the Declaration of
     Trust and Articles of
     Incorporation....................   81
  Amendment of the Bylaws.............   82
  Mergers, Consolidations and Sales of
     Assets...........................   83
  Dissolution of Equity Office or
     Cornerstone; Termination of REIT
     Status...........................   84
  Business Combinations with
     Interested Shareholders..........   84
  Control Share Acquisitions..........   84
  Other Constituencies................   85
  Dissenters' Rights..................   85
  Distributions.......................   86
  REIT Ownership Limitations..........   86
LEGAL MATTERS.........................   88
EXPERTS...............................   89
SHAREHOLDER PROPOSALS.................   89
OTHER MATTERS.........................   89
WHERE YOU CAN FIND MORE INFORMATION...   90
WHAT INFORMATION YOU SHOULD RELY ON...   91
PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS................  F-1
Annex A -- Agreement and Plan
  of Merger...........................  A-1
Annex B -- Opinion of J.P. Morgan
  Securities Inc., dated February 11,
  2000................................  B-1
Annex C -- Opinion of Lazard Freres &
  Co. LLC, dated February 11, 2000....  C-1
Annex D -- Amendments to Equity Office
  Declaration of Trust to be Effected
  as Part of the Merger...............  D-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q: WHY ARE EQUITY OFFICE AND CORNERSTONE PROPOSING THE MERGER?

A: Both Equity Office and Cornerstone believe the merger will provide the combined company with high quality office buildings in locations that are complementary to existing Equity Office geographic locations. In addition, by increasing the office space owned and operated by Equity Office by approximately 24% based on square footage, the merger will solidify its position as the nation's largest publicly-traded owner and operator of office properties. The merger also is expected to enhance the combined company's ability to offer its customers a full range of office space options, as well as provide Equity Office with a development pipeline of new office properties in a supply-constrained market. To review the background and reasons for the merger in greater detail, see pages 25 through 41 of this document.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A:Cornerstone Stockholders. For all or a portion of its Cornerstone common stock, a Cornerstone common stockholder may elect to receive either $18.00 per share in cash, without interest, or 0.7009 of a common share, par value $.01 per share, of Equity Office, subject to proration if the cash election is oversubscribed or undersubscribed.

  In the merger, holders of Cornerstone preferred stock will receive $18.00 per share in cash, without interest, together with accrued and unpaid dividends through the date of the merger closing.

  Equity Office Shareholders. Each Equity Office common share or preferred share held by Equity Office shareholders will continue to represent one Equity Office common share or preferred share after the merger. Based on the number of Equity Office and Cornerstone common shares outstanding as of the date of this document, we estimate that, upon completion of the merger, approximately
       % of the outstanding Equity Office common shares will be owned by
  Cornerstone stockholders and approximately      % will be owned by current
  Equity Office shareholders.

Q: HOW WILL PRORATION AFFECT ME IF I OWN CORNERSTONE COMMON STOCK?

A: A total of 58,551,525 shares of Cornerstone common stock will be converted in the merger into the right to receive $18.00 per share in cash, without interest, and the number of shares of Cornerstone common stock issued and outstanding immediately before the merger in excess of 58,551,525 shares will be converted into the right to receive Equity Office common shares based on the 0.7009 exchange ratio.

   Because the aggregate cash portion of the merger consideration to be paid to Cornerstone's common stockholders is fixed at approximately $1.054 billion, or $18.00 times 58,551,525 shares, and because the number of Equity Office common shares issuable in the merger will equal 0.7009 times the number of shares of Cornerstone common stock issued and outstanding immediately before the closing of the merger in excess of 58,551,525 shares, the amount of cash and the number of Equity Office common shares that each Cornerstone common stockholder will receive in the merger may be subject to proration based on the elections made by other Cornerstone common stockholders.

    For example:

    Oversubscription of Cash

    - if cash elections are received for a number of shares of Cornerstone common stock which is greater than 58,551,525 shares, then:

      -- each share of Cornerstone common stock for which an election is not received and each share of Cornerstone common stock for which a share election is received will be converted in the merger into 0.7009 of an Equity Office common share; and

      -- the shares of Cornerstone common stock for which cash elections are received will be converted in the merger into $18.00 per share in cash, without interest, and Equity Office common shares based on the 0.7009 exchange ratio, on a proportionate basis, so that the aggregate num-
ber of shares of Cornerstone common stock converted into cash in the merger equals 58,551,525 shares, with Equity Office common shares issued for the remainder of the shares of Cornerstone common stock converted in the merger.

    Oversubscription of Shares

    - if share elections are received for a number of shares of Cornerstone common stock that is greater than (a) the number of shares of Cornerstone common stock issued and outstanding immediately before the merger less (b) the 58,551,525 shares to be converted into cash in the merger, then:

      -- each share of Cornerstone common stock for which an election is not received and each share of Cornerstone common stock for which a cash election is received will be converted in the merger into the right to receive $18.00 in cash, without interest; and

      -- the shares of Cornerstone common stock for which share elections are received will be converted in the merger into Equity Office common shares based on the 0.7009 exchange ratio, and $18.00 per share in cash, without interest, on a proportionate basis, so that the aggregate number of shares of Cornerstone common stock converted into cash in the merger equals 58,551,525 shares, with Equity Office common shares issued for the remainder of the shares of Cornerstone common stock converted in the merger.

    Undersubscription of Cash and Shares

    - if cash elections are received for less than the 58,551,525 shares of Cornerstone common stock to be converted in the merger into cash AND share elections are received for less than the maximum number of shares of Cornerstone common stock to be converted into Equity Office common shares in the merger, then:

      -- each share of Cornerstone common stock for which a cash election is received will be converted in the merger into the right to receive $18.00 in cash, without interest;

      -- each share of Cornerstone common stock for which a share election is received will be converted into 0.7009 of an Equity Office common share; and

      -- the shares of Cornerstone common stock for which no elections are received will be converted into cash and Equity Office common shares so that the aggregate number of shares of Cornerstone common stock converted into $18.00 in cash, without interest, in the merger equals 58,551,525 shares, with Equity Office common shares based on the 0.7009 exchange ratio issued for the remainder of the shares of Cornerstone common stock converted in the merger.

Q: HOW DO I ELECT THE TYPE OF CONSIDERATION I WOULD LIKE TO RECEIVE IN THE
   MERGER?

A: You should complete and sign the form of election included with this joint proxy statement/prospectus and return it and your Cornerstone common stock certificates to the exchange agent in accordance with the instructions in the form of election. The exchange agent must receive your properly completed and signed form of election and your certificates by 5:00 p.m., Eastern Time, on
             , 2000. If your Cornerstone common stock is held in "street name," your broker will provide you with instructions as to how to complete and return the form of election.

Q: IS MY ELECTION IRREVOCABLE?

A: No. You may change your election or revoke it at any time before 5:00 p.m.,
   Eastern Time, on           , 2000, by submitting written notice to the
   exchange agent, who must receive the notice at or before that time.

Q: WHAT HAPPENS IF THE PRICE OF EQUITY OFFICE COMMON SHARES AND/OR CORNERSTONE
   COMMON STOCK CHANGES BEFORE THE CLOSING OF THE TRANSACTION?

A: No change will be made to the 0.7009 exchange ratio, or the $18.00 per share cash amount payable in the merger. The exchange ratio is fixed. Because the market value of Equity Office common shares will fluctuate before and after the closing of the merger, the value of any Equity Office common shares that you receive in the merger will fluctuate as well, and may differ from $18.00 per share of Cornerstone common stock. You should obtain current market prices for Equity Office common shares and shares of Cornerstone common stock.

Q: HOW WAS THE EXCHANGE RATIO DETERMINED?

A: The exchange ratio was determined as part of the overall negotiation between Equity Office and Cornerstone regarding the merger consideration, taking into account the other terms of the transaction, including the aggregate and per share amounts of merger consideration payable in cash and the consideration payable to holders of Cornerstone preferred stock.

Q: WILL ANY FRACTIONAL EQUITY OFFICE COMMON SHARES BE ISSUED IN THE MERGER?

A: No. Cash will be paid instead of fractional shares. This cash will be in addition to the approximately $1.054 billion of cash required to be paid to holders of Cornerstone common stock as part of the merger consideration.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: Cornerstone Stockholders. You are being asked to approve the merger agreement, which provides for the merger of Cornerstone with and into Equity Office. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone common stock and at least two thirds of the outstanding shares of Cornerstone 7% cumulative convertible preferred stock.

   THE CORNERSTONE BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT CORNERSTONE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   Equity Office Shareholders. You are being asked to approve the merger agreement and the merger. Approval of the proposal requires the affirmative vote of not less than a majority of all votes entitled to be cast.

   THE EQUITY OFFICE BOARD HAS APPROVED THE MERGER OF CORNERSTONE INTO EQUITY OFFICE AND RECOMMENDS THAT EQUITY OFFICE COMMON SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Q: DO CORNERSTONE COMMON OR PREFERRED STOCKHOLDERS HAVE DISSENTERS' RIGHTS?

A: No. Cornerstone is incorporated under Nevada law. Under Nevada law, because shares of Cornerstone common stock are listed on a national securities exchange and the holders of Cornerstone common stock will receive cash, Equity Office common shares or a combination of cash and Equity Office common shares, Cornerstone common stockholders have no rights to dissent and receive the appraised value of their shares in connection with the merger. Cornerstone preferred stockholders have dissenters' rights in the merger under Nevada law, but have irrevocably waived such rights.

Q: DO EQUITY OFFICE COMMON SHAREHOLDERS HAVE DISSENTERS' RIGHTS?

A: No. Following the merger, Equity Office shareholders will continue to own their Equity Office shares and, accordingly, will have no rights to an appraisal of their shares under Maryland law.

Q: HOW SOON AFTER THE SPECIAL MEETINGS WILL THE MERGER OCCUR?

A: If the merger is approved, we anticipate that the merger will occur as soon as practicable after the completion of both the Equity Office and the Cornerstone special meetings.

Q: WILL I RECOGNIZE TAXABLE GAIN OR LOSS AS A RESULT OF THE MERGER?

A: We expect the following tax consequences generally to apply:

   - Cornerstone common stockholders who exchange Cornerstone common stock solely for Equity Office common shares in the merger will not recognize gain or loss on the merger for U.S. federal income tax purposes. Cornerstone stockholders will, however, have to pay taxes on cash received for fractional shares.

    - Cornerstone common stockholders who receive solely cash in exchange for their shares, and holders of Cornerstone preferred stock, will recognize gain or loss for U.S. federal income tax purposes on the exchange of their shares of Cornerstone common or preferred stock.

    - Cornerstone common stockholders who receive both Equity Office common shares and cash will recognize gain up to the amount of cash received, but will not recognize any loss on the exchange.

    - A non-U.S. Cornerstone common stockholder that has held, actually and constructively, more than 5% of the outstanding Cornerstone common stock within the last five years will be fully taxable on the exchange of its Cornerstone common stock, regardless of whether it receives cash or Equity Office common shares or a combination of both in the exchange.

    Equity Office shareholders will not incur either gain or loss for U.S. federal income tax purposes as a result of the merger.

    THE TAX CONSEQUENCES TO CORNERSTONE STOCKHOLDERS WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHAT WILL MY DIVIDENDS BE AFTER THE MERGER?

A: Until the merger is competed, Cornerstone stockholders will continue to receive regular dividends as authorized by Cornerstone's board of directors, including any dividends required to be paid immediately before the closing to maintain Cornerstone's status as a real estate investment trust, or REIT. After the completion of the merger, if you receive Equity Office common shares in the merger, you will receive the distributions payable to all holders of Equity Office common shares with a record date after the closing. Equity Office's current quarterly distributions are $0.42 per share per quarter. If you do not receive any Equity Office common shares in the merger, you will no longer receive dividends after the merger is completed.

Q: WHAT SHOULD I DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at your meeting. If you are a Cornerstone common stockholder, you should also send in your form of election as well as any share certificates.

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement, in the case of Cornerstone stockholders, and, in the case of Equity Office common shareholders, to approve the merger agreement and the merger. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your Equity Office common shares or shares of Cornerstone common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: If you are a Cornerstone common stockholder, you should complete and sign your form of election and return it and your Cornerstone common stock certificates to the exchange agent in accordance with the instructions in the form of election. If you do not send your form of election before the merger, or if you do not send your stock certificates to the exchange agent with your form of election, then following the merger, Equity Office will send to you written instructions for surrendering your stock certificates in order to receive the merger consideration. For shares held in "street name," your broker will provide you with instructions.

   If you are an Equity Office shareholder, you are not required to take any action regarding your Equity Office common or preferred share certificates.

Q: WHO CAN ANSWER MY QUESTIONS?

A: Equity Office Shareholders. Equity Office common shareholders who have more questions about the merger or desire additional copies of this joint proxy statement/prospectus or proxy cards should contact:

   Equity Office Properties Trust
   Two North Riverside Plaza,
   Suite 2100
   Chicago, Illinois 60606
   Attention: Diane Morefield
   Telephone: (312) 466-3286

   Cornerstone Stockholders. Cornerstone common and preferred stockholders who have more questions about the merger or desire additional copies of this joint proxy statement/prospectus, proxy cards or, in the case of holders of Cornerstone common stock, forms of election should contact:

   Cornerstone Properties Inc.
   Tower 56
   126 East 56th Street, 6th Floor
   New York, New York 10022
   Attention: Thomas P. Loftus
   Telephone: (212) 605-7131

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we refer, including the merger agreement. For more information about Equity Office and Cornerstone, see "Where You Can Find More Information" on page 90. Each item in this summary refers to the pages where that subject is discussed more fully.

THE COMPANIES

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
(312) 466-3300

     Equity Office is the nation's largest publicly held owner and operator of office properties, with a portfolio of 294 office buildings containing 77.0 million square feet in 23 states and the District of Columbia. Equity Office is an independent real estate company that manages all aspects of its operations internally. Equity Office owns all of its assets and conducts all of its operations through EOP Operating Limited Partnership.

     Equity Office is the sole general partner of, and owns the controlling interest in, EOP Partnership. Equity Office, through EOP Partnership, is engaged in acquiring, owning, operating and leasing office properties and parking facilities. Equity Office has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Equity Office, a Maryland real estate investment trust, was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

CORNERSTONE PROPERTIES INC.
126 East 56th Street
Tower 56
New York, New York 10022
(212) 605-7100

     Cornerstone is a self-administered equity REIT which owns, through subsidiaries, interests in 82 class A office buildings comprising approximately 18 million rentable square feet, a shopping center, a hotel and developable land. The Cornerstone properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets.

     In January 1998, Cornerstone converted its corporate structure into an umbrella limited partnership REIT. Under this structure, Cornerstone owns all of its properties and conducts all of its business through Cornerstone Properties Limited Partnership. Cornerstone is the sole general partner of, and owns the controlling interest in, Cornerstone Partnership.

THE EQUITY OFFICE SPECIAL MEETING; VOTE REQUIRED (SEE PAGE 19)

     The special meeting of Equity Office shareholders will be held at
          on           , at   :00 a.m., local time. At the special meeting,
holders of Equity Office common shares will be asked to vote to approve the merger agreement and the merger of Cornerstone into Equity Office. Adoption and approval of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the outstanding Equity Office common shares entitled to vote at the Equity Office special meeting. The vote of the holders of Equity Office's preferred shares is not required for approval of the merger agreement and the merger.

     You can vote at the special meeting of Equity Office common shareholders if
you owned Equity Office common shares at the close of business on           ,
2000.

EQUITY OFFICE VOTING AGREEMENTS (SEE PAGE 72)

     Each of Equity Office's trustees and executive officers, including their affiliates, have entered into voting agreements with Cornerstone under which they have agreed to vote all of their Equity Office shares in favor of the merger agreement and the merger, and against any alternative acquisition proposals. As of the record date for the Equity Office special meeting, the trustees and executive officers of Equity Office, including their affiliates, beneficially owned, excluding share options and EOP
Partnership units held by them,           Equity Office common shares,
representing approximately      % of the outstanding Equity Office common shares
entitled to be voted at the Equity Office special meeting. Accordingly, of the remaining outstanding Equity Office common shares held by
nonaffiliates, only      %, or           of such shares, must be voted in favor
of the merger agreement and the merger to satisfy the vote requirement for approval of the merger agreement and the merger by Equity Office common shareholders.

THE CORNERSTONE SPECIAL MEETING; VOTE REQUIRED (SEE PAGE 22)

     The special meeting of Cornerstone stockholders will be held at
          on           , at   :00 a.m., local time. At the special meeting,
holders of Cornerstone common stock and holders of Cornerstone preferred stock will be asked to consider and vote upon a proposal to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone common stock and at least two thirds of the outstanding shares of Cornerstone 7% cumulative convertible preferred stock.

     You can vote at the special meeting of Cornerstone stockholders if you owned Cornerstone common stock or Cornerstone preferred stock at the close of
business on           , 2000.

CORNERSTONE VOTING AGREEMENTS (SEE PAGE 72)

     Each of Cornerstone's directors and executive officers and Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschapelijke Belangen, or PGGM, Cornerstone's largest common stockholder, have entered into voting agreements under which they have agreed to vote all of their shares of Cornerstone common stock to approve the merger agreement and against any alternative acquisition proposals. As of the record date for the Cornerstone special meeting, the directors and executive officers of Cornerstone, including their affiliates, and PGGM beneficially owned, excluding stock options and
Cornerstone Partnership units held by them,           shares of Cornerstone
common stock, representing approximately      % of the outstanding shares of
Cornerstone common stock entitled to be voted at the Cornerstone special
meeting. Accordingly, of the           remaining outstanding shares of
Cornerstone common stock held by nonaffiliates, only      %, or           of
such shares, must be voted to approve the merger agreement to satisfy the vote requirement for approval of the merger agreement by Cornerstone common stockholders.

RECOMMENDATION OF EQUITY OFFICE BOARD
(SEE PAGE 29)

     The Equity Office board of trustees has determined that the merger is in the best interests of Equity Office and its shareholders, and recommends that Equity Office common shareholders vote to approve the merger agreement and the merger. Equity Office common shareholders should also refer to the reasons that the Equity Office board considered in determining whether to approve the merger agreement and the merger on pages 29 through 30.

RECOMMENDATION OF CORNERSTONE BOARD
(SEE PAGE 35)

     The Cornerstone board of directors has approved and adopted the merger agreement and recommends that Cornerstone stockholders vote FOR the approval of the merger agreement. Cornerstone stockholders should also refer to the reasons that the Cornerstone board considered in determining whether to approve and adopt the merger agreement on pages 35 through 37.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

EQUITY OFFICE (SEE PAGE 30)

     In deciding to adopt the merger agreement, the Equity Office board considered the oral opinion, delivered February 10, 2000, of its financial advisor, J.P. Morgan Securities Inc., that, as of that date, the exchange ratio and the consideration to be paid by Equity Office to holders of Cornerstone common stock and preferred stock in the merger, taken as a whole, was fair, from a financial point of view, to Equity Office. Such opinion was confirmed in writing on February 11, 2000. This opinion is attached as Annex B to this joint proxy statement/prospectus. WE ENCOURAGE EQUITY OFFICE SHAREHOLDERS TO READ THIS OPINION CAREFULLY.

CORNERSTONE (SEE PAGE 37)

     In deciding to approve and adopt the merger agreement, the Cornerstone Board considered the oral opinion, delivered February 10, 2000, of its financial advisor, Lazard Freres & Co. LLC, that, as of that date, the consideration to be received in the merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Such opinion was confirmed in writing on February 11, 2000. This opinion is attached as Annex C to this document. WE ENCOURAGE CORNERSTONE STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

MERGER FINANCING (SEE PAGE 45)

     Equity Office intends to finance the $1.1 billion cash portion of the purchase price to Cornerstone common stockholders by obtaining lines of credit, issuing unsecured notes and converting its existing line of credit to a term
loan. At           , 2000, Equity Office had unused borrowing capacity under its existing line of credit of approximately $776.5 million.

AMENDMENTS TO EQUITY OFFICE'S DECLARATION OF TRUST (SEE PAGE 53)

     As part of the merger, the Equity Office declaration of trust will be amended to add a limitation on the ownership by non-U.S. persons of Equity Office common shares and preferred shares issued in the future.

THE MERGER AGREEMENT (SEE PAGE 55)

     The merger agreement is attached at the back of this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement as it is the legal document that governs the merger.

     The merger agreement contemplates the following two-step transaction:

     - the partnership merger, whereby Cornerstone Partnership will merge into EOP Partnership and Cornerstone Partnership will cease to exist; followed by

     - the merger, whereby Cornerstone will merge into Equity Office and Cornerstone will cease to exist.

     - The merger will be completed immediately after the completion of the partnership merger.

     The diagram of the structure of the mergers is as follows:

     [DIAGRAM OF STRUCTURE OF THE PARTIES BEFORE THE MERGERS AND AFTER THE MERGERS]

CONDITIONS TO THE PARTNERSHIP MERGER AND THE MERGER (SEE PAGE 62)

     Before the partnership merger and the merger can be completed, a number of conditions must be satisfied. These include:

     - approval of the merger agreement and the merger by Equity Office common shareholders and approval of the merger agreement by the Cornerstone common and preferred stockholders;

     - approval of the merger agreement and the partnership merger by the holders of limited partner interests in Cornerstone Partnership and the holders of limited partner interests in EOP Partnership;

     - absence of any court order or law preventing the consummation of either the merger or the partnership merger;

     - delivery of tax opinions that the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code; and

     - other customary closing conditions.

     Where the law permits, Equity Office or Cornerstone could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Equity Office nor Cornerstone can waive (A) the requirement that shareholders adopt and approve the merger agreement and the merger, (B) a failure by the limited partners of EOP Partnership or Cornerstone Partnership to approve the merger agreement and the partnership merger or (C) any court order or law preventing consummation of the merger. Whether any of the conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the board of trustees of Equity Office or the board of directors of Cornerstone. If Equity Office or Cornerstone waived compliance with one or more of the conditions and the condition was deemed material to a vote of Equity Office shareholders and/or Cornerstone stockholders, Equity Office and/or Cornerstone would have to resolicit the approval by its stockholders before the closing of the merger.

     It is a condition to the consummation of the merger that Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, deliver opinions that the merger qualifies as a reorganization under the provisions of section 368(a) of the Code. This condition will not be waived.

TERMINATION OF THE MERGER AGREEMENT;
TERMINATION FEES (SEE PAGE 66)

     The merger agreement contains provisions addressing the circumstances under which Equity Office or Cornerstone may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Cornerstone may be required to pay to Equity Office a termination fee of $100 million.

ACCOUNTING TREATMENT (SEE PAGE 53)

     The merger will be treated as a purchase for financial accounting purposes.

CONFLICTS OF INTEREST OF CORNERSTONE DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 42)

     A number of directors and officers of Cornerstone have interests in the merger as employees and/or directors that are different from, or in addition to, yours as a Cornerstone stockholder. The Cornerstone board recognized these interests and determined that they did not affect the benefits of the merger to Cornerstone stockholders.

     If the merger takes place, William Wilson III, John S. Moody and Jan H.W.R. van der Vlist will become members of the Equity Office board of trustees. Also, indemnification arrangements in the merger agreement and directors' and officers' liability insurance for existing directors and officers of Cornerstone will be continued by Equity Office after the merger.

     In addition, if the merger takes place, options to purchase Cornerstone common stock held by Cornerstone's directors and officers will be automatically converted into options to acquire Equity Office common shares adjusted to account for the exchange ratio of 0.7009. Further, if the merger is completed and Cornerstone executives with whom Cornerstone has severance agreements are terminated under the circumstances described in "The Merger -- Interests of Cornerstone's Directors, Officers and Significant Stockholders in the Merger" on page 42, then such persons would be entitled to aggregate benefits, if the employment of all of these persons is terminated following completion of the merger, of approximately $34.7 million under such agreements. Upon the completion of the merger, outstanding unvested options to purchase an aggregate of 3,675,647 shares of Cornerstone common stock will become exercisable in full. Of these, Messrs. Wilson, Moody and the other Cornerstone executives with severance agreements held unvested options to purchase 3,177,476 shares of Cornerstone common stock at a per share weighted average exercise price of $16.48.

TRUSTEES OF EQUITY OFFICE FOLLOWING THE MERGER (SEE PAGE 41)

     The merger agreement provides that Messrs. Moody, Wilson and van der Vlist will become members of the board of trustees of Equity Office, with terms expiring in 2002, 2003 and 2003, respectively. In addition, Equity Office has agreed to renominate Mr. van der Vlist, or a replacement designated by PGGM and subject to the approval of Equity Office if such replacement is not an officer, director or employee of PGGM, to the board of trustees of Equity Office upon the expiration of his terms in 2003 and 2006, so long as PGGM and its affiliates continue to own in the aggregate 21,000,000 or more of the outstanding Equity Office common shares.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS
(SEE PAGE 74)

     The rights of holders of Cornerstone common stock are currently governed by Nevada law and Cornerstone's articles of incorporation and bylaws. Upon completion of the merger, the rights of former holders of Cornerstone common stock who receive Equity Office common shares in the merger will be governed by Maryland law and Equity Office's declaration of trust and bylaws.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

EQUITY OFFICE

     The following table sets forth selected consolidated and combined financial and operating information on a historical basis for Equity Office and its predecessors. The selected financial data has been derived from the historical consolidated or combined financial statements of Equity Office and its predecessors, audited by Ernst & Young LLP, independent auditors. The following information should be read in conjunction with the consolidated and combined financial statements and financial statement notes of Equity Office and its predecessors incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 90.

                                   EQUITY OFFICE PROPERTIES TRUST                 EQUITY OFFICE PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
  Rental, parking and
    other..................  $  1,919,056   $  1,658,420   $    406,713       $ 327,017      $  493,396   $  356,959
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total revenues....     1,942,243      1,679,699        412,968         339,104         508,124      371,457
                             ------------   ------------   ------------       ---------      ----------   ----------
Expenses:
  Interest.................       413,995        338,611         76,675          80,481         119,595      100,566
  Depreciation and
    amortization...........       358,989        305,982         70,346          66,034          96,237       74,156
  Property operating and
    ground rent(1).........       669,763        600,367        155,679         127,285         201,067      151,488
  General and
    administrative.........        80,927         63,564         17,690          17,201          23,145       21,987
  Provision for value
    impairment.............            --             --             --              --              --       20,248
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total expenses....     1,523,674      1,308,524        320,390         291,001         440,044      368,445
                             ------------   ------------   ------------       ---------      ----------   ----------
Income before allocation to
  minority interests,
  income from investment in
  unconsolidated joint
  ventures, net gain/(loss)
  on sales of real estate
  and extraordinary
  items....................       418,569        371,175         92,578          48,103          68,080        3,012
Minority interests.........       (50,153)       (38,340)        (7,799)           (912)         (2,086)      (2,129)
Income from investment in
  unconsolidated joint
  ventures.................        13,824         11,267          3,173           1,982           2,093        2,305
Net gain/(loss) on sales of
  real estate and
  extraordinary items......        49,113          4,927        (16,240)         12,236           5,338       31,271
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income.................       431,353        349,029         71,712          61,409          73,425       34,459
Put option settlement......        (5,658)            --             --              --              --           --
Preferred distributions....       (43,603)       (32,202)          (649)             --              --           --
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income available for
  common shares............  $    382,092   $    316,827   $     71,063       $  61,409      $   73,425   $   34,459
                             ============   ============   ============       =========      ==========   ==========
Net income available per
  weighted average common
  share
  outstanding -- basic.....  $       1.49   $       1.25   $       0.44
                             ============   ============   ============

                                   EQUITY OFFICE PROPERTIES TRUST                 EQUITY OFFICE PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income available per
  weighted average common
  share
  outstanding -- diluted...  $       1.48   $       1.24   $       0.43
                             ============   ============   ============
Weighted average common
  shares
  outstanding -- basic.....   256,045,895    253,167,037    162,591,477
                             ============   ============   ============
Weighted average common
  shares
  outstanding -- diluted...   291,157,204    283,974,532    180,014,027
                             ============   ============   ============
BALANCE SHEET DATA (at end
  of period):
  Investment in real
    estate, net of
    accumulated
    depreciation...........  $ 12,572,153   $ 13,331,560   $ 10,976,319              --      $3,291,815   $2,393,403
  Total assets.............  $ 14,046,058   $ 14,261,291   $ 11,751,672              --      $3,912,565   $2,650,890
  Mortgage debt, unsecured
    notes and lines of
    credit.................  $  5,851,918   $  6,025,405   $  4,284,317              --      $1,964,892   $1,434,827
  Total liabilities........  $  6,336,531   $  6,472,613   $  4,591,697              --      $2,174,483   $1,529,334
  Minority interests.......  $    883,454   $    737,715   $    754,818              --      $   11,080   $   31,587
  Preferred shares.........  $    615,000   $    615,000   $    200,000              --              --           --
  Shareholders' equity/
    Owners' equity.........  $  6,211,073   $  6,435,963   $  6,205,157              --      $1,727,002   $1,089,969
OTHER DATA:
  General and
    administrative expenses
    as a percentage of
    total revenues.........           4.2%           3.8%           4.3%            5.1%            4.6%         5.9%
  Number of office
    properties.............           294            284            258              --              84           73
  Net rentable square feet
    of office properties
    (in millions)..........          77.0           75.1           65.3              --            29.2         23.1
  Occupancy of office
    properties.............            94%            95%            94%             --              90%          86%
  Number of parking
    facilities.............            20             19             17              --              10            3
  Number of spaces at
    parking facilities.....        20,506         18,059         16,749              --           7,321        3,323
  Funds from
    Operations(2)..........  $    748,983   $    662,585   $    163,253       $ 113,022      $  160,460   $   96,104
                             ============   ============   ============       =========      ==========   ==========
  Property net operating
    income(3)..............  $  1,256,180   $  1,065,714   $    253,418       $ 202,108      $  294,556   $  206,341
                             ============   ============   ============       =========      ==========   ==========
  Earnings before interest,
    taxes, depreciation,
    and amortization(4)....  $  1,228,913   $  1,049,577   $    242,969       $ 197,489      $  286,128   $  200,438
                             ============   ============   ============       =========      ==========   ==========
  Cash flow provided by
    operating activities...  $    720,711   $    759,151   $    190,754       $  95,960      $  165,975   $   93,878
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    investing activities...  $    (67,138)  $ (2,231,712)  $ (1,592,272)      $(571,068)     $ (924,227)  $ (380,615)
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    provided by financing
    activities.............  $   (718,315)  $  1,310,788   $  1,630,346       $ 245,851      $1,057,551   $  276,513
                             ============   ============   ============       =========      ==========   ==========

---------------
(1) Property operating expenses includes real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Equity Office believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides investors with an indication of the ability of Equity Office to incur and service debt, to make capital expenditures and to fund other cash needs. Equity Office computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Equity Office's liquidity, nor is it indicative of funds available to fund Equity Office's cash needs, including its ability to make cash distributions.

(3) Property net operating income is defined as rental income including tenant reimbursements, parking and other income less property operating expenses including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4) Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, taxes, depreciation and amortization, minority interest allocation to EOP Partnership, net gain/(loss) on sales of real estate, gains/losses from extraordinary items and income from investment in unconsolidated joint ventures plus Equity Office's share of the earnings before interest, taxes, depreciation and amortization for the unconsolidated joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because Equity Office believes this data is used by some investors to evaluate Equity Office's ability to meet debt service requirements. Equity Office considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Equity Office's long-lived assets and because this data can be used to measure Equity Office's ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Equity Office may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Equity Office. Investors are cautioned that these excluded items are significant components in understanding and assessing Equity Office's financial performance.

CORNERSTONE

     The following table sets forth selected consolidated financial and operating information on a historical basis for Cornerstone. The selected financial data has been derived from the historical consolidated financial statements of Cornerstone audited by PricewaterhouseCoopers LLP, independent accountants. The following information should be read in conjunction with the consolidated financial statements and financial statement notes of Cornerstone incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 90.

                                    1999          1998          1997         1996        1995
                                 ----------    ----------    ----------    --------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Real estate investments before
  accumulated depreciation.....  $3,951,465    $4,262,136    $1,947,272    $799,662    $ 706,988
Total assets...................   4,170,228     4,281,984     2,051,481     766,180      586,089
Long-term debt.................   1,448,331     1,532,474       706,178     400,142      369,600
Credit facility................     329,000       465,000       187,000          --           --
Total liabilities..............   1,890,636     2,138,309       940,062     442,375      403,927
Redeemable preferred stock.....  $       --    $       --    $       --    $162,743    $      --
OPERATING DATA:
Revenues.......................  $  617,448    $  359,486    $  173,911    $116,908    $  92,387
Expenses.......................     465,675       262,173       134,041     106,646       90,427
Gain (loss) on sale of real
  estate assets................     131,034        (2,076)           --          --           --
Minority interest..............      40,737         7,469         2,368       1,519        3,417
Gain (loss) on interest rate
  swap.........................          --            --            99       4,278       (7,672)
Cumulative effect of a change
  in accounting principle......        (630)           --            --          --           --
Extraordinary loss.............      10,787         4,303            54       3,925        4,445
Net income (loss)..............  $  230,653    $   83,465    $   37,547    $  9,096    $ (13,574)
Net income per common share,
  Basic........................  $     1.76    $     0.80    $     0.63    $   0.19    $   (0.94)
Net income per common share,
  Diluted......................  $     1.74    $     0.80    $     0.63    $   0.19    $   (0.94)
Dividends declared per common
  share........................  $     0.90    $     1.50    $     1.04    $   1.20    $    1.16
OTHER DATA:
Cash Flow from:
  Operations...................  $  223,505    $  182,797    $   65,922    $ 34,522    $  20,036
  Investing....................      52,488      (823,082)     (462,837)    (57,259)    (135,527)
  Financing....................    (318,183)      677,424       306,842     129,800      110,725
  Funds From Operations(1).....  $  242,426    $  155,915    $   68,308    $ 34,719    $  21,424

---------------
(1) Funds from Operations is a calculation which is defined by NAREIT and is not indicative of either net income or cash flow from operations as calculated in accordance with GAAP as a measure of performance or liquidity.

EQUIVALENT PER SHARE DATA

     We have summarized below the per share information for our respective companies on an historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined summary amounts are based on the purchase method of accounting. The Cornerstone per share pro forma combined equivalents are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.7009. Cornerstone stockholders who receive Equity Office common shares in the merger will receive 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock. You should note that in 1999, Cornerstone declared distributions equal to $.90 per share of Cornerstone common stock, but paid distributions equal to $1.20 per share of Cornerstone common stock during such period.

     The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See "Where You Can Find More Information" on page 90.

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
                                                              BASIC     DILUTED
                                                              ------    --------
NET INCOME PER COMMON SHARE(1):
  Equity Office.............................................  $1.49      $1.48
  Cornerstone...............................................  $1.76      $1.74
  Equity Office and Cornerstone pro forma combined before
     extraordinary items and cumulative effect of a change
     in accounting principle................................  $1.81      $1.81
  Cornerstone pro forma combined equivalent.................  $1.27      $1.27

---------------
(1) The net income per common share amounts include the gain on sales of real estate in 1999 for Equity Office and Cornerstone. Such gains can fluctuate substantially from year to year. Therefore, the following table reflects net income per share before extraordinary items, cumulative effect of a change in accounting principle and the gains on sales of real estate for Equity Office and Cornerstone:

                                                              BASIC    DILUTED
                                                              -----    -------
NET INCOME BEFORE EXTRAORDINARY ITEMS, CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE AND GAIN ON SALES OF REAL
  ESTATE PER COMMON SHARE:
  Equity Office.............................................  $1.32     $1.31
  Cornerstone...............................................  $0.96     $0.96
  Equity Office and Cornerstone pro forma combined..........  $1.28     $1.28
  Cornerstone pro forma combined equivalent.................  $0.89     $0.89

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 1999
                                                                ------------------
CASH DISTRIBUTIONS DECLARED PER COMMON SHARE:
  Equity Office.............................................          $ 1.58
  Cornerstone...............................................          $ 0.90
  Equity Office and Cornerstone pro forma combined..........          $ 1.58
  Cornerstone pro forma combined equivalent.................          $ 1.11
SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE (END OF
  PERIOD):
  Equity Office.............................................          $24.69
  Cornerstone...............................................          $14.87
  Equity Office and Cornerstone pro forma combined..........          $24.87
  Cornerstone pro forma combined equivalent.................          $17.43

MARKET PRICES OF COMMON SHARES

     The following table sets forth the price per share of Equity Office common shares and Cornerstone common stock based on the last reported sale prices per share on the NYSE on February 10, 2000, the last trading day prior to the public
announcement of the execution of the merger agreement, and on                ,
2000, the most recent date for which prices are available prior to mailing this joint proxy statement/prospectus.

                                                                       PRICE PER SHARE
                                                                                       CORNERSTONE PRO
                                                     EQUITY OFFICE    CORNERSTONE    FORMA EQUIVALENT(1)
                                                     -------------    -----------    -------------------
February 10, 2000..................................    $25.6875         $14.875            $18.00
               , 2000(2)...........................    $                $                  $

---------------
(1) Computed by multiplying the average Equity Office common share closing price for the ten business days ended February 4, 2000 by the 0.7009 exchange ratio.

(2) The average last reported sale price per Equity Office common share for the
    five trading days preceding                , 2000 was $               . The
    Cornerstone pro forma equivalent, based on such five trading days, would be
    $        .

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth the summary unaudited pro forma combined financial data for Equity Office and Cornerstone as a combined entity, giving effect to the merger as if it had occurred on the dates indicated herein and after giving effect to the pro forma adjustments. The unaudited pro forma combined operating data are presented as if the merger had been consummated on January 1, 1999. The unaudited pro forma combined balance sheet data at December 31, 1999 is presented as if the merger had occurred on December 31, 1999. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

     The pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and financial statement notes of Equity Office and of Cornerstone incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of Equity Office and Cornerstone would have been for the period presented, nor does such data purport to represent the results of future periods. See "Equity Office Properties Trust Pro Forma Condensed Combined Financial Statements" on page F-1.

                                                                          PRO FORMA
                                                                     FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1999
                                                              ---------------------------------
                                                                   (AMOUNTS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue:
  Rental....................................................            $  1,954,581
  Tenant reimbursements.....................................                 402,743
  Parking...................................................                 139,547
  Other.....................................................                  38,028
  Fee income................................................                  11,616
  Interest/dividends........................................                  18,459
                                                                        ------------
          Total revenues....................................               2,564,974
                                                                        ------------
Expenses:
  Interest:
     Expense incurred.......................................                 639,390
     Amortization of deferred financing costs...............                  10,366
  Depreciation..............................................                 444,032
  Amortization..............................................                  14,545
  Real estate taxes.........................................                 315,332
  Insurance.................................................                  13,137
  Repairs and maintenance...................................                 284,358
  Property operating........................................                 252,826
  Ground rent...............................................                   8,294
  General and administrative................................                  88,933
                                                                        ------------
          Total expenses....................................               2,071,213
                                                                        ------------
Income before allocation to minority interests, income from
  investment in unconsolidated joint ventures and net gain
  on sales of real estate...................................                 493,761

                                                                          PRO FORMA
                                                                     FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1999
                                                              ---------------------------------
                                                                   (AMOUNTS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
Minority interests:
  EOP Partnership...........................................                 (87,698)
  Partially owned properties................................                  (7,736)
Income from investment in unconsolidated joint ventures.....                  14,546
Net gain on sales of real estate............................                 190,695
                                                                        ------------
Net income from continuing operations.......................                 603,568
Preferred distributions.....................................                 (43,603)
Put option settlement.......................................                  (5,658)
                                                                        ------------
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle available for common shares.....................            $    554,307
                                                                        ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average common share
  outstanding -- basic......................................            $       1.81
                                                                        ============
Weighted average common shares outstanding -- basic.........             305,424,355
                                                                        ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average common share
  outstanding -- diluted....................................            $       1.81
                                                                        ============
Weighted average common shares outstanding -- diluted.......             353,945,132
                                                                        ============
BALANCE SHEET DATA (AT END OF PERIOD):
  Investment in real estate net of accumulated
     depreciation...........................................            $ 16,905,340
                                                                        ============
  Total Assets..............................................            $ 18,715,593
                                                                        ============
  Total Debt................................................            $  8,773,144
                                                                        ============
  Total Liabilities.........................................            $  9,371,062
                                                                        ============
  Minority Interests........................................            $  1,245,604
                                                                        ============
  Shareholders' Equity......................................            $  8,098,927
                                                                        ============

                                  RISK FACTORS

     In addition to the risks relating to the businesses of Equity Office and Cornerstone, which are incorporated by reference in this joint proxy statement/prospectus from other SEC filings, and the other information included in this document, including the matters addressed in "A Warning About Forward-Looking Statements," you should carefully consider the following risk factors relating to the merger in determining whether or not to vote in favor of the approval of the merger agreement and the merger.

CORNERSTONE COMMON STOCKHOLDERS MAY RECEIVE EQUITY OFFICE COMMON SHARES IN THE MERGER WITH A VALUE OF LESS THAN $18.00 PER SHARE

     There can be no assurance that any Equity Office common shares you receive in the merger will have a value, or trade at a price, equal to $18.00, the cash price, on a per share equivalent basis at the time of the merger. The market price of the Equity Office common shares at the time of the merger may vary significantly from the expected prices on the date of execution of the merger agreement or from the prices in effect on either the date of this joint proxy statement/prospectus or the date of the Equity Office and Cornerstone special meetings. These variances may arise due to, among other things, changes in the business, operations and prospects of Equity Office, market assessments of the likelihood that the merger will be completed, and interest rates, general market and economic conditions and other factors. It should be noted that during the
12-month period ending on             , 2000, the most recent date practicable,
the closing per share price of Equity Office common shares varied from a low of
$     to a high of $
and ended that period at $     . Historical trading markets are not necessarily
indicative of future performance.

     The exchange ratio for shares of Cornerstone common stock to be converted into Equity Office common shares in the merger was fixed at the time of the signing of the merger agreement and is not subject to adjustment based on changes in the trading price of Equity Office common shares or Cornerstone common stock before the closing of the merger. Accordingly, the market value of any Equity Office common shares that Cornerstone common stockholders receive in the merger will depend on the market value of Equity Office common shares at the time of completion of the merger.

THE DIRECTORS AND OFFICERS OF CORNERSTONE MAY HAVE INTERESTS IN THE COMPLETION OF THE MERGER THAT ARE DIFFERENT FROM THE INTERESTS OF CORNERSTONE'S STOCKHOLDERS

     In considering the recommendation of the Cornerstone board with respect to the merger, Cornerstone stockholders should be aware that, as described below, the Cornerstone directors and officers described below and PGGM have interests in the merger that differ from, or are in addition to, the interests of stockholders generally.

     Trustees of Equity Office After the Merger. Following the merger, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone, John S. Moody, Jan H.W.R. van der Vlist and William Wilson III, will become trustees of Equity Office, with their terms expiring in 2002, 2003 and 2003, respectively. Under the terms of the merger agreement, Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 or more of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for re-election in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 or more of the issued and outstanding Equity Office shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or re-election as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.

     Equity-Based Awards. Under Cornerstone's incentive stock plans, an aggregate of 89,113 unvested shares of restricted common stock previously awarded to the executives who are parties to the retention agreements described below will vest in full upon the merger and will be converted into cash or common shares of Equity Office according to the terms of the merger agreement. In addition, unvested options to purchase an aggregate of 3,177,476 shares of Cornerstone common stock previously awarded to such executives will vest in full upon the merger, and each option may be surrendered by the holder of the option to Equity Office for cash equal to the difference between $18.00 per share and the exercise price of the option or exchanged for options to purchase common shares of Equity Office according to the terms of the merger agreement. Cornerstone and Equity Office have agreed that the merger will constitute a change in control for purposes of all applicable Cornerstone benefit and compensation plans, including the Cornerstone 1998 Long Term Incentive Plan and all stock option and restricted stock agreements provided under the terms of such plans.

     Mr. Moody has agreed with Cornerstone to waive the acceleration of his unvested restricted stock and unvested stock options.

     Moody Agreement. Cornerstone has entered into a contract with Mr. Moody whereby amounts are accrued under an unfunded arrangement to pay Mr. Moody a supplemental pension. Under the contract, his supplemental pension account was established with a credit of $250,000 as of July 1, 1995, and Cornerstone is obligated to credit the account in the amount of $60,000 each subsequent July 1 during the continuance of Mr. Moody's employment.

     The account is also credited with any deemed income, gains or losses which would be attributable to a corresponding investment of an equal cash amount in such investment as Cornerstone, taking into account Mr. Moody's views, shall deem the account to be invested. Payment of Mr. Moody's supplemental pension account is to be made in a lump sum as of the date Mr. Moody terminates his employment. However, if his employment is terminated for cause, Mr. Moody will forfeit the account and no payment will be made. The contract also provides that, outside of a change in control context, if Mr. Moody's employment terminates for a reason other than cause, an additional credit of $60,000 (or less, if Mr. Moody resigns without good reason) will be made to the account. Following a change in control, in the event Mr. Moody's employment is terminated by Cornerstone other than for cause, or if he resigns for good reason, Cornerstone is obligated to credit his supplemental pension account with an amount equal to $60,000 times the number of years, including fractional portions of a year, remaining between his age on the date his employment ceases and age 60.

     Retention Agreements. Cornerstone has entered into retention agreements with some of its officers to address the terms and conditions of their employment in the event of a change in control. A "change in control" is generally said to occur when: (a) any person becomes the owner of 25% or more of Cornerstone's voting securities; (b) directors who constitute the Cornerstone board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least three quarters of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority; (c) a merger, consolidation or reorganization in which Cornerstone's voting securities do not continue to represent at least 50% of the surviving entity; or (d) a reorganization, liquidation, or sale of all or substantially all of Cornerstone's assets.

     In the event of termination of employment by Cornerstone without cause, or by the employee for good reason, within two years following a change in control, Cornerstone will make a lump sum payment of: (a) the pro rata portion of the annual bonus for the year termination occurred, calculated on the basis of the target bonus and on the assumption that all performance goals have been or will be achieved; and (b) three times annual compensation in the case of Messrs. Wilson and Moody and H. Lee Van Boven and Rodney C. Dimock, and two times annual compensation in the case of all other officers. Annual compensation is generally defined as the salary in effect immediately before termination or change in control, plus the highest of the target annual bonus for the termination year or the average of the three annual bonuses paid immediately prior to the termination or the change in control.

     An officer may be terminated for "cause" if he or she is convicted of a felony, reveals confidential information about Cornerstone or refuses to substantially perform his duties. An officer can terminate for "good reason" if Cornerstone reduces his salary or bonus target, reduces the value of employee benefits materially, relocates his office more then 25 miles from the present location, detrimentally alters his title or position, fails to get a successor to agree to assume the obligations under the retention agreement or materially breaches any provision of the agreement.

     In addition, the officer and his eligible dependents will continue to be eligible to participate during the benefit continuation period in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to him immediately before his or her termination of employment, on the same terms and conditions in effect immediately before such termination. "Benefit continuation period" means the period beginning on the day of termination and ending on the earlier to occur of: (a) the third anniversary of the date of termination in the case of Messrs. Wilson, Moody, Van Boven and Dimock and the second anniversary of the date of termination in the case of all other officers; and (b) the date that the officer is eligible and elects coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the officer and his dependents.

     If the payments to an officer under the retention agreement constitute "parachute payments," as defined in Section 280G of the Internal Revenue Code, and the officer would receive more value after taxes if the payments to be made to the officer were capped at three times the "base amount" less $1.00, then the payments will be reduced to that amount.

     Equity Office has agreed to assume and to perform Cornerstone's obligations under the retention agreements in the same manner and to the same extent that Cornerstone would be required to perform such obligations if the merger had not taken place. The parties have agreed that the merger will be a "change in control" for purposes of the retention agreements.

     Mr. Moody has agreed to waive any rights to payment of the lump sum payment and to the continuation of benefits under his retention agreement in consideration of Cornerstone's payment to Mr. Moody upon completion of the merger, in recognition of his past service to Cornerstone, of $7.3 million or, if the merger is completed on or after July 1, 2000, $6.8 million. Messrs. Van Boven and Dimock have each agreed to waive the payment of $1.0 million, and R. Matthew Moran has agreed to waive the payment of $500,000, of the lump sum payment otherwise payable to each of them in the event of the termination of their employment other than for cause after the merger.

     Noncompetition Agreements. Each of Messrs. Moody, Van Boven, Dimock and Moran have agreed to enter into noncompetition agreements with Equity Office that will restrict their ability to engage in business activities that are competitive with those of Equity Office after the merger. In order to induce Messrs. Moody, Van Boven, Dimock and Moran to enter into such agreements, Equity Office will pay $5.0 million to Mr. Moody, $1.0 million to each of Messrs. Van Boven and Dimock and $500,000 to Mr. Moran upon the completion of the merger.

     Escrowed Units. In connection with the acquisition of William Wilson & Associates in December 1998, an aggregate of 387,137 partnership units issued by the Cornerstone Partnership that would have been distributable to the general partners or managers of the four Wilson-sponsored opportunity funds acquired by Cornerstone in the transaction were placed in escrow pursuant to an agreement with certain investors in the opportunity funds. These units would have been distributed to these general partners and managers under the governing instruments of the opportunity funds if the units were valued at $17.25 per unit, the agreed-upon value of the Cornerstone shares and units issued in the Wilson transaction. The units were placed in escrow pending a determination of their value during the one-year period beginning on the date the units were released from the lockup provisions applicable to the units issued in the Wilson acquisition. Mr. Wilson and other executives of Cornerstone indirectly beneficially own in the aggregate 319,369 of such escrowed units.

FAILURE OF CORNERSTONE STOCKHOLDERS TO APPROVE THE MERGER AGREEMENT MAY REQUIRE, UNDER LIMITED CIRCUMSTANCES, CORNERSTONE TO PAY TERMINATION FEES AND MAY RESULT IN A DECREASE IN THE MARKET PRICE OF CORNERSTONE COMMON STOCK

     If the Cornerstone common and preferred stockholders fail to approve the merger agreement, or if the merger is not completed for any reason, Cornerstone may be subject to material risks, including the risk that, under limited circumstances, Cornerstone and Cornerstone Partnership pay up to $100 million in termination fees and expenses to EOP Partnership, which could lead to a possible decline in the market price of Cornerstone common stock to the extent current market prices reflect a market assumption that the merger will be completed. For a more detailed discussion on termination fees and expenses, see "The Merger Agreement -- Termination of the Merger Agreement -- Expenses; Termination Fee" on page 67.

     If, following termination of the merger agreement, the Cornerstone board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than would be provided by Equity Office in the merger. Under the terms of the merger agreement, before the termination of the merger agreement, Cornerstone is not permitted to:

     - invite, initiate, solicit or encourage any alternative acquisition proposal;

     - except in circumstances expressly permitted under the merger agreement, engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

     - enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal; or

     - publicly propose to agree to do any of the foregoing or otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal. See "The Merger Agreement -- No Solicitation by Cornerstone" on page 64.

IF THE AGGREGATE FAIR MARKET VALUE OF THE EQUITY OFFICE COMMON SHARES TO BE ISSUED IN THE MERGER DOES NOT REPRESENT AT LEAST 40% OF THE MERGER CONSIDERATION AT THE TIME OF THE CLOSING OF THE MERGER, LEGAL OPINIONS REQUIRED TO BE DELIVERED FOR THE MERGER TO BE COMPLETED COULD NOT BE DELIVERED, IN WHICH CASE THE MERGER WOULD NOT BE COMPLETED AND THE MARKET PRICE OF CORNERSTONE COMMON STOCK COULD DECLINE AS A RESULT

     It is a condition to the consummation of the merger that Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, deliver opinions to Equity Office and Cornerstone, respectively, that the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code. The required tax opinions will not be delivered, and the merger will not be consummated, unless the aggregate fair market value of the Equity Office common shares issued in the merger represents at least 40% of the aggregate value of the total consideration issued by Equity Office in the merger, as of the closing of the merger and taking into account any cash paid for fractional Equity Office
common shares. For example, if the merger had occurred on             , 2000,
then based on the trading price of Equity Office common shares on that date and the number of shares of Cornerstone common stock issued and outstanding on that date, assuming that no holders of Cornerstone Partnership units had converted their units into Cornerstone common stock immediately before the merger, the aggregate fair market value of the Equity Office common shares that would have
been issued in the merger would represent approximately      % of the value of
the total consideration paid by Equity Office in the merger. There is no guarantee, however, that the trading price of the Equity Office common shares will be high enough at the scheduled closing of the merger to allow counsel to render the required tax opinions and the merger to be completed.

EQUITY OFFICE AND CORNERSTONE MAY NOT BE SUCCESSFULLY INTEGRATED AND INTENDED BENEFITS OF THE MERGER MAY NOT BE REALIZED, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF EQUITY OFFICE COMMON SHARES AFTER COMPLETION OF THE MERGER

     The completion of the merger poses risks for the ongoing operations of Equity Office, including that:

     - following the merger, Equity Office may not achieve the expected costs savings and operating efficiencies;

     - the Cornerstone portfolio may not perform as well as Equity Office anticipates;

     - Equity Office may experience difficulties and incur expenses associated with the assimilation and retention of Cornerstone non-executive employees; and

     - Equity Office may not effectively integrate Cornerstone's operations.

     If Equity Office fails to successfully integrate Cornerstone and/or fails to realize intended benefits of the merger due to any of the foregoing reasons, the market price of Equity Office common shares could decline from its market price at the time of completion of the merger.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Equity Office and Cornerstone have each made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Equity Office and Cornerstone. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect the future financial results of Equity Office and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this joint proxy statement/prospectus include, among others, the factors discussed under the caption "Risk Factors" on page 13, changes of a macroeconomic nature, including changes in the economic conditions affecting industries in which Equity Office's principal tenants compete, the ability to timely lease or re-lease square footage at current or anticipated rents, the ability to achieve economies of scale over time, the demand for tenant services beyond those traditionally provided by landlords, changes in interest rates, changes in operating costs, future demand for Equity Office's debt and equity securities and the ability to complete current and future development projects on time and on schedule.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Equity Office following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Equity Office's and Cornerstone's ability to control or predict. For those statements, Equity Office and Cornerstone claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                       THE EQUITY OFFICE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE EQUITY OFFICE SPECIAL MEETING

     The special meeting of the Equity Office common shareholders is scheduled
to be held on             , 2000, at           a.m., local time, at
               . It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to adopt and approve the merger agreement and the merger of Cornerstone into Equity Office under the merger agreement. The Equity Office common shareholders also might be asked to vote upon a proposal to adjourn the Equity Office special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to adopt and approve the merger agreement. As part of the merger, the Equity Office declaration of trust will be amended to add a limitation on the ownership by non-U.S. persons of Equity Office common shares and preferred shares issued in the future.

WHO CAN VOTE

     You are entitled to vote your Equity Office common shares if our records showed that you held your Equity Office common shares as of the close of
business on             , 2000. At the close of business on that date, a total
of                Equity Office common shares were outstanding and entitled to vote. Each Equity Office common share has one vote. The enclosed proxy card shows the number of Equity Office common shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

VOTING BY PROXY HOLDERS

     If your Equity Office common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your common shares voted. If you hold your Equity Office common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Equity Office common shares by using the toll-free telephone number, the Internet website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Equity Office common shares in accordance with those instructions. If you give us a proxy without giving specific voting instructions, your Equity Office common shares will be voted by the proxy holder as recommended by our board of trustees.

VOTE BY TELEPHONE

     You can vote your Equity Office common shares by telephone by dialing the toll-free telephone number, at no cost to you, printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. Eastern Time, on
            ,             , 2000. Easy-to-follow voice prompts allow you to vote
your Equity Office common shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card. If you are located outside the U.S. and Canada, you should use the collect calling option printed on your proxy card.

VOTE BY INTERNET

     You can also choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a
day until 3:00 p.m., Eastern Time on             ,             , 2000. As with
telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

VOTE BY MAIL

     If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it to EquiServe in the postage-paid envelope provided.

REQUIRED VOTE

     Adoption and approval of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the outstanding Equity Office common shares entitled to vote at the Equity Office special meeting. The vote of the holders of Equity Office's preferred shares is not required for adoption and approval of the merger agreement and the merger.

VOTING ON OTHER MATTERS

     We are not now aware of any other matters to be presented at the special meeting except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Equity Office common shares. If the meeting is adjourned or postponed, your Equity Office common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before such date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS

     To revoke your proxy instructions, you must (a) so advise our secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, IL 60606 in writing received before your Equity Office common shares have been voted by the proxy holder at the meeting, (b) deliver to our secretary before the date of the meeting later proxy instructions, or (c) attend the meeting and vote your Equity Office common shares in person.

HOW VOTES ARE COUNTED

     The special meeting will be held if a majority of the outstanding Equity Office common shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Equity Office common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Equity Office common shares through a broker, bank or other nominee, the nominee may only vote the Equity Office common shares which it holds for you in accordance with your instructions. If it has not received your instructions by the 10th day prior to the meeting, the nominee may not vote on the merger agreement and the merger, which would result in a "broker non-vote" on the merger agreement and the merger. Broker non-votes count for quorum purposes, but abstentions and broker non-votes will have the same effect as a negative vote on matters presented at the special meeting.

COST OF THIS PROXY SOLICITATION

     Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our employees will solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

ATTENDING THE EQUITY OFFICE SPECIAL MEETING

     If you are a holder of record of Equity Office common shares and you plan to attend the Equity Office special meeting, please indicate this when you vote. If you are a beneficial owner of Equity Office common shares held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Equity Office common shares held in street name, you will have to get a proxy in your name from the registered holder.

LIST OF EQUITY OFFICE COMMON SHAREHOLDERS

     A list of Equity Office common shareholders entitled to vote at the Equity Office special meeting will be available at the Equity Office special meeting and for ten days before the meeting between the hours of 8:45 a.m. and 4:30 p.m., Central Time, at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, by contacting Stanley M. Stevens, the secretary of Equity Office.

                        THE CORNERSTONE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE CORNERSTONE SPECIAL MEETING

     The special meeting of the Cornerstone stockholders is scheduled to be held
on             , 2000, at      a.m., local time, at           . It may be
adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement. The Cornerstone stockholders also might be asked to vote upon a proposal to adjourn the Cornerstone special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger agreement.

WHO CAN VOTE

     You are entitled to vote your shares of Cornerstone common stock and Cornerstone 7% cumulative convertible preferred stock if our records showed that
you held your shares as of the close of business on             , 2000. At the
close of business on that date, a total of                shares of Cornerstone
common stock and 3,030,303 shares of Cornerstone 7% cumulative convertible preferred stock were outstanding and entitled to vote, respectively. Each share of Cornerstone common and preferred stock has one vote. The Cornerstone preferred stock will vote separately as a class on the merger agreement. The enclosed proxy card shows the number of shares of Cornerstone common stock or Cornerstone preferred stock which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

VOTING BY PROXY HOLDERS

     If your shares of Cornerstone stock are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your common shares voted. If you hold your shares of Cornerstone stock in your name as a holder of record, you may instruct the proxy holders how to vote your shares of Cornerstone stock by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your shares of Cornerstone common stock in accordance with those instructions. If you give us a proxy without giving specific voting instructions, your shares of Cornerstone common stock will be voted by the proxy holder as recommended by our board of directors.

VOTING AND ELECTION PROCEDURES

     Proxy cards.  To vote, simply mark your proxy card, sign and date it, and
return it to                in the postage-paid envelope provided. FOR HOLDERS
OF SHARES OF CORNERSTONE COMMON STOCK IN GERMANY: IN THE EVENT THE BANK HOLDING YOUR CORNERSTONE COMMON STOCK HAS NOT PROVIDED YOU WITH A RETURN ENVELOPE, PLEASE RETURN YOUR PROXY DIRECTLY TO YOUR DEPOSITORY BANK.

     Forms of Election for Holders of Cornerstone Common Stock. In addition to a proxy card, a form of election will be mailed to each holder of Cornerstone common stock. In order to be effective, a form of election must be properly completed, signed and submitted to the exchange agent listed in the instructions
to the form of election by the close of business on             , 2000. The form
of election must be accompanied by the certificates representing the shares of Cornerstone common stock as to which the election is made, or by an appropriate guarantee of delivery of such certificates. If a Cornerstone stockholder does not submit a properly completed form of election which is received by the
exchange agent before             , 2000 at the address provided in the
instructions to the form of election, or if such Cornerstone stockholder does not include the certificates representing the shares of Cornerstone common stock as to which the election is made or an appropriate guarantee of delivery of such certificates, then such Cornerstone stockholder will be deemed not to have made an election.

     If a Cornerstone stockholder properly completes, signs and submits a form of election to the exchange agent with such stockholder's certificates representing the shares of Cornerstone common stock as to which such election is made, or with an appropriate guarantee of delivery of such certificates, and the merger is completed, each share of Cornerstone common stock covered by such form of election will be exchanged for the merger consideration as indicated on the form of election and in accordance with the merger agreement.

     EQUITY OFFICE AND CORNERSTONE INTEND TO COMPLETE THE MERGER IMMEDIATELY AFTER THE SPECIAL MEETINGS. SUCH COMPLETION, HOWEVER, COULD BE DELAYED BY EQUITY OFFICE AND CORNERSTONE IN ORDER THAT OTHER CLOSING CONDITIONS CAN BE SATISFIED. ACCORDINGLY, ONCE A FORM OF ELECTION HAS BEEN DELIVERED TOGETHER WITH CERTIFICATES OR APPROPRIATE GUARANTEES OF DELIVERY THEREFOR, A CORNERSTONE STOCKHOLDER WILL BE UNABLE TO SELL, OR OTHERWISE TRANSFER, SUCH STOCKHOLDER'S SHARES FOR AN INDEFINITE PERIOD OF TIME.

REQUIRED VOTE

     Approval of the merger agreement requires the affirmative vote of (a) the holders of at least a majority of the outstanding shares of Cornerstone Common Stock and (b) the holders of at least two-thirds of the outstanding shares of Cornerstone 7% cumulative convertible preferred stock.

VOTING ON OTHER MATTERS

     We are not now aware of any other matters to be presented at the special meeting except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares of Cornerstone stock. If the meeting is adjourned or postponed, your shares of Cornerstone stock may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before such date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS OR FORM OF ELECTION

     Revocation of a Proxy. To revoke your proxy instructions, you must (a) so advise our secretary, Thomas P. Loftus, c/o Cornerstone Properties Inc., 126 East 56th Street, New York, New York 10022 in writing received before your shares of Cornerstone stock have been voted by the proxy holders at the meeting,
(b) deliver to Mr. Loftus before the date of the meeting proxy instructions dated after your initial proxy instructions, or (c) attend the meeting and vote your shares of Cornerstone stock in person.

     Revocation of a Form of Election. To revoke a form of election previously delivered to the exchange agent, you must provide written notice to the exchange agent, or withdraw your certificates that have been previously deposited with
the exchange agent, at or before 5:00 p.m., Eastern Time, on             , 2000.
In order to withdraw a revocation, you must deliver written notice of such withdrawal to the exchange agent before 5:00 p.m., Eastern Time, on
            , 2000. No revocation or withdrawal will be effective after the times described above.

HOW VOTES ARE COUNTED

     The special meeting will be held if 20% of the outstanding shares of Cornerstone stock entitled to vote are represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares of Cornerstone stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your shares of Cornerstone stock through a broker, bank or other nominee, the nominee may only vote the shares of Cornerstone stock which it holds for you in accordance with your instructions. If it has not received your instructions by the 10th day prior to the meeting, the nominee may not vote on the merger, which would result in a "broker non-vote" on the merger. Broker non-votes count for quorum purposes, but abstentions and broker non-votes will have the same effect as a negative vote on matters presented at the special meeting.

COST OF THIS PROXY SOLICITATION

     Cornerstone will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our officers or other representatives of Cornerstone or The Bank of New York, Cornerstone's transfer agent, will solicit Cornerstone stockholders personally and by telephone. None of these employees or representatives will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

ATTENDING THE CORNERSTONE SPECIAL MEETING

     If you are a holder of record of Cornerstone stock and you plan to attend the Cornerstone special meeting, please indicate this when you vote. If you are a beneficial owner of Cornerstone stock held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Cornerstone stock held in street name, you will have to get a proxy in your name from the registered holder.

LIST OF CORNERSTONE STOCKHOLDERS

     A list of Cornerstone stockholders entitled to vote at the Cornerstone special meeting will be available at the Cornerstone special meeting and for ten
days before the meeting between the hours of      a.m. and      p.m., Eastern
Time, at our corporate offices located at 126 East 56th Street, New York, New York 10022, by contacting Thomas P. Loftus, the secretary of Cornerstone.

                                   THE MERGER

STRUCTURE OF THE MERGERS

     General. The merger agreement contemplates the following two-step transaction:

     - the partnership merger, whereby Cornerstone Partnership will merge with and into EOP Partnership and Cornerstone Partnership will cease to exist; followed by

     - the merger, whereby Cornerstone will merge with and into Equity Office and Cornerstone will cease to exist.

     Merger Consideration. In the partnership merger, holders of class A units of limited partnership interest in Cornerstone Partnership who have not elected to redeem their units for shares of Cornerstone common stock will receive, for each unit issued and outstanding immediately before the partnership merger,
0.7009 of a class A unit of limited partnership interest in EOP Partnership, as described under "-- The Partnership Merger" on page 44. No cash will be paid to holders of Cornerstone Partnership units in connection with the partnership merger.

     In the merger:

     - holders of Cornerstone common stock may elect to receive either $18.00 per share in cash, without interest, or 0.7009 of an Equity Office common share, subject to proration if the cash election is oversubscribed or undersubscribed; and

     - holders of Cornerstone 7% cumulative convertible preferred stock will receive $18.00 per share in cash, without interest, together with accrued and unpaid dividends through the date of the closing of the merger.

     Under the merger agreement, a total of 58,551,525 shares of Cornerstone common stock will be converted in the merger into the right to receive $18.00 per share in cash, without interest, and the number of shares of Cornerstone common stock issued and outstanding immediately before the merger in excess of 58,551,525 shares will be converted into the right to receive Equity Office common shares based on the 0.7009 exchange ratio.

     Because the aggregate cash portion of the merger consideration to the Cornerstone common stockholders is fixed at approximately $1.054 billion, or $18.00 times 58,551,525 shares, and the number of Equity Office common shares issuable in the merger is fixed at 0.7009 times the number of shares of Cornerstone common stock issued and outstanding immediately before the closing of the merger in excess of 58,551,525 shares, the amount of cash and the number of Equity Office common shares that each Cornerstone stockholder will receive in the merger may be subject to proration based on the elections made by the Cornerstone common stockholders.

     Cash will be paid instead of fractional Equity Office common shares. This cash will be in addition to the approximately $1.054 billion of cash required to be paid to Cornerstone common stockholders as part of the merger consideration. The merger will be consummated immediately after the consummation of the partnership merger.

     Holders of class A units of limited partnership interest in Cornerstone Partnership will have the right to have all or any portion of their Cornerstone Partnership units redeemed by Cornerstone for shares of Cornerstone common stock immediately before the partnership merger. Such holders would then participate in the merger as holders of Cornerstone common stock. If the former holders of Cornerstone Partnership units elect to receive cash in the merger, the cash available to existing Cornerstone common stockholders in the merger will be reduced. See "-- The Partnership Merger."

BACKGROUND OF THE MERGER

     In pursuing their strategies for enhancing shareholder value, each of Equity Office and Cornerstone regularly consider opportunities for acquisitions, joint ventures and other significant transactions.

     Throughout the second and third quarters of 1999, senior management of Cornerstone met on several occasions to determine whether or not Cornerstone should undertake a comprehensive review of the strategic alternatives available to the company. These discussions were included as part of Cornerstone's regular strategic planning sessions. These discussions involved a review of the general status of the industry, the industry's financial performance and trends in the capital markets, as well as Cornerstone's financial performance and outlook, the integration of the William Wilson & Associates merger completed in December 1998, Cornerstone's development pipeline and its asset disposition program. In addition to an evaluation of Cornerstone's current strategy, this discussion included an assessment of the potential for a strategic combination with another office REIT.

     At the regularly scheduled Cornerstone board of directors meeting held on September 28, 1999, John S. Moody, the president and chief executive officer of Cornerstone, reviewed with the board the current strategic direction of the company. In his review, Mr. Moody noted the challenges that faced Cornerstone as a publicly-traded REIT in the current market environment, particularly in expanding its development capabilities outside of Northern California, identifying significant acquisition candidates and accessing public equity markets that were not receptive to REITs raising capital because of the relative underperformance of REIT stocks in 1998 and 1999. At the September 28, 1999 Cornerstone board meeting, Lazard Freres & Co. LLC presented a financial analysis of various strategic alternatives, including a more detailed analysis of a hypothetical business combination of a specific potential merger partner that had been previously identified to Lazard by Cornerstone's management team as a logical candidate for a business combination. The board decided only to explore the possibility of a merger transaction with this particular party. The Cornerstone board authorized the engagement of Lazard to act as financial advisor to Cornerstone and authorized management and Lazard to contact such potential strategic partner to determine its interest in a possible business combination.

     In October and November of 1999, representatives of Cornerstone and Lazard met on several occasions with representatives of this potential merger partner and provided financial and operating data regarding Cornerstone to assist the other party in assessing a possible merger.

     In early December 1999, Mr. Moody telephoned Timothy H. Callahan, the president and chief executive officer of Equity Office, to congratulate Mr. Callahan on Equity Office's completion of the Lend Lease transaction. During the conversation, Messrs. Callahan and Moody discussed the general state of the real estate industry and public market valuations of real estate investment trusts. Mr. Moody and Mr. Callahan also agreed during the call that public market valuations of real estate investment trusts at the time made business combinations very difficult. No specific acquisition proposal was discussed between Messrs. Moody and Callahan during such conversation. This conversation was one of several similar conversations Messrs. Moody and Callahan had over the last several years about the real estate industry in general and the prospects for consolidation among office real estate investment trusts in particular. Other executives of Equity Office and Cornerstone also speak with each other from time to time, as well as with executives of other real estate companies, regarding the industry in general.

     On December 9, 1999, the Cornerstone board met to consider a preliminary proposal from the party identified at the September 28, 1999 board meeting. Lazard made a presentation regarding the financial aspects of the proposal. The Cornerstone board discussed the proposal, asked questions of Lazard and management and concluded that the proposal did not provide adequate value to the stockholders of Cornerstone. Based on the advice of management, the board also concluded that further discussions were not likely to result in a more attractive proposal. The Cornerstone board also discussed the possibility of initiating discussions with Equity Office, but determined that public market valuations of real estate investment trusts at the time made pursuing a business combination very difficult. Accordingly, the board terminated the engagement of Lazard and directed management to cease any further discussions of a potential business combination with the potential strategic partner and not to initiate discussions with any other party, including Equity Office.

     During early January, Mr. Moody and Mr. Callahan again exchanged telephone calls during which they agreed that the public markets had improved significantly for real estate investment trusts over the past month. Mr. Callahan further expressed an interest in meeting with Mr. Moody regarding a possible business combination between Equity Office and Cornerstone. Mr. Moody suggested to Mr. Callahan that he should come to New York and meet with him and with William Wilson III, Cornerstone's chairman of the board. On January 10, 2000, Messrs. Callahan, Wilson and Moody met in New York and discussed the benefits of a possible acquisition of Cornerstone by Equity Office. No negotiations took place during this meeting. However, both sides agreed to pursue additional discussions. On January 13, 2000, Equity Office and Cornerstone executed a mutual confidentiality agreement and agreed to exchange non-public information. On January 18, 2000, Mr. Callahan contacted J.P. Morgan, Equity Office's financial advisor, and requested that J.P. Morgan commence its research and analysis of Cornerstone.

     On January 19, 2000, Messrs. Wilson, Moody and Callahan and Samuel Zell, Equity Office's chairman of the board, met in New York. At this meeting, Messrs. Zell and Callahan expressed Equity Office's interest in acquiring Cornerstone in a cash and stock merger, with Cornerstone common shares valued at $17.50 per share, consisting of $6.56 in cash and $10.94 in Equity Office common shares, subject to completion of due diligence. No negotiations took place during this meeting, and Mr. Moody indicated that he would have to ask the Cornerstone board for guidance as to whether to engage in further discussions.

     On January 20, 2000, the Cornerstone board met at a regularly scheduled meeting. Mr. Moody reported to the Cornerstone board Equity Office's offer to acquire Cornerstone. At this meeting, the Cornerstone board did not authorize management to enter into formal discussions with Equity Office, but decided to engage Lazard to assist in an evaluation of the merits of a possible acquisition of Cornerstone by Equity Office. Over the next ten days, representatives of Lazard met with representatives of Equity Office and J. P. Morgan to exchange financial and operating data relating to Cornerstone and Equity Office and to receive more information about the terms and structure of a possible transaction.

     On January 31, 2000, the Cornerstone board met again to consider the Equity Office proposal. Lazard reviewed the terms of the proposed transaction and provided a financial analysis of the transaction and other strategic alternatives. At the meeting, the Cornerstone board discussed: (a) the financial terms of the proposed transaction with Equity Office; (b) the potential benefits of such a business combination; (c) the advantages and disadvantages of the transaction compared with Cornerstone's other strategic alternatives; (d) the potential conditions to the completion of the transaction, including approvals of Cornerstone stockholders and limited partners of Cornerstone Partnership; and
(e) the tax consequences of the proposed transaction. At the conclusion of the meeting, the Cornerstone board authorized management and Lazard to commence formal negotiations with Equity Office with a principal objective of achieving a higher price.

     At the regularly scheduled Equity Office board of trustees meeting held on February 1, 2000, Mr. Callahan updated the board on the discussions with Messrs. Wilson and Moody and Lazard regarding a possible acquisition of Cornerstone by Equity Office. At this meeting, various members of the board expressed their support for such a transaction if it could be accomplished along the lines described at the meeting.

     During the week of January 31 through February 5, senior management of Equity Office and Cornerstone, together with their respective financial advisors, engaged in negotiations regarding the financial terms of the proposed transaction. On February 5, Lazard asked Equity Office to submit its best and final proposal for a merger transaction no later than the following morning. On February 5, Equity Office submitted a revised merger proposal, which valued Cornerstone common stock at $18.00 per share, consisting of $7.06 in cash and $10.94 in Equity Office common shares, with the exchange ratio to be fixed based upon the 10-day average closing share prices of Cornerstone and Equity Office ending at the close of trading on Friday, February 4.

     The Cornerstone board met by telephone on the morning of Sunday, February 6 to consider the revised Equity Office proposal. Prior to that meeting, senior management of Cornerstone and representatives of Lazard discussed by telephone the terms of the proposal with representatives of PGGM, Cornerstone's largest stockholder. After considering the proposal, PGGM indicated to management of

Cornerstone and Lazard that it was prepared to approve the revised proposal, subject to satisfactory negotiation of the definitive agreements. During the Cornerstone board meeting, Lazard reviewed the negotiations of the past week and reviewed the financial terms of the revised proposal. At the conclusion of the meeting, the Cornerstone board authorized management to negotiate a definitive merger agreement and related documentation with Equity Office.

     From February 7, 2000 through February 10, 2000, management of Equity Office and Cornerstone, and their respective legal and financial advisors, met to negotiate the terms of the merger agreement, the mergers and the ancillary documents, including the cash/share election mechanics, a stock option agreement with the holders of the outstanding shares of Cornerstone preferred stock (see "The Merger Agreement -- Preferred Stock Option Agreement" on page 73) and the voting agreements. Each of the parties also completed its due diligence review of the other party.

     On the evening of February 10, 2000, the Equity Office board held a special meeting at which members of management and representatives of J.P. Morgan and Equity Office's outside counsel, Hogan & Hartson L.L.P., were present in person or by conference telephone call. The special meeting was held in order for the Equity Office board to consider and formally act upon the proposed acquisition of Cornerstone. At this meeting, Equity Office's senior management reviewed with the board financial and business terms of the proposed transaction, including the need for Equity Office to finance the cash portion of the proposed merger consideration, and the results of Equity Office's due diligence review. J.P. Morgan then presented its financial analysis of the proposed merger, and delivered to the Equity Office board its oral opinion that the merger consideration to be paid by Equity Office in the transaction was fair, from a financial point of view, to Equity Office. Equity Office's legal counsel then made a presentation to the Equity Office board in which it explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and briefed the board on open items.

     Following these presentations, the Equity Office trustees asked numerous questions of management and its legal counsel and financial advisors and discussed at length the issues raised by the presentations. At the conclusion of these discussions, the Equity Office board approved the merger and the merger agreement on substantially the terms discussed at the meeting, and authorized management to complete negotiations of, and execute, the merger agreement, subject to final approval of the transaction terms by the executive committee of the board and receipt of J.P. Morgan's written fairness opinion.

     On the evening of February 10, 2000, the Cornerstone board met to review and discuss the terms of the proposed merger agreement and related agreements. Representatives of Lazard and Cornerstone's outside counsel, King & Spalding, and senior management reviewed with the Cornerstone board the results of the company's financial, business and legal due diligence examinations and the terms of the merger agreement, the voting agreements, the stock option agreement and the severance and non-competition arrangements with management of Cornerstone. Lazard presented a financial analysis of the merger and indicated that, upon completion of definitive documentation relating to the merger, it would deliver its opinion that the consideration to be received in the merger was fair, from a financial point of view, to the holders of Cornerstone common stock. Counsel for Cornerstone made a presentation to the Cornerstone board in which it explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and highlighted the few issues that were as yet unresolved in the merger agreement. The Cornerstone board directed management to continue negotiations through the evening on the definitive merger agreement.

     Throughout the night of February 10, 2000, representatives of Equity Office and Cornerstone and their respective legal counsel negotiated the remaining unresolved terms of the merger agreement.

     On the morning of February 11, 2000, members of the executive committee of the Equity Office board of trustees approved the final terms of the merger agreement and the ancillary agreements and J.P. Morgan delivered its written fairness opinion.

     On the morning of February 11, 2000, the Cornerstone board reconvened to review and discuss the terms of the definitive merger agreement and related agreements. Cornerstone's counsel reviewed the resolution of the issues that had been unresolved as of the previous evening's meeting, and reviewed again the terms of the definitive merger agreement, the voting agreements, the option agreement with Deutsche Bank and the severance arrangements with management. After discussion of the foregoing, the Cornerstone board determined that the merger was fair to and in the best interests of Cornerstone and the holders of shares of Cornerstone stock, that the merger agreement and the transactions contemplated thereby were advisable and that the board should recommend that the stockholders of Cornerstone approve the merger agreement, and approved and adopted the merger agreement, the mergers, the voting agreements, the option agreement and related matters.

     Immediately after the Cornerstone board meeting on the morning of February 11, the parties executed the merger agreement, the option agreement, their respective voting agreements and issued a joint press release announcing the transaction.

EQUITY OFFICE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE EQUITY OFFICE
BOARD

     The Equity Office board of trustees has approved the merger and the merger agreement. The Equity Office board believes that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Equity Office and its shareholders. Accordingly, the Equity Office board recommends that Equity Office common shareholders approve the merger and the merger agreement.

     In its deliberations with respect to the merger and the merger agreement, the Equity Office board consulted with Equity Office's management and the financial and legal advisors to Equity Office. The factors considered by the Equity Office board include those described below. While all of these factors were considered by the Equity Office board, the board did not make determinations with respect to each factor. Rather, the board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual trustees may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Positive Factors Considered by the Equity Office Board

     In making its determination with respect to the merger and the merger agreement, the Equity Office board considered the following material positive factors:

     - Cornerstone's class A office portfolio will enhance Equity Office's existing presence in such top U.S. markets as Boston, San Francisco, Washington, D.C., Seattle and Atlanta, all of which are continuing to experience significant job growth and many of which have significant impediments to new office supply;

     - The Equity Office board believes that the merger presents Equity Office with the opportunity to acquire a significant portfolio of well-located, high-quality office properties. Cornerstone currently owns or has interests in approximately 82 class A office properties, which comprise nearly 18 million rentable square feet;

     - The merger, by increasing the number of office properties operated by Equity Office by approximately 24% based on square footage, will solidify Equity Office's position as the largest publicly-traded office REIT in the United States. On a combined basis, Equity Office will have an equity market capitalization of approximately $8.9 billion, assuming a share price of $25.68125, which equaled Equity Office's average closing share price for the ten business days from January 24, 2000 through February 4, 2000, and a total market capitalization of approximately $18.7 billion;

     - The Equity Office board believes that the merger should generate efficiencies through anticipated cost savings and reductions in expenses;

     - The Equity Office board believes that the merger will allow Equity Office to better meet the needs of its tenants by offering a fuller range of increased space options;

     - The Equity Office board believes that Equity Office should be able to manage Cornerstone's office properties efficiently following the merger because of the significant geographic overlap of Equity Office's and Cornerstone's office portfolios; approximately two-thirds of Cornerstone's assets are in Equity Office's top eight core markets;

     - Cornerstone will provide Equity Office with an existing development pipeline in the San Francisco Bay area, which has significant supply contraints;

     - The amount of cash and the exchange ratio are fixed and not subject to adjustment; and

     - The opinion, analyses and presentations of J.P. Morgan described under "Opinion of Equity Office's Financial Advisor" below, including the opinion of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the consideration to be paid by Equity Office in the merger is fair, from a financial point of view, to Equity Office.

Negative Factors Considered by the Equity Office Board

     The Equity Office board of trustees also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

     - The need for Equity Office to obtain financing for the cash portion of the merger consideration and the resulting increase in the level of borrowings of Equity Office and exposure to interest rate risk;

     - The risk that the anticipated benefits of the merger to Equity Office and its shareholders may not be realized as a result of possible changes in the real estate market in general, the inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the two companies and their respective operations;

     - The significant cost involved in connection with consummating the merger and the substantial management time and effort required to effect the merger and integrate the businesses of Equity Office and Cornerstone; and

     - The risk that the merger might not be completed based upon the failure to satisfy covenants or closing conditions.

     In view of the wide variety of factors considered by the Equity Office board, the Equity Office board did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. In the view of the Equity Office board, however, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered in its deliberations relating to the merger and the merger agreement.

     The Equity Office board of trustees has determined that the merger is in the best interests of Equity Office and its shareholders, has approved the merger agreement and the merger and recommends that Equity Office shareholders vote to adopt and approve the merger agreement and the merger at the special meeting.

OPINION OF EQUITY OFFICE'S FINANCIAL ADVISOR

     At the meeting of the board of trustees of Equity Office on February 10, 2000, J.P. Morgan rendered its oral opinion to the board of trustees of Equity Office that, as of such date, the consideration to be paid by Equity Office in the proposed merger of Cornerstone into Equity Office was fair from a financial point of view to Equity Office. J.P. Morgan has confirmed its February 10, 2000 oral opinion by delivering its written opinion to the board of trustees of Equity Office, dated February 11, 2000, that, as of such date, the consideration to be paid by Equity Office in the proposed merger was fair from a financial point of view to Equity Office. J.P. Morgan has not been requested to, and will not, unless requested by Equity Office, update its opinion before the closing of the merger. No limitations were imposed by Equity Office's board of trustees upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED FEBRUARY 11, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. EQUITY OFFICE COMMON SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION, ADDRESSED TO THE BOARD OF TRUSTEES OF EQUITY OFFICE, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN CONNECTION WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF EQUITY OFFICE AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE EQUITY OFFICE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, J.P. Morgan, among other things:

     - reviewed the merger agreement;

     - reviewed the audited financial statements for the twelve months ended December 31, 1998 and the unaudited financial statements for the nine months ended September 30, 1999 of Equity Office and Cornerstone;

     - reviewed current and historical market prices of Equity Office common shares and Cornerstone common stock;

     - reviewed publicly available information concerning the business of Cornerstone and of other companies engaged in businesses comparable to those of Cornerstone, and the reported market prices for other companies' securities deemed comparable;

     - reviewed publicly available terms of transactions involving companies comparable to Cornerstone and the consideration received for such companies;

     - reviewed the terms of other business combinations deemed relevant by J.P. Morgan;

     - reviewed internal financial analyses and estimates of budgeted 2000 through 2004 funds from operations and net operating income prepared by Equity Office and Cornerstone and their respective management teams;

     - reviewed agreements with respect to outstanding indebtedness or obligations of Equity Office and Cornerstone;

     - held discussions with members of the management of Equity Office and Cornerstone with respect to various aspects of the merger, and the past and current business operations of Equity Office and Cornerstone, the financial condition and future prospects and operations of Equity Office and Cornerstone and the effects of the merger on the financial condition and future prospects of Equity Office and Cornerstone, and other matters believed necessary or appropriate to J.P. Morgan's inquiry; and

     - reviewed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Equity Office and Cornerstone or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Equity Office and Cornerstone to which such analyses or forecasts relate. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with representatives of Equity Office.

     No representation or warranty was made by any party with respect to the internal financial analysis and estimates referred to above. Financial projections are subject to contingencies beyond management's control and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of J.P. Morgan could be materially affected.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated February 11, 2000. J.P. Morgan expressed no opinion as to the price at which the Equity Office common shares or Cornerstone common stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Pro Forma Merger Analysis. J.P. Morgan analyzed the effect of the merger on, among other things, the estimated First Call funds from operations per fully diluted Equity Office common share, including EOP Partnership units, for the years ended December 31, 2000 and 2001. In doing so, J.P. Morgan combined the projected operating results for Equity Office and Cornerstone and assumed specified savings in general and administrative expenses as well as additional costs related to the transaction as per estimates provided by the management of Equity Office. J.P. Morgan observed a total projected post-merger incremental accretion of $0.01 and $0.04 to Equity Office's First Call 2000 and 2001 funds from operations estimates of $2.80 and $3.03 per share, respectively. The analysis assumed a transaction closing date of June 30, 2000. In calculating the purchase price for Cornerstone common stock and Cornerstone Partnership units, a $25.68125 share price for Equity Office common shares was assumed.

     J.P. Morgan also analyzed the effect of the merger on Equity Office's 2000 pro forma equity market capitalization, total market capitalization, leverage ratios and distribution payout ratio. In this regard, J.P. Morgan noted that:

     - the pro forma equity market capitalization for Equity Office would be approximately $8.9 billion, assuming a share price of $25.68125, which equaled Equity Office's average closing share price for the ten business days from January 24, 2000 through February 4, 2000, and assuming 347,044,557 Equity Office common shares and EOP Partnership units outstanding after completion of the merger, and a total post-merger pro forma market capitalization of approximately $18.7 billion; these figures do not include the 250,770 shares of Cornerstone common stock already owned by Equity Office before the merger;

     - Equity Office's debt to total market capitalization ratio would increase, upon completion of the merger, from 43.8% before the merger to 48.9% after the assumption of Cornerstone's outstanding debt plus the incremental debt incurred for the cash portion of the transaction consideration and for the payment of transaction costs;

     - the ratio of debt plus preferred shares to total market capitalization also would increase from 48.2% to 52.2%, assuming the retirement of all outstanding Cornerstone preferred stock; and

     - Equity Office's intent is to retain its current distribution of $1.68 per share for the combined company.

     Net Asset Value Analysis. Using Equity Office's projections of Cornerstone's performance results for the twelve-month period beginning July 1, 2000 and projected asset and liability balances as of June 30, 2000, J.P. Morgan calculated the net asset value per share for Cornerstone. In so doing, J.P. Morgan applied a range of capitalization rates from 8.25% to 8.75% to Equity Office's projections of Cornerstone's stabilized July 1, 2000 to June 30, 2001 net operating income for the properties, assuming no additional net operating income from future acquisitions or developments. The resulting gross real estate value was added to the gross value of Cornerstone's other assets, including developments in progress, cash and marketable securities, and fee income (valued at a 5.0x multiple of earnings before interest, taxes, depreciation and amortization), less Cornerstone's outstanding debt, to arrive at an equity net asset value. The equity net asset value per share was then calculated by dividing the equity net asset value by the number of shares of Cornerstone common stock and Cornerstone Partnership units outstanding on a fully diluted basis. This analysis indicated a net asset value range of between $18.59 and $20.35 per share. J.P. Morgan also noted that this range was generally consistent with equity analysts' published net asset value per share estimates for Cornerstone of $17.00 to $20.81, based on asset balances as of September 30, 1999.

     Discounted Cash Flow Analysis. J.P. Morgan performed a discounted cash flow analysis, that is, an analysis of the present value, calculated as of June 30, 2000, of the projected levered cash flows for the period from 2000 to 2004, of Cornerstone based upon projections provided by Equity Office, using discount rates reflecting an equity cost of capital ranging from 13.5% to 14.5% and terminal value multiples applied to 2005 funds from operations ranging from 9.5x to 10.5x. J.P. Morgan, for the purposes of this valuation, derived 2005 funds from operations by growing 2004 funds from operations at a rate equal to the compound annual growth rate of projected funds from operations from 2000-2004. Based upon Equity Office's projections of Cornerstone cash flows for the years 2000 through 2004, the range of present values per share of Cornerstone common stock was $18.27 to $20.35. J.P. Morgan noted that the implied price for Cornerstone common stock was below the indicated discounted cash flow range.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to purchase price per share to calculate both implied transaction premia and implied transaction funds from operations multiples. Specifically, J.P. Morgan reviewed all publicly-traded REIT acquisitions since January 1, 1997 with total transaction values of at least $500 million as follows:

ACQUIROR                                                       TARGET
--------                                                       ------
Olympus Real Estate Fund II L.P.                Walden Residential Properties, Inc.
Berkshire Realty Holdings, L.P.                 Berkshire Realty Company, Inc.
Duke Realty Investments, Inc.                   Weeks Corporation
The Irvine Company                              Irvine Apartment Communities, Inc.
ProLogis Trust                                  Meridian Industrial Trust, Inc.
Equity Residential Properties Trust             Merry Land & Investment Company Inc.
Security Capital Pacific Trust                  Security Capital Atlantic
                                                Incorporated
Equity Office Properties Trust                  Beacon Properties Corporation
Equity Residential Properties Trust             Evans Withycombe Residential, Inc.
Equity Residential Properties Trust             Wellsford Residential Property Trust

     J.P. Morgan observed a range of implied transaction premia over the target companies' share price one week before the announcement date of 5.4% to 29.8% with a median of 20.4%, resulting in a range of equity values for Cornerstone's common stock of between $15.68 and $19.31 per share. In addition, J.P. Morgan observed a range of implied transaction First Call funds from operations multiples for the target companies from 9.4x to 14.8x with a median of 12.4x. This range was then applied to Cornerstone's First Call 2000 funds from operations per share of $1.69, resulting in a range of equity values for Cornerstone's common stock of between $15.92 and $24.94 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was within the range based on both transaction premia and transaction multiples.

     Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial and stock market data of Cornerstone with similar data for selected publicly-traded companies which J.P. Morgan judged to be analogous to that of Cornerstone's. These companies generally were those with sufficiently large total market capitalization and specialization in the office REIT sector. The companies selected by J.P. Morgan were:

     - Boston Properties Inc.;

     - CarrAmerica Realty Corporation;

     - Equity Office Properties Trust;

     - Mack-Cali Realty Corporation;

     - Speiker Properties; and

     - Vornado Realty Trust.

     For each comparable company, publicly available financial performance data through the nine months ended September 30, 1999 was measured. J.P. Morgan calculated the multiples of current stock price, as of February 4, 2000, to analysts' estimates for 2000 First Call funds from operations for each of the comparable companies to determine the 2000 funds from operations trading multiples. J.P. Morgan's calculations resulted in a range of 2000 funds from operations multiples from 7.0x to 10.7x with a median of 9.1x. These multiples were then applied to Cornerstone's First Call 2000 funds from operations per share estimate as of February 4, 2000 of $1.69, yielding a range of implied trading values for Cornerstone's common stock of approximately $11.83 to $18.08 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was within the indicated trading multiples range. J.P. Morgan also observed that the comparable companies had a range of debt to total market capitalization of 38.8% to 56.7%.

     Share Trading History Analysis. Based on publicly available information, J.P. Morgan reviewed the history of trading prices for Cornerstone common stock for the 52-week and 104-week periods ending February 4, 2000. The 52-week trading range was $13.06 to $16.94 per share and the 104-week trading range was $13.06 to $18.38 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was at a premium to the 52-week high, but at a discount to the 104-week high.

     The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to Equity Office's board of trustees with respect to the merger on the basis of such experience and its familiarity with Equity Office.

     For the delivery of its opinion and related advisory work, J.P. Morgan will receive a total fee of $7.0 million from Equity Office. $1.0 million was due and payable upon announcement of the merger, with the remaining $6.0 million payable upon the successful close of the merger. In addition, Equity Office reimbursed J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of its counsel, and agreed to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates, including Morgan Guaranty Trust Company of New York, maintain banking and other business relationships with Equity Office and its affiliates pursuant to which J.P. Morgan has received an aggregate of approximately $3.1 million in fees over the past two years. In July 1998, J.P. Morgan provided a fairness opinion to the William Wilson & Associates investors relating to the merger of WWA with Cornerstone. J.P. Morgan received a fee of $500,000 from the WWA investors for the delivery of its opinion in the transaction. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Equity Office or Cornerstone for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

CORNERSTONE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CORNERSTONE BOARD

     The Cornerstone board of directors approved the merger and approved and adopted the merger agreement at a meeting held on February 11, 2000. The Cornerstone board believes that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Cornerstone and its stockholders. Accordingly, the Cornerstone board recommends that Cornerstone stockholders vote to approve the merger agreement.

     In considering the recommendation of the Cornerstone board with respect to the merger agreement, Cornerstone stockholders should be aware that, following completion of the merger, three current members of the Cornerstone board will become trustees of Equity Office. Also, Messrs. Wilson, Moody and Dimock will receive severance benefits as a result of the merger. See "-- Interests of Cornerstone's Directors, Officers and Significant Stockholders in the
Merger -- Retention Agreements" on page 43. Therefore, these Cornerstone directors have interests in the merger that are different from, or in addition to, the interests of stockholders of Cornerstone generally.

     In its deliberations with respect to the merger and the merger agreement, the Cornerstone board consulted with Cornerstone's management and the financial and legal advisors to Cornerstone. The factors considered by the Cornerstone board include those described below. While all of these factors were considered by the Cornerstone board, the board did not make determinations with respect to each factor. Rather, the board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Positive Factors Considered by the Cornerstone Board

     In making its determination with respect to the merger and the merger agreement, the Cornerstone board considered the following material positive factors:

     - Each share of Cornerstone common stock will be converted, at the election of the stockholder, into either $18.00 per share in cash, without interest, or 0.7009 of a common share of Equity Office, subject to proration if the cash election is oversubscribed or undersubscribed. Consequently, based on the closing price of Equity Office common shares of $25.6875 on February 10, 2000, the last full trading day before the merger was publicly announced, each Cornerstone common share will be exchanged in the merger for either $18.00 in cash or for Equity Office common shares having a value of approximately $18.00, representing a 21% premium over the closing price of $14.875 for Cornerstone common stock on February 10, 2000;

     - The combined company will have an increased presence in major markets, which should enhance revenue opportunities by providing additional space options to existing Cornerstone and Equity Office tenants;

     - The increased diversity of markets should reduce the combined company's dependence on any single market or region, thereby reducing the risk that a regional economic downturn could affect a large number of the combined company's properties;

     - Based on the average closing price of Equity Office's common shares for the ten business days from January 24, 2000 through February 4, 2000, the combined company would have a total market capitalization of approximately $18.7 billion. By virtue of its larger size and investment grade credit rating, the Cornerstone board believes that the combined company will have improved access to capital markets, which should make additional debt or other financing available upon more attractive terms. The Cornerstone board also viewed as favorable its belief, based in part on discussions with financial advisors, that the increased market capitalization would provide Cornerstone stockholders with enhanced liquidity following consummation of the merger;

     - The Cornerstone board viewed as favorable the fact that the stock consideration to be issued in the merger will be tax-free for U.S. federal income tax purposes to U.S. Cornerstone stockholders who receive only stock;

     - The Cornerstone board believes Cornerstone and Equity Office have complimentary product focus and operating strategies, which should result in a successful integration of the two companies;

     - The Cornerstone board believes the merger may generate additional efficiencies through anticipated cost savings and reductions in expense;

     - The opinion, analysis and presentations of Lazard described under "Opinion of Cornerstone's Financial Advisor" below, including the opinion of Lazard to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the consideration to be received in the merger was fair, from a financial point of view, to the holders of common stock of Cornerstone; and

     - Cornerstone's other strategic alternatives, including the prospects of positioning Cornerstone for the future and enhancing long-term stockholder value by remaining an independent company or by effecting a strategic business combination with another company, were not as attractive as the current merger with Equity Office.

Negative Factors Considered by the Cornerstone Board

     The Cornerstone board of directors also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

     - The exchange ratio is fixed and not subject to adjustment. As a result, a decrease in the trading price of Equity Office common shares before the effective time of the merger will reduce the aggregate consideration received by the Cornerstone common stockholders;

     - The risk that the anticipated benefits of the merger to Cornerstone stockholders may not be realized as a result of possible changes in the real estate market in general, or as a result of the inability to achieve the anticipated reduction in expenses and other potential difficulties in integrating the two companies and their respective operations;

     - The effect of the public announcement of the merger on Cornerstone's ability to retain employees and on the trading price of Cornerstone's common stock;

     - The significant cost involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of Cornerstone and Equity Office and the related disruption to Cornerstone's operations; and

     - The risk that the merger might not be completed based upon the failure to satisfy certain covenants or closing conditions.

     The Cornerstone board also considered certain matters described above under "Risk Factors," including the potential benefits to certain directors and officers discussed in "Risk Factors -- The directors and officers of Cornerstone may have interests in the completion of the merger that are different from the interests of Cornerstone's stockholders."

     In view of the wide variety of factors considered by the Cornerstone board, the Cornerstone board did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. In the view of the Cornerstone board, however, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered in its deliberations relating to the merger and the merger agreement.

OPINION OF CORNERSTONE'S FINANCIAL ADVISOR

     Opinion of Lazard. At the meeting of the Cornerstone board of directors on February 10, 2000, Lazard rendered its oral opinion to the Cornerstone board of directors that, as of such date, the consideration to be received in the merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Lazard confirmed its February 10, 2000 oral opinion by delivering to the Cornerstone board of directors its written opinion dated February 11, 2000, that, as of such date, the consideration to be received in the merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Lazard's analysis assumed that prior to the merger each holder of units in Cornerstone Partnership will have elected to exercise its redemption right and receive shares of common stock in Cornerstone in exchange therefor in the manner provided in the merger agreement. Lazard has not been requested to and will not update its opinion before the closing of the merger. No limitations were imposed by the Cornerstone board of directors upon Lazard with respect to the investigations made or the procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED FEBRUARY 11, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CORNERSTONE STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. LAZARD'S WRITTEN OPINION, ADDRESSED TO THE CORNERSTONE BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER TO THE HOLDERS OF COMMON STOCK OF CORNERSTONE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CORNERSTONE AS TO HOW SUCH STOCKHOLDER OF CORNERSTONE SHOULD VOTE AT THE CORNERSTONE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Lazard, among other things:

     - reviewed the merger agreement;

     - analyzed historical business and financial information relating to Cornerstone and Equity Office, including the audited financial statements for the twelve months ended December 31, 1998 and the unaudited financial statements for the nine months ended September 30, 1999 of Cornerstone and Equity Office;

     - reviewed the historical stock prices and trading volumes of Cornerstone's common stock and Equity Office's common shares;

     - reviewed financial forecasts and other data provided to Lazard by Cornerstone and Equity Office relating to their businesses;

     - reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be comparable to the business of Cornerstone;

     - reviewed the financial terms of certain recent business combinations involving companies in lines of business Lazard believed to be comparable to those of Cornerstone;

     - held discussions with members of the senior management of Cornerstone and Equity Office with respect to the respective businesses of Cornerstone and Equity Office; and

     - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate for the purposes of its opinion.

     Lazard relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to it by Equity Office and Cornerstone or otherwise reviewed by Lazard, and Lazard has not assumed any responsibility or liability for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Cornerstone or Equity Office, or concerning the solvency or fair value of Cornerstone, Cornerstone Partnership, Equity Office, EOP Partnership or any other entity. In relying on financial analyses and forecasts provided to it, Lazard has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Equity Office and Cornerstone to which such analyses or forecasts relate. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard has also assumed that the merger will have the tax consequences described in discussions with representatives of Cornerstone.

     No representation or warranty was made by any party with respect to the financial analyses and estimates referred to above. Financial projections are subject to contingencies beyond management's control and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of Lazard could be materially affected.

     In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Cornerstone or Cornerstone Partnership, and that obtaining the necessary regulatory approvals for the merger would not have a material adverse effect on Cornerstone or Cornerstone Partnership. Lazard's opinions are based on economic, market and other conditions as in effect on, and the information made available to Lazard as of, the date of such opinion. Subsequent developments may affect the written opinion dated February 11, 2000. Lazard expressed no opinion as to the price at which the Equity Office common shares or Cornerstone common stock will trade at any future time.

     In arriving at its opinion and making its presentation to the Cornerstone board of directors at the February 10, 2000 meeting of the board, Lazard considered and discussed certain financial analyses and other factors. In connection with its presentation on February 10, 2000, Lazard provided the Cornerstone board of directors with a summary of results obtained by using several different valuation methods as well as other materials concerning the common stock and business of Cornerstone.

     The following paragraphs summarize Lazard's presentation.

     Public Market Valuation Analysis. Lazard reviewed and compared the financial and market performance of the following group of eight public United States REITs:

     - Spieker Properties;

     - Boston Properties;

     - Equity Office;

     - Vornado Realty;

     - Duke-Weeks Realty;

     - CarrAmerica Realty;

     - Mack-Cali Realty; and

     - Crescent Real Estate.

     Lazard examined certain publicly available financial data of the selected companies and published consensus funds from operations estimates for the selected companies to derive multiples of share price to projected funds from operations per share for the fiscal years ending December 31, 1999 and December 31, 2000. The merger price implied funds from operations multiples of 11.39x and 10.65x for 1999 and 2000, respectively, which are higher than the median funds from operations multiples of the selected companies of 9.49x and 8.56x for 1999 and 2000, respectively.

     Comparable Transaction Analysis. Lazard reviewed the consideration proposed to be paid in 18 other comparable acquisitions of publicly-traded REIT companies. Specifically, Lazard reviewed the following transactions:

ACQUIROR                                                     TARGET                       DATE
--------                                                     ------                     --------
Equity Office Properties Trust              Beacon Properties Corp.                     1997
Excel Realty Trust Inc.                     New Plan Realty Trust                       1998
Equity Residential Properties Trust         Evans Withycombe Residential                1997
Irvine Co.                                  Irvine Apartment Communities                1998
Kimco Realty Corp.                          Price REIT Inc.                             1998
Equity Residential Properties Trust         Wellsford Residential Property              1997
Bay Apartment Communities Inc.              Avalon Properties Inc.                      1998
Security Capital Pacific Trust              Security Capital Atlantic Inc.              1998
Post Properties, Inc.                       Columbus Realty Trust                       1997
Prologis Trust                              Meridian Industrial Trust Inc.              1998
Equity Residential Properties Trust         Merry Land & Investment Co. Inc.            1998
Apartment Investment & Management Co.       Ambassador Apartments Inc.                  1997
Camden Property Trust                       Oasis Residential Inc.                      1997
Duke Realty Investments Inc.                Weeks Corporation                           1999
Aptco LLC                                   Berkshire Realty Co. Inc.                   1999
Public Storage Inc.                         Storage Trust Realty                        1998
Reckson Associates                          Tower Realty Trust Inc.                     1998
Prime Retail Inc.                           Horizon Group Inc.                          1997

For each such transaction, Lazard calculated the multiples of merger price to projected funds from operations per share. The funds from operations multiple implied by the merger price was 10.54x, which was below 11.63x, the median implied funds from operations multiple for the selected transactions. However, Lazard did not view such result as significant due to the substantial decrease in the stock prices and funds from operations multiples of office and other REITs since August 1998. Comparing only those mergers announced since August 1, 1998, the merger price is above the median implied funds from operations multiple of 9.95x for such mergers.

     Discounted Cash Flow Analysis. Lazard aggregated (x) the present value of the projected cash flow of Cornerstone after interest expense and capital expenditures over the three-year period from 2000 to 2002 with (y) the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples of 8.0x to 10.0x to Cornerstone's projected funds from operations for the fiscal year 2003. This range of terminal values represented Cornerstone's value beyond 2002. As part of the discounted cash flow analysis, Lazard used discount rates ranging from 13% to 15%.

Based on the discounted cash flow analysis, Lazard calculated a range of the equity value per share of Cornerstone of $14.37 to $18.01.

     Net Asset Value Analysis. Lazard also calculated the combined company's net asset value based on the net asset value for each company separately based on an 8.25% capitalization rate on 2000 net operating income and other information provided by each company's management. Certain adjustments were made to arrive at the combined company's net asset value. The proposed transaction provides a net increase to net asset value per share of $0.06 to Cornerstone stockholders.

     Accretion/Dilution Analysis. Lazard's merger model assumed that the merger closes on July 1, 2000 and is based on modified versions of each company's internal budget that excludes some investments not yet completed, including selected development projects and acquisitions. General and administrative expense reduction for the combined entity were assumed to save $20 million annually. Purchase accounting was assumed for accounting purposes and debt was marked-to-market and lease revenues were re-straight lined accordingly. Based on the above assumptions and such budgets, Cornerstone's funds from operations per share for 2001 was calculated to be $2.11 if the merger is completed versus $1.79 if the merger is not completed.

     Premiums Paid Analysis. Lazard reviewed the consideration proposed to be paid in 18 other comparable acquisitions of publicly-traded REIT companies. Specifically, Lazard reviewed the following transactions:

ACQUIROR                                                     TARGET                     DATE
--------                                                     ------                     ----
Equity Office Properties Trust              Beacon Properties Corp.                     1997
Aptco LLC                                   Berkshire Realty Co. Inc.                   1999
Irvine Co.                                  Irvine Apartment Communities                1998
Security Capital Pacific Trust              Security Capital Atlantic Inc.              1998
Equity Residential Properties Trust         Evans Withycombe Residential                1997
Kimco Realty Corp                           Price REIT Inc.                             1998
Excel Realty Trust Inc.                     New Plan Realty Trust                       1998
Prologis Trust                              Meridian Industrial Trust Inc.              1998
Equity Residential Properties Trust         Merry Land & Investment Co. Inc.            1998
Duke Realty Investments Inc.                Weeks Corporation                           1999
Camden Property Trust                       Oasis Residential Inc.                      1997
Reckson Associates                          Tower Realty Trust Inc.                     1998
Equity Residential Properties Trust         Wellsford Residential Property              1997
Apartment Investment & Management Co.       Ambassador Apartments Inc.                  1997
Post Properties, Inc.                       Columbus Realty Trust                       1997
Prime Retail Inc.                           Horizon Group Inc.                          1997
Bay Apartment Communities Inc.              Avalon Properties Inc.                      1998
Public Storage Inc.                         Storage Trust Realty                        1998

For each such transaction, Lazard calculated the percentage premium represented by the excess of (x) the acquisition price per share payable in such transaction over (y) the closing stock price of the target company on the trading day immediately prior to the announcement of such transaction. The implied premium represented by the merger price of 21.52% was significantly higher than the median of the implied premiums for the selected transactions of 11.71%.

     Stock Trading History. Lazard examined the history of trading prices for Cornerstone common stock. Cornerstone went public in April 1997 at a price of $14.50 per share. Since its initial public offering, Cornerstone common stock has traded as high as $20.00 per share and as low as $13.00 per share. Over the 52 weeks ended February 9, 2000, Cornerstone common stock traded as high as $17.00 and as low as $13.00. The average closing price of Cornerstone common stock during the 30-day period ended

February 9, 2000, was $14.97. The merger price represents a premium of 20.3% over such 30-day average closing price and is 5.9% above Cornerstone's 52-week high.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion and in preparing its presentation, Lazard performed a variety of financial analyses, the material portions of which are summarized above. In addition, Lazard believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the opinion and its presentation to the Cornerstone board of directors. With regard to the public market valuation, premiums paid and comparable transaction analysis summarized above, Lazard selected comparable public companies on the basis of various factors, including the size of the public company or portfolio of properties and similarity of the line of business; however, no public company or portfolio of properties utilized as a comparison is identical to Cornerstone. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or portfolios and other factors that could affect the acquisition or public trading value of the comparable companies or portfolios to which Cornerstone or its properties are being compared.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Cornerstone's control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Estimates of values of companies or parts of companies do not purport to be appraisals or necessarily to reflect the price at which such companies or parts may actually be sold, and such estimates are inherently subject to uncertainty.

     Lazard is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Cornerstone board of directors selected Lazard to act as its financial advisor on the basis of Lazard's international reputation and experience in connection with the office REIT industry, Cornerstone's prior relationship with Lazard and Lazard's familiarity with Cornerstone.

     Under a letter agreement dated January 28, 2000 between Cornerstone and Lazard, Lazard agreed to act as financial advisor to Cornerstone in connection with the merger. Pursuant to the engagement letter, Cornerstone is obligated to pay Lazard a fee of $1 million upon the execution of the definitive merger agreement and upon the closing of the merger will be obligated to pay Lazard a fee of $7 million. Cornerstone also agreed to reimburse Lazard for its reasonable out-of-pocket expenses and to indemnify Lazard and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     Lazard and its affiliates maintain business relationships with Cornerstone and its affiliates pursuant to which Lazard has received an aggregate of approximately $9 million in fees since February 1, 1998. Lazard has not received any fees over the past two years from Equity Office or its affiliates. In the ordinary course of their businesses, Lazard and its affiliates may actively trade the debt and equity securities of Equity Office or Cornerstone for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     As noted under the caption "Cornerstone's Reasons for the Merger; Recommendation of the Cornerstone Board," the fairness opinion of Lazard was only one of the many factors considered by the Cornerstone board of directors in determining to approve and adopt the merger agreement.

EQUITY OFFICE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS AFTER THE MERGER

     Following the merger, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone, John S. Moody, Jan H.W.R. van der Vlist and

William Wilson III, will become trustees of the combined entity, with their terms expiring in 2002, 2003 and 2003, respectively. Under the terms of the merger agreement, Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 or more of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for re-election in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 or more of the issued and outstanding Equity Office shares as described above, Equity Office is required take all action necessary to nominate a replacement designated by PGGM for election or re-election as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.

     Following the merger, the current executive officers of Equity Office will remain as executive officers of Equity Office. No current executive officers of Cornerstone will become executive officers of Equity Office following the merger.

INTERESTS OF CORNERSTONE'S DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS IN THE MERGER

     In considering the recommendation of the Cornerstone board with respect to the merger, Cornerstone stockholders should be aware that, as described below, certain Cornerstone directors and officers and PGGM have interests in the merger that differ from, or are in addition to, the interests of stockholders generally.

     Trustees of Equity Office After the Merger. Following the merger, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone will become trustees of the combined entity. See "-- Equity Office Board of Trustees and Executive Officers after the Merger" on page 41.

     Equity-Based Awards. Under Cornerstone's incentive stock plans, an aggregate of 89,113 unvested shares of restricted common stock previously awarded to executives who are parties to the retention agreements described below will vest in full upon the merger and will be converted into cash or common shares of Equity Office according to the terms of the merger agreement. In addition, unvested options to purchase an aggregate of 3,177,476 shares of Cornerstone common stock previously awarded to such executives will vest in full upon the merger, and each option may be surrendered by the holder of the option to Equity Office for cash equal to the difference between $18.00 per share and the exercise price of the option or exchanged for options to purchase common shares of Equity Office according to the terms of the merger agreement. Cornerstone and Equity Office have agreed that the merger will constitute a change in control for purposes of all applicable Cornerstone benefit and compensation plans, including the Cornerstone 1998 Long Term Incentive Plan and all stock option and restricted stock agreements provided under the terms of such plans.

     Mr. Moody has agreed with Cornerstone to waive the acceleration of his unvested restricted stock and unvested stock options.

     Moody Agreement. Cornerstone has entered into a contract with Mr. Moody whereby amounts are accrued under an unfunded arrangement to pay Mr. Moody a supplemental pension. Under the contract, his supplemental pension account was established with a credit of $250,000 as of July 1, 1995, and Cornerstone is obligated to credit the account in the amount of $60,000 each subsequent July 1 during the continuance of Mr. Moody's employment.

     The account is also credited with any deemed income, gains or losses which would be attributable to a corresponding investment of an equal cash amount in such investment as Cornerstone, taking into account Mr. Moody's views, shall deem the account to be invested. Payment of Mr. Moody's supplemental pension account is to be made in a lump sum as of the date Mr. Moody terminates his employment. However, if his employment is terminated for cause, Mr. Moody will forfeit the account and no payment will be made. The contract also provides that, outside of a change in control context, if Mr. Moody's

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

employment terminates for a reason other than cause, an additional credit of $60,000 (or less, if Mr. Moody resigns without good reason) will be made to the account. Following a change in control, in the event Mr. Moody's employment is terminated by Cornerstone other than for cause, or if he resigns for good reason, Cornerstone is obligated to credit his supplemental pension account with an amount equal to $60,000 times the number of years, including fractional portions of a year, remaining between his age on the date his employment ceases and age 60.

     Retention Agreements. Cornerstone has entered into retention agreements with some of its officers to address the terms and conditions of their employment in the event of a change in control. A "change in control" is generally said to occur when: (a) any person becomes the owner of 25% or more of Cornerstone's voting securities; (b) directors who constitute the Cornerstone board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least three quarters of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority; (c) a merger, consolidation or reorganization in which Cornerstone's voting securities do not continue to represent at least 50% of the surviving entity; or (d) a reorganization, liquidation, or sale of all or substantially all of Cornerstone's assets.

     In the event of termination of employment by Cornerstone without cause, or by the employee for good reason, within two years following a change in control, Cornerstone will make a lump sum payment of: (a) the pro rata portion of the annual bonus for the year termination occurred, calculated on the basis of the target bonus and on the assumption that all performance goals have been or will be achieved; and (b) three times annual compensation in the case of Messrs. Wilson, Moody, Van Boven and Dimock and two times annual compensation in the case of all other officers. Annual compensation is generally defined as the salary in effect immediately before termination or change in control, plus the highest of the target annual bonus for the termination year or the average of the three annual bonuses paid immediately prior to the termination or the change in control.

     An officer may be terminated for "cause" if he or she is convicted of a felony, reveals confidential information about Cornerstone or refuses to substantially perform his duties. An officer can terminate for "good reason" if Cornerstone reduces his salary or bonus target, reduces the value of employee benefits materially, relocates his office more then 25 miles from the present location, detrimentally alters his title or position, fails to get a successor to agree to assume the obligations under the retention agreement or materially breaches any provision of the agreement.

     In addition, the officer and his eligible dependents will continue to be eligible to participate during the benefit continuation period in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to him immediately before his or her termination of employment, on the same terms and conditions in effect immediately before such termination. "Benefit continuation period" means the period beginning on the day of termination and ending on the earlier to occur of: (a) the third anniversary of the date of termination in the case of Messrs. Wilson, Moody, Van Boven and Dimock and the second anniversary of the date of termination in the case of all other officers; and (b) the date that the officer is eligible and elects coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the officer and his dependents.

     If the payments to an officer under the retention agreement constitute "parachute payments," as defined in Section 280G of the Internal Revenue Code, and the officer would receive more value after taxes if the payments to be made to the officer were capped at three times the "base amount" less $1.00, then the payments will be reduced to that amount.

     Equity Office has agreed to assume and to perform Cornerstone's obligations under the retention agreements in the same manner and to the same extent that Cornerstone would be required to perform such obligations if the merger had not taken place. The parties have agreed that the merger will be a "change in control" for purposes of the retention agreements.

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

     Mr. Moody has agreed to waive any rights to payment of the lump sum payment and to the continuation of benefits under his retention agreement in consideration of Cornerstone's payment to Mr. Moody upon completion of the merger, in recognition of his past service to Cornerstone, of $7,342,614 or, if the merger is completed on or after July 1, 2000, $6,772,262. Messrs. Van Boven and Dimock have each agreed to waive the payment of $1,000,000, and Mr. Moran has agreed to waive the payment of $500,000, of the lump sum payment otherwise payable to each of them in the event of the termination of their employment other than for cause after the merger.

     Noncompetition Agreements. Each of Messrs. Moody, Van Boven, Dimock and Moran have agreed to enter into noncompetition agreements with Equity Office that will restrict their ability to engage in business activities that are competitive with those of Equity Office after the merger. In order to induce Messrs. Moody, Van Boven, Dimock and Moran to enter into such agreements, Equity Office will pay $5,000,000 to Mr. Moody, $1,000,000 to each of Messrs. Van Boven and Dimock and $500,000 to Mr. Moran upon the completion of the merger.

     Escrowed Units. In connection with the acquisition of William Wilson & Associates in December 1998, an aggregate of 387,137 partnership units issued by the Cornerstone Partnership that would have been distributable to the general partners or managers of the four Wilson-sponsored opportunity funds acquired by Cornerstone in the transaction were placed in escrow pursuant to an agreement with certain investors in the opportunity funds. These units would have been distributed to these general partners and managers under the governing instruments of the opportunity funds if the units were valued at $17.25 per unit, the agreed-upon value of the Cornerstone shares and units issued in the Wilson transaction. The units were placed in escrow pending a determination of their value during the one-year period beginning on the date the units were released from the lockup provisions applicable to the units issued in the Wilson acquisition. Mr. Wilson and other executive officers of Cornerstone indirectly beneficially own in the aggregate 319,369 of such escrowed units.

THE PARTNERSHIP MERGER

     General. In the partnership merger, Cornerstone Partnership will merge into EOP Partnership and Cornerstone Partnership will cease to exist. Holders of class A units of limited partnership interest in Cornerstone Partnership, including Cornerstone, will receive, for each class A common unit issued and outstanding immediately before the partnership merger, 0.7009 of a class A unit of limited partnership interest in EOP Partnership.

     The partnership merger will be completed immediately before the merger.

     Redemption of Units; Participation in Cash/Share Election. The merger agreement provides that, before the partnership merger, holders of Cornerstone Partnership units will have the right to have all or any portion of their Cornerstone Partnership units redeemed by Cornerstone for shares of Cornerstone common stock, which would enable limited partners of Cornerstone Partnership, other than Cornerstone, to participate in the merger as stockholders of Cornerstone. These redemptions will be conditioned upon the completion of the partnership merger. In addition, limited partners of Cornerstone Partnership who exercise this redemption right will be able to condition their redemption of units upon the ability to receive in the merger only cash in exchange for all or any specified portion of the Cornerstone common stock that would be issued in the redemption. A separate consent solicitation/prospectus is being sent to each limited partner of Cornerstone Partnership in connection with the partnership merger.

     The merger agreement also provides that the units of limited partnership interest issued in the partnership merger will have the right beginning immediately after the partnership merger to redeem these units under the EOP Partnership agreement. Upon redemption of these units, these limited partners will receive Equity Office common shares on a one-for-one basis or their cash equivalent, at the election of Equity Office, on the same basis as other limited partners of EOP Partnership.

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

MERGER FINANCING

     Equity Office intends to finance the $1.1 billion cash portion of the purchase price to Cornerstone common stockholders by obtaining lines of credit, issuing unsecured notes and converting its existing line of credit to a term loan. On March 21, 2000, EOP Partnership issued $500 million in unsecured notes due March 2006. The notes have a fixed coupon rate of 8.4% per annum and an effective rate of 8.5% per annum. EOP Partnership received net proceeds of approximately $496.2 million, which were used to paydown its line of credit and secured mortgage financing. After giving effect to the paydown of the line of credit and secured debt, EOP Partnership had unused borrowing capacity under its existing line of credit of approximately $776.5 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences relating to the merger and the receipt of cash and/or Equity Office common shares in the merger by holders of Cornerstone stock. Because this is a summary that is intended to address only federal income tax consequences of the merger that will apply to all Cornerstone stockholders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

     - the tax consequences to you may vary depending on your particular tax situation;

     - you may be subject to special rules that are not discussed below if you are:

       -- a tax-exempt organization;

       -- a broker-dealer;

       -- a non-U.S. person;

       -- a trust;

       -- an estate;

       -- a regulated investment company;

       -- an insurance company; or

       -- otherwise subject to special tax treatment under the Internal Revenue
          Code;

     - this summary does not address state, local, or foreign tax considerations;

     - this summary does not address all aspects of taxation that may be relevant to persons who are not citizens or residents of the United States; and

     - this discussion is not intended to be, and should not be construed as, tax advice.

YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE MERGER ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Neither Equity Office nor Cornerstone has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the merger. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

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

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CORNERSTONE, CORNERSTONE STOCKHOLDERS, EQUITY OFFICE AND EQUITY OFFICE SHAREHOLDERS

     General.  The merger is intended to qualify as a "reorganization" under section 368(a) of the Internal Revenue Code. The income tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization. The obligation of Equity Office and Cornerstone to consummate the merger is conditioned upon Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, delivering opinions to Equity Office and Cornerstone, respectively, that the merger will qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code. The opinions of counsel will rely on customary representations made by Equity Office and Cornerstone and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

     One particularly important representation that counsel will rely upon in rendering their opinions will be that the aggregate fair market value of the Equity Office common shares issued in the merger will represent at least 40% of the aggregate value of the total consideration issued by Equity Office in the merger, as of the closing of the merger and taking into account any cash paid for fractional Equity Office common shares. For example, if the merger had
occurred on       , 2000, then based on the trading price of Equity Office
common shares on that date and the number of shares of Cornerstone common stock issued and outstanding on that date, and assuming that no holders of Cornerstone Partnership units had converted their units into Cornerstone common stock immediately before the merger, the aggregate fair market value of the Equity Office common shares that would have been issued in the merger would represent
approximately      % of the value of the total consideration paid by Equity
Office in the merger. There is no guarantee, however, that the trading price of the Equity Office common shares will be high enough at the scheduled closing of the merger to allow counsel to render the required tax opinions and the merger to be consummated.

     Federal Income Tax Consequences of the Merger to Cornerstone Common Stockholders. If the merger of Cornerstone with and into Equity Office constitutes a reorganization within the meaning of section 368(a) of the Internal Revenue Code, the merger will have the following material federal income tax consequences to Cornerstone common stockholders:

     - Equity Office Common Shares Only. The exchange in the merger of Cornerstone common stock solely for Equity Office common shares will not result in the recognition of gain or loss to a Cornerstone stockholder, except with respect to cash received for a fractional Equity Office common share, as discussed below, and possibly for a non-U.S. holder. See "Special Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cornerstone Stock" described below.

            A Cornerstone common stockholder that receives only Equity Office common shares in the merger will have a tax basis in the Equity Office common shares received equal to the stockholder's adjusted tax basis in the Cornerstone common stock exchanged.

     - Equity Office Common Shares and Cash. A Cornerstone common stockholder that receives both Equity Office common shares and cash, other than cash received for a fractional Equity Office common share, will recognize gain equal to the lesser of either the cash received or the amount by which
       (A) the cash plus the fair market value of the Equity Office common shares received exceeds (B) the stockholder's adjusted tax basis in its Cornerstone common stock. Special considerations apply to a non-U.S. holder. See "Special Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cornerstone Stock" described below. A Cornerstone common stockholder that receives both Equity Office common shares and cash in the merger will not recognize any loss on the exchange.

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

     In general, gain recognized by a Cornerstone common stockholder that receives both cash and Equity Office common shares will be taxable as capital gain, assuming that the Cornerstone common stock was held as a capital asset.
      However, it is possible that the gain recognized by a Cornerstone common stockholder that receives both cash and Equity Office common shares will be taxable as dividend income if the cash received does not result in a "meaningful reduction" in the Equity Office common shares that the Cornerstone common stockholder would have received had it received only Equity Office common shares in the merger. In determining whether a meaningful reduction has occurred, section 318 of the Internal Revenue Code requires that the stockholder be treated as actually owning Equity Office common shares that are owned by the stockholder's family members or by entities in which the stockholder owns an interest, or which the stockholder has an option to acquire.

     Gain required to be recognized due to the receipt of cash as part of the merger consideration generally must be calculated separately for each block of
      Cornerstone common stock exchanged in the merger. A block of stock is generally considered to be a group of shares acquired at the same cost in a single transaction.

     A Cornerstone common stockholder that receives both Equity Office common shares and cash, other than cash received for a fractional Equity Office common share, will have a tax basis in the Equity Office common shares received equal to the stockholder's tax basis in its Cornerstone common stock exchanged, decreased by the amount of any cash received and increased by the amount of gain recognized in the exchange.

     - Cash Only. A Cornerstone stockholder that receives only cash in the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in its Cornerstone common stock, assuming that the Cornerstone common stock was held as a capital asset.

     - Fractional Shares. A Cornerstone common stockholder that receives cash instead of a fractional Equity Office common share will be treated as if the fractional share was received in the merger and then redeemed by Equity Office. The Cornerstone common stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and the stockholder's tax basis in the fractional share, assuming that the Cornerstone common stock was held as a capital asset.

     - Holding Period. The holding period of the Equity Office common shares received by a Cornerstone common stockholder in the merger will include the holding period of the Cornerstone common stock exchanged, assuming that the Cornerstone common stock was held as a capital asset.

     Federal Income Tax Consequences of the Merger to Cornerstone Preferred Stockholders. Under the merger agreement, holders of Cornerstone 7% cumulative convertible preferred stock will receive $18.00 cash, without interest, together with accrued and unpaid dividends up to the closing of the merger. The holders of Cornerstone 7% cumulative convertible preferred stock will be treated as if they had sold their shares for the cash consideration received in the merger. As a result, a holder of Cornerstone 7% cumulative convertible preferred stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the stockholder's adjusted tax basis in the Cornerstone 7% cumulative convertible preferred stock that is converted in the merger, assuming the stock was held as a capital asset.

     Backup Withholding. Backup withholding tax at a rate of 31% may apply to cash paid in the merger to a Cornerstone stockholder. Backup withholding will not apply, however, if the Cornerstone stockholder:

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

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

     - provides a certificate of foreign status on Internal Revenue Service Form W-8 or W-8 BEN, or an appropriate substitute form; or

     - is otherwise exempt from backup withholding.

     The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

     Special Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Cornerstone Stock. A "non-U.S. holder" is any stockholder other than:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia, unless in the case of a partnership Treasury Regulations otherwise require;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     Generally, a non-U.S. holder is subject to taxation under the Foreign Investment in Real Property Tax Act, or FIRPTA, when it disposes of a "U.S. real property interest," subject to limited exceptions. In general, shares of a REIT are U.S. real property interests unless:

     - the REIT is a "domestically-controlled REIT;" or

     - a publicly-traded exception applies.

Under FIRPTA, the nonrecognition provisions of the Internal Revenue Code that otherwise apply to a reorganization will only apply to a Cornerstone stockholder in the merger if both the Cornerstone common stock exchanged and the Equity Office common shares received in the merger qualify as U.S. real property interests.

     Generally, a REIT is a domestically-controlled REIT if, at the time of the determination and throughout the preceding five years, less than 50% of the fair market value of its outstanding stock is directly or indirectly held by non-U.S. persons. Cornerstone does not qualify as a domestically-controlled REIT and, accordingly, Cornerstone stock constitutes a U.S. real property interest, unless the publicly-traded exception applies. Equity Office, on the other hand, believes that it qualifies as a domestically-controlled REIT and, thus, its shares do not constitute U.S. real property interests. Consequently, although the merger will otherwise qualify as a reorganization, a non-U.S. Cornerstone common stockholder will recognize any taxable gain under FIRPTA that is realized on the disposition of the Cornerstone common stock, unless the publicly-traded exception applies. The amount of taxable gain for this purpose would be the difference between:

     - the amount of any cash and the fair market value of the Equity Office common shares received in the merger; and

     - the holder's adjusted tax basis in its Cornerstone common stock.

The gain generally would be subject to FIRPTA tax at the normal U.S. tax rates on capital gains and would be taxable even though the merger otherwise qualifies as a nonrecognition transaction under the Internal Revenue Code. However, Equity Office will not be required to withhold tax on taxable gain attributable to the Cornerstone common stock.

     The publicly-traded FIRPTA exception will apply to a Cornerstone common stockholder if Cornerstone common stock is "regularly traded" on an "established securities market," as those terms are defined in applicable Treasury Regulations, at any time during the calendar year, and if the stockholder's actual and constructive ownership of Cornerstone's common stock, taking into account the constructive ownership rules in the Internal Revenue Code, does not exceed 5% of the value of Cornerstone common stock at any time during the five-year period preceding the merger. The trading of Cornerstone's common stock on the New York Stock Exchange meets the requirements of the Treasury Regulations. Thus, a non-U.S. Cornerstone common stockholder who did not own, taking into account the constructive ownership rules of the Internal Revenue Code, more than 5% of the value of Cornerstone's outstanding common stock during the preceding five years will not be subject to tax on the disposition of Cornerstone common stock in the merger, even if the stockholder receives cash in the merger. However, a non-U.S. Cornerstone common stockholder who satisfies the publicly-traded exception, but receives cash in the merger would nevertheless be subject to U.S. tax either:

     - in the same manner as a U.S. stockholder if the non-U.S. stockholder's investment in Cornerstone common stock is "effectively connected" with a United States trade or business of the non-U.S. stockholder; or

     - at a 30% rate on any recognized net capital gain if the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States.

     A non-U.S. Cornerstone preferred stockholder will be subject to FIRPTA at the time of the merger unless the preferred stock actually and constructively owned by the stockholder, at the time it was acquired, did not have a fair market value greater than the fair market value on that date of 5% of the total outstanding Cornerstone common stock and the Cornerstone common stock was publicly-traded at such time. Subsequent acquisitions of Cornerstone preferred stock are aggregated with the initial purchase, and all such stock is valued as of the most recent acquisition date, in applying the 5% test. Equity Office will be required to withhold tax from a non-U.S. Cornerstone preferred stockholder in an amount equal to 10% of the cash paid in the merger unless the non-U.S. holder:

     - can show conclusively that the 5% exception is applicable and withholding does not apply or

     - can provide a withholding certificate from the Internal Revenue Service showing that a lower amount of withholding is permitted.

     Federal Income Tax Consequences to Cornerstone, Equity Office and Equity Office Shareholders. Equity Office and its shareholders will not recognize any gain as a result of the merger, whether or not the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code.

     Cornerstone will not recognize any gain as a result of the merger if the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and Cornerstone qualifies as a "real estate investment trust," or "REIT," at the time of the merger.

     Federal Income Tax Consequences of the Merger if the Merger Did Not Qualify as a Reorganization or Cornerstone Did Not Qualify as a REIT. Although it is a condition to consummation of the merger that Equity Office and Cornerstone receive opinions of counsel that the merger will qualify as a reorganization for federal income tax purposes, these opinions will not be binding upon the Internal Revenue Service or the courts. If the merger did not qualify as a reorganization for federal income tax purposes, the merger would be treated as a taxable transaction. Accordingly, Cornerstone would recognize gain or loss equal to the difference between:

     - the sum of

      -- the fair market value of the Equity Office common shares issued in the merger;

      -- the cash issued in the merger; and

      -- the outstanding debt of Cornerstone including Cornerstone's allocable share of the outstanding debt of Cornerstone Partnership, as determined for tax purposes; and

     - Cornerstone's adjusted tax basis in its various properties and assets, including its interest in Cornerstone Partnership.

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

In computing its taxable income for the taxable year ending on the date of the merger, Cornerstone generally would be entitled to a dividends paid deduction equal to the fair market value of the Equity Office common shares and cash, including cash paid for fractional shares, issued in the merger.

     A Cornerstone stockholder would recognize gain equal to the difference between:

     - the aggregate fair market value of the Equity Office common shares and the cash received; and

     - the stockholder's adjusted tax basis in its Cornerstone stock.

     To the extent that Cornerstone's gain, if any, were to exceed the fair market value of the Equity Office common shares and cash issued in the merger, the gain generally would be taxable to Cornerstone, and the liability for this tax would transfer to Equity Office.

     As a condition to the merger, Equity Office will receive an opinion from King & Spalding, counsel to Cornerstone, that Cornerstone qualifies as a REIT at the time of the merger. This opinion, however, will not be binding on the Internal Revenue Service or the courts. If Cornerstone did not qualify as a REIT at the time of the merger, Cornerstone would be required to recognize gain with respect to the built-in gain attributable to its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. As the successor to Cornerstone in the merger, Equity Office would be liable for any tax owed by Cornerstone as a result of the recognition of built-in gain. However, under recently published Treasury Regulations, Equity Office would be able to make an election that would allow Cornerstone to avoid recognizing its built-in gain if Cornerstone did not qualify as a REIT at the time of the merger. This election would require Equity Office to recognize the built-in gain at the highest regular corporate rate if Equity Office were to dispose of any asset with built-in gain that was acquired from Cornerstone during the 10 years following the merger. Even though Equity Office will receive an opinion of King & Spalding, counsel to Cornerstone, that Cornerstone qualifies for taxation as a REIT at the time of the merger, Equity Office intends to make a protective election of the type described above as a precautionary measure in order to ensure that Cornerstone would not recognize gain at the time of the merger if the Internal Revenue Service later were to determine that Cornerstone did not qualify as a REIT at the time of the merger.

PRE-MERGER DIVIDEND

     Under the merger agreement, Cornerstone may declare a dividend to its stockholders immediately before the merger equal to the minimum amount necessary for Cornerstone to satisfy the REIT distribution requirements under section 857(a)(1) of the Internal Revenue Code and to avoid the payment of tax with respect to any undistributed income for Cornerstone's short taxable year ending at the time of the merger. Section 857(a)(1) requires a REIT to distribute to its stockholders each taxable year an amount equal to 95% of its "REIT taxable income." In addition, a REIT is required to pay tax on any income that it does not distribute to its shareholders, even if it satisfies the 95% distribution requirement. If Cornerstone pays a pre-merger dividend, Equity Office will declare a dividend to its common shareholders in an amount per share equal to the amount per share of the pre-merger dividend paid by Cornerstone, divided by the exchange ratio provided in the merger agreement. If Cornerstone and Equity Office declare dividends as described above, the record dates will be the day before the closing of the merger. Any pre-merger dividends paid to Cornerstone stockholders and Equity Office shareholders will not be part of the cash consideration paid in the merger and will be taxed in the same manner as other dividends paid by Cornerstone and Equity Office.

REIT QUALIFICATION

     Both Equity Office and Cornerstone have elected to be taxed as REITs under sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it distributes at least 95% of its REIT taxable income and it meets other requirements. For taxable years starting after December 31, 2000, REITs will have to distribute only 90% of their REIT taxable income to shareholders.

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

     As a condition to the merger, Hogan & Hartson L.L.P., counsel to Equity Office, will deliver an opinion to Cornerstone that commencing with Equity Office's taxable year ending December 31, 1997, Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT, and that after consummation of the merger, Equity Office's proposed method of operation will enable it to continue to qualify as a REIT.

     This opinion will rely upon customary representations made by Equity Office about factual matters relating to the organization and operation of Equity Office, EOP Partnership and its subsidiaries, including BeaMetFed, Inc. In addition, this opinion will be based upon factual representations of Equity Office concerning its business and properties as set forth in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. Finally, the portion of the Hogan & Hartson L.L.P. opinion that addresses the qualification of Equity Office as a REIT following the merger will be based in part upon the opinion of King & Spalding relating to the qualification of Cornerstone as a REIT at the closing of the merger and the representations made by Cornerstone in connection with the King & Spalding opinion.

     Equity Office intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that Equity Office will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office's ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. Hogan & Hartson L.L.P. will not review Equity Office's compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot guarantee that its actual operating results for any particular tax year will satisfy the requirements for taxation as a REIT under the Internal Revenue Code.

     If Cornerstone did not qualify as a REIT in any of its prior tax years, Cornerstone will become liable for federal income tax on its income earned in any year it did not qualify as a REIT. In addition, if Cornerstone did not qualify as a REIT at the time of the merger, Equity Office could have to pay additional taxes if it sold any of the Cornerstone properties within 10 years following the merger. As a condition to the merger, King & Spalding, counsel to Cornerstone, will provide an opinion to Equity Office that Cornerstone, commencing with its taxable year ended December 31, 1997 through its short taxable year ending at the closing of the merger, was organized and has operated in conformity with the requirements for qualification as a REIT. This opinion will rely upon customary representations made by Cornerstone about factual matters relating to the organization and operation of Cornerstone, Cornerstone Partnership and their affiliates. Cornerstone intends to continue to operate in a manner to qualify or remain qualified as a REIT until the closing of the merger. Qualification and taxation as a REIT depend upon Cornerstone's ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. There is no guarantee that Cornerstone's actual operating results for any of its taxable years, including its short taxable year ending at the closing of the merger, will have satisfied the requirements for taxation as a REIT under the Internal Revenue Code.

     To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of the merger, Equity Office will inherit any undistributed non-REIT earnings and profits that would result from the failure of Cornerstone to qualify as a REIT at any point. Equity Office will receive an opinion from King & Spalding regarding Cornerstone's REIT qualification, which will rely on Cornerstone's representations to King & Spalding that Cornerstone does not have any non-REIT earnings and profits attributable to any taxable year in which Cornerstone did not elect or qualify to be taxed as a REIT, and that Cornerstone will take all steps to ensure that it will not have earnings and profits attributable to non-REIT taxable years at the close of Cornerstone's short taxable year ending at the time of the merger.

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

OTHER INFORMATION RELEVANT TO EQUITY OFFICE'S REIT QUALIFICATION

     In order to qualify as a REIT, Equity Office also must derive at least 95% of its gross income from specified qualifying sources. Following the merger, Equity Office intends to operate the former Cornerstone properties in a manner so that they do not produce material amounts of non-qualifying income. After the merger, Equity Office will own and operate a hotel property currently owned by Cornerstone. Income from the operation of a hotel does not qualify for purposes of the REIT income tests. Equity Office intends to transfer this property to one of its non-controlled subsidiaries. Equity Office believes that the amount of nonqualifying income generated from this hotel will be an insignificant amount and will not affect Equity Office's ability to meet the 95% gross income test.

     In addition, in order to qualify as a REIT, Equity Office cannot own more than 10% of the voting securities of any issuer, and it cannot have more than 5% of its assets invested in the stock and securities of any one issuer. Equity Office will acquire in the merger a new non-controlled subsidiary, WCP Services, Inc., currently owned by Cornerstone. Equity Office will own all of the non-voting stock and 1% of the voting stock of WCP Services, Inc., which together represents 95% of the economic interest. The remaining voting stock representing 5% of the economic interest will be acquired by Equity Office Property Management Corp., another non-controlled subsidiary of Equity Office. WCP Services, Inc. is taxable as a regular "C" corporation. Equity Office does not believe that the value of the securities of WCP Services, Inc. will cause it to violate the 5% asset test.

U.S. TAXATION OF SALES OF EQUITY OFFICE COMMON SHARES BY NON-U.S. HOLDERS.

     Gain recognized by a non-U.S. shareholder upon the sale or exchange of Equity Office common shares generally would not be subject to United States taxation unless:

     - the investment in the Equity Office common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

     - the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - the Equity Office shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

     The Equity Office common shares will not constitute a United States real property interest if Equity Office is a domestically-controlled REIT. Equity Office will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

     Equity Office believes that, currently, it is a domestically-controlled REIT and, therefore, that the sale of Equity Office common shares would not be subject to taxation under FIRPTA. Because the shares of Equity Office are publicly traded, however, Equity Office cannot guarantee that it will continue to be a domestically-controlled REIT.

     Even if Equity Office does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its Equity Office common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and

     - the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

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

     If gain on the sale or exchange of Equity Office common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

AMENDMENTS TO EQUITY OFFICE'S DECLARATION OF TRUST RELATING TO
"DOMESTICALLY-CONTROLLED" REIT STATUS

     Based on the number of Equity Office common shares and shares of Cornerstone common stock outstanding on the record date, PGGM could own up to
approximately      % of the Equity Office common shares following the merger, if
PGGM elects to convert its Cornerstone common stock into Equity Office common shares in the merger. In order to assist Equity Office in continuing to qualify as a domestically-controlled REIT following the merger and as required by the merger agreement, amendments to the declaration of trust of Equity Office will be effected as part of the merger. The text of these amendments is attached to this joint proxy statement/prospectus as Annex D.

     The amendments restrict the direct or indirect acquisition and ownership of Equity Office shares, if as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. This ownership restriction would not apply to any acquisition of Equity Office preferred shares outstanding at the time the amendments become effective, or Equity Office common shares received upon the conversion of any Equity Office preferred shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction will be automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void.

     The board of trustees of Equity Office may increase the ownership limitation to a percentage not to exceed 49% of the fair market value of the issued and outstanding Equity Office shares, less the percentage of the aggregate value of all outstanding shares attributable to the value of any preferred shares that were issued and outstanding at the time the amendments become effective or the common shares into which they are convertible. The amendments also require each person who is a beneficial or constructive owner of Equity Office shares to provide any information as Equity Office may require, in good faith, in order to determine Equity Office's status as a domestically-controlled REIT. There is no guarantee, however, that the amendments will ensure that Equity Office continues to qualify as a domestically-controlled REIT.

ACCOUNTING TREATMENT

     Equity Office will treat the merger as a purchase for financial accounting purposes. This means that Equity Office will allocate the purchase price to assets acquired and liabilities assumed from Cornerstone based on their estimated fair values at the time the merger is completed. The amount of the consideration paid to Cornerstone stockholders that exceeds the net fair value of assets acquired and liabilities assumed will be allocated to investment in real estate.

RESTRICTIONS ON RESALES BY AFFILIATES

     The Equity Office common shares to be issued to Cornerstone stockholders in the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Cornerstone within the meaning of Rule 145 under the Securities Act or who will become an "affiliate" of Equity Office within the meaning of Rule 144 under the Securities Act after the merger. Equity Office common shares received by persons who are deemed to be Cornerstone affiliates or who become Equity Office affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cornerstone generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Cornerstone and may include officers, directors and principal stockholders of Cornerstone. All Cornerstone

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

stockholders who may be deemed to be affiliates of Cornerstone will be so advised before the completion of the merger.

     Under the merger agreement, Cornerstone will use its commercially reasonable efforts to obtain an affiliate agreement from each affiliate of Cornerstone before the completion of the merger by which each Cornerstone affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Equity Office common shares received in the merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made in accordance with Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

     Equity Office has the right to place legends on the certificates evidencing Equity Office common shares issued to Cornerstone affiliates in the merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the Equity Office common shares represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

     Persons who are not affiliates of Cornerstone may generally sell their Equity Office common shares without restrictions and without delivering this joint proxy statement/prospectus.

NO DISSENTERS' RIGHTS

     Cornerstone is organized under Nevada law, and Equity Office is organized under Maryland law. Under Nevada law, holders of Cornerstone common stock are not entitled to dissenters' rights as a result of the merger. Under Maryland law, holders of Equity Office common shares are not entitled to dissenters' rights as a result of the merger. The holders of the Cornerstone preferred stock have waived any dissenters' rights that they may have under Nevada law as a result of the merger.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, which is attached at the back of this joint proxy statement/prospectus as Annex A. You should read the merger agreement as it is the legal document that governs the merger.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The completion of the merger will occur no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at such other date or time as may be agreed by Equity Office and Cornerstone. If the merger is approved at the special meetings, Equity Office and Cornerstone currently expect to complete the merger on that same day.

     As soon as practicable after all conditions to the completion of the merger and the partnership merger are satisfied, and immediately after the completion of the partnership merger, Equity Office and Cornerstone will execute and file articles of merger with the State Department of Assessments and Taxation of Maryland and with the Secretary of State of the State of Nevada. The effective time of the merger will be the time specified in the articles of merger.

MERGER CONSIDERATION

     In the merger, holders of Cornerstone common stock may elect to receive either $18.00 per share in cash, without interest, or 0.7009 of an Equity Office common share, subject to proration if the cash election is oversubscribed or undersubscribed, as described in "Proration of Cash and Equity Office Common Shares Issued in the Merger" below.

     In the merger, holders of Cornerstone preferred stock will receive $18.00 per share in cash, without interest, together with accrued and unpaid dividends through the date of the closing of the merger.

     Upon conversion of the outstanding shares of Cornerstone common stock and preferred stock into merger consideration, the Cornerstone common stock and preferred stock will be cancelled and retired and will cease to exist.

PRORATION OF CASH AND EQUITY OFFICE COMMON SHARES ISSUED IN THE MERGER

     A total of 58,551,525 shares of Cornerstone common stock will be converted in the merger into the right to receive $18.00 per share in cash, without interest, and the number of shares of Cornerstone common stock issued and outstanding immediately before the merger, but after giving effect to redemptions by holders of Class A common units of Cornerstone Partnership, in excess of 58,551,525 shares will be converted into the right to receive Equity Office common shares based on the 0.7009 exchange ratio.

     Because the aggregate cash portion of the merger consideration to be paid to the Cornerstone common stockholders is fixed at approximately $1.054 billion, or $18.00 times 58,551,525 shares, and because the number of Equity Office common shares issuable in the merger will equal 0.7009 times the number of shares of Cornerstone common stock issued and outstanding immediately before the closing of the merger in excess of 58,551,525 shares, the amount of cash and the number of Equity Office common shares that each Cornerstone stockholder may receive in the merger may be subject to proration based on the elections made by other Cornerstone common stockholders.

     For example:

     - if cash elections are received for a number of shares of Cornerstone common stock which is greater than 58,551,525 shares, then:

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

      -- each share of Cornerstone common stock for which an election is not received and each share of Cornerstone common stock for which a share election is received will be converted in the merger into 0.7009 of an Equity Office common share; and

      -- the shares of Cornerstone common stock for which cash elections are received will be converted in the merger into $18.00 in cash, without interest, and Equity Office common shares based on the 0.7009 exchange ratio, on a proportionate basis, so that the aggregate number of shares of Cornerstone common stock converted into cash in the merger equals 58,551,525 shares, with Equity Office common shares issued for the remainder of the shares of Cornerstone common stock converted in the merger.

     - if share elections are received for a number of shares of Cornerstone common stock that is greater than (a) the number of shares of Cornerstone common stock issued and outstanding immediately before the merger less
       (b) the 58,551,525 shares to be converted into cash in the merger, then:

      -- each share of Cornerstone common stock for which an election is not received and each share of Cornerstone common stock for which a cash election is received will be converted in the merger into the right to receive $18.00 in cash, without interest; and

      -- the shares of Cornerstone common stock for which share elections are received will be converted in the merger into Equity Office common shares based on the 0.7009 exchange ratio, and $18.00 in cash, without interest, on a proportionate basis, so that the aggregate number of shares of Cornerstone common stock converted into cash in the merger equals 58,551,525 shares, with Equity Office common shares issued for the remainder of the shares of Cornerstone common stock converted in the merger.

     - if cash elections are received for less than the 58,551,525 shares of Cornerstone common stock to be converted in the merger into cash AND share elections are received for less than the maximum number of shares of Cornerstone common stock to be converted into Equity Office common shares in the merger, then:

      -- each share of Cornerstone common stock for which a cash election is received will be converted in the merger into the right to receive $18.00 in cash, without interest;

      -- each share of Cornerstone common stock for which a share election is received will be converted into Equity Office common shares based on the 0.7009 exchange ratio; and

      -- the shares of Cornerstone common stock for which no share elections are received will be converted into cash and Equity Office common shares so that the aggregate number of shares of Cornerstone common stock converted into $18.00 in cash, without interest, in the merger equals 58,551,525 shares, with Equity Office common shares based on the 0.7009 exchange ratio issued for the remainder of the shares of Cornerstone common stock converted in the merger.

     Because the exchange ratio is fixed at 0.7009, the market value of any Equity Office common shares you receive in the merger may differ from $18.00 per share and from the market value of the Equity Office common shares if the merger
occurred today. On             , 2000, the closing price of Equity Office common
shares was $     per share, which, based on the 0.7009 exchange ratio, would equal a market value equivalent per share of Cornerstone common stock of
$          had the merger been completed on that date. You should obtain current market prices for Equity Office common shares and shares of Cornerstone common stock.

SURRENDER OF CORNERSTONE CERTIFICATES

     Equity Office has appointed EquiServe L.L.C. to act as exchange agent for the purpose of paying the merger consideration. Equity Office will make available to the exchange agent, as required under the merger agreement, the cash and securities certificates for that purpose.

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

     Promptly after the closing of the merger, Equity Office will cause the exchange agent to send each holder of Cornerstone common stock, other than such holders of Cornerstone common stock who validly submitted a form of election and their certificates for Cornerstone common stock to the exchange agent before the Cornerstone special meeting as provided under "The Cornerstone Special
Meeting -- Voting and Election Procedures" on page 22, a letter of transmittal for use in such exchange and instructions explaining how to surrender certificates to the exchange agent. Holders of Cornerstone common stock whose shares are converted into the right to receive the merger consideration and who surrender their certificates to the exchange agent, together with a properly completed and signed letter of transmittal, as the case may be, will receive the merger consideration.

     Holders of unexchanged shares of Cornerstone common stock will not be entitled to receive any dividends, interest payments or other distributions payable by Equity Office on the Equity Office common shares. Upon surrender, however, such holders will receive accumulated dividends and distributions, without interest, payable on Equity Office shares subsequent to and in respect of a record date after the closing of the merger, together with cash in lieu of fractional shares.

TREATMENT OF CORNERSTONE STOCK OPTIONS

     Upon the completion of the merger, each Cornerstone stock option outstanding under Cornerstone's 1998 long-term incentive plan or any other arrangement, whether or not then vested or exercisable, other than options surrendered as provided below, will become fully exercisable and vested and each such Cornerstone stock option will be automatically converted upon the completion of the merger into an option to purchase Equity Office common shares. The substituted option will permit its holder to purchase a number of Equity Office common shares equal to the number of shares of Cornerstone common stock that could have been purchased, assuming full vesting, under the corresponding Cornerstone stock option, multiplied by 0.7009. The exercise price per Equity Office common share of the substituted option will be equal to the per-share option exercise price specified in the Cornerstone stock option divided by
0.7009. Each substituted option will otherwise be subject to the same terms and conditions as the corresponding Cornerstone stock option.

     Holders of Cornerstone stock options also will have the option to surrender to Equity Office any or all of their options, after the completion of the merger and before the end of the second business day immediately following the completion of the merger, in exchange for an amount in cash equal to:

     - the excess, if any, of $18.00 over the exercise price of such Cornerstone stock option; multiplied by

     - the number of shares of Cornerstone common stock subject to that Cornerstone stock option.

REPRESENTATIONS AND WARRANTIES OF EQUITY OFFICE AND CORNERSTONE

     The merger agreement contains customary representations and warranties by each of Cornerstone, Cornerstone Partnership, Equity Office and EOP Partnership relating to, among other things:

     - due organization and good standing;

     - capitalization;

     - authorization to enter into the merger agreement and to consummate the merger or the partnership merger, as applicable;

     - enforceability of the merger agreement;

     - no breach of organizational documents or material agreements as a result of the merger agreement or the consummation of the merger or the partnership merger, as applicable;

     - required governmental and third-party consents;

     - compliance with SEC reporting requirements;

     - no undisclosed liabilities;
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

     - no changes since December 31, 1998 that would have a material adverse effect;

     - no material legal proceedings;

     - real property;

     - environmental matters;

     - tax matters;

     - finders' fees;

     - compliance with laws;

     - contracts and debt instruments;

     - receipt of opinion of financial advisor;

     - anti-takeover statutes;

     - compliance with the Investment Company Act of 1940; and

     - required stockholder and partner approvals.

     In addition, the merger agreement contains customary representations and warranties by each of Cornerstone and Cornerstone Partnership relating to, among other things:

     - related party transactions;

     - employee benefits and labor matters; and

     - payments to employees, officers and directors as a result of the mergers or a termination of service after the mergers.

CONDUCT OF BUSINESS OF EQUITY OFFICE AND EOP PARTNERSHIP PENDING THE MERGER

     Pending the merger, each of Equity Office and EOP Partnership has agreed to, among other things:

     - preserve intact its business organizations and goodwill;

     - use commercially reasonable efforts to keep available the services of its officers and employees;

     - confer on a regular basis with Cornerstone to report material operational matters that would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;

     - promptly notify Cornerstone of any material emergency or other material change in its condition, business, properties, assets, liabilities or prospects, or of any material governmental complaints, investigations or hearings;

     - promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC;

     - maintain its books and records in accordance with GAAP consistently applied, and not to change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or GAAP; and

     - duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Equity Office's status as a qualified REIT under the Internal Revenue Code.

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

     In addition, pending the merger, each of Equity Office and EOP Partnership has agreed that, without Cornerstone's prior written consent or except as otherwise expressly contemplated by the merger agreement, neither Equity Office and EOP Partnership nor any of its subsidiaries will, among other things:

     - make or rescind any express or deemed election relating to taxes unless required by law or necessary to preserve Equity Office's status as a REIT or the status of any subsidiary of Equity Office as a partnership for federal income tax purposes or as a qualified REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

     - amend their organizational documents, except in specified instances, including the proposed amendments to Equity Office's declaration of trust described in this joint proxy statement/prospectus;

     - authorize, declare, set aside or pay any dividend, other than regular quarterly dividends, or regular distributions pursuant to the limited partnership agreement of EOP Partnership, or redemptions of EOP Partnership units under the EOP Partnership agreement where solely Equity Office common shares are used, or redemptions of Equity Office common shares under its declaration of trust to maintain REIT status or repurchases of its common shares pursuant to its publicly announced share repurchase program;

     - enter into or agree to effect any merger, acquisition, consolidation, reorganization or other business combination with any third party in which Equity Office is not the surviving party to the transaction or enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Equity Office is the surviving party that would result in the issuance of equity securities representing in excess of 20% of the outstanding Equity Office common shares on the date any such business combination is entered into or agreed to unless, in either case, such business combination is approved by Cornerstone, which approval will not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of Equity Office shareholders for approval of such business combination is no less than the affirmative vote of holders of Equity Office common shares representing more than 50% of the sum of the number of Equity Office common shares outstanding at the time of such approval plus 50,000,000; and

     - authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

CONDUCT OF BUSINESS OF CORNERSTONE AND CORNERSTONE PARTNERSHIP PENDING THE
MERGER

     Pending the merger, each of Cornerstone and Cornerstone Partnership has agreed to, among other things:

     - conduct its business, and cause its subsidiaries to conduct their respective businesses, only in the ordinary course and in a manner which is substantially consistent with past practice;

     - preserve intact its business organizations and goodwill;

     - use commercially reasonable efforts to keep available the services of its officers and employees;

     - confer on a regular basis with Equity Office to report material operational matters and, except in specified instances, any proposals to engage in material transactions;

     - promptly notify Equity Office of any material emergency or other material change in its condition, business, properties, assets, liabilities or prospects, or of any material governmental complaints, investigations or hearings;

     - promptly deliver to Equity Office true and correct copies of any report, statement or schedule filed with the SEC;

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     - maintain its books and records in accordance with GAAP consistently applied, and not to change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or GAAP; and

     - duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided that Cornerstone notifies Equity Office of any extensions and provided that such extensions do not adversely affect Cornerstone's status as a qualified REIT under the Internal Revenue Code.

     In addition, pending the merger, each of Cornerstone and Cornerstone Partnership has agreed that, without Equity Office's prior written consent or except as otherwise expressly contemplated by the merger agreement, neither Cornerstone or Cornerstone Partnership nor any of its subsidiaries will, among other things:

     - make or rescind any express or deemed election relating to taxes unless required by law or necessary to preserve Cornerstone's status as a REIT or the status of any subsidiary of Cornerstone as a partnership for federal income tax purposes or as a qualified REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

     - acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any commitment for the acquisition of any real property or, except as permitted in the budget approved in writing by Equity Office, other transaction involving payments to or by Cornerstone in excess of $100,000, except in the ordinary course of its office property business, including leasing activities permitted by Equity Office approved guidelines;

     - encumber assets, commence construction of or enter into any commitment to develop or construct real estate projects, except in the ordinary course of its office property business;

     - incur or enter into any commitment to incur additional debt, except for working capital under its revolving line(s) of credit and commitments for debt specified in the schedules to the merger agreement;

     - modify, amend or terminate, or enter into any commitment to modify, amend or terminate, any debt in existence on the date of the merger agreement;

     - amend their organizational documents;

     - make any change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, except in specified instances;

     - grant options or any other rights or commitments relating to its shares of capital stock or units of limited partnership interest, or any security convertible into its shares of capital stock or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

     - amend or waive any rights under any options or other stock rights, except as provided for in the merger agreement;

     - authorize, declare, set aside or pay any dividend or make any other distribution or payment, other than regular quarterly dividends, or regular distributions pursuant to the limited partnership agreement of Cornerstone Partnership, or redemptions of Cornerstone Partnership units under the Cornerstone Partnership agreement where solely Cornerstone common stock is used, or as necessary to maintain REIT status;

     - directly or indirectly redeem, purchase or acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest of Cornerstone, other than redemptions of Cornerstone Partnership units under the Cornerstone Partnership agreement where solely Cornerstone common stock is used, other than the use of Cornerstone common stock in connection with equity-based

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       employee benefit plans or as necessary to maintain REIT status and other than as set forth in the disclosure letter delivered in connection with the merger agreement;

     - sell, lease, mortgage, subject to lien or otherwise dispose of any real property, except in specified instances;

     - sell, lease, mortgage, subject to lien or otherwise dispose of any personal property or intangible property, except in the ordinary course of business and as is not material, individually or in the aggregate;

     - make any loans, advances or capital contributions to, or investments in, any other person, except in specified instances;

     - enter into any new, or amend or supplement any existing, contract, lease or other agreement with WCP Services, Inc.;

     - pay, discharge or satisfy any claims, liabilities or obligations whether absolute, accrued, asserted or unasserted, contingent or otherwise, except in specified instances;

     - guarantee the debt of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     - except in specified instances, enter into any commitment with any officer, director or affiliate of Cornerstone or any of its subsidiaries or WCP Services, Inc. or any material commitment with any consultant;

     - increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $100,000 per year, other than as required by any contract or plan or in accordance with waivers by employees of benefits under these agreements;

     - adopt any new employee benefit plan or amend any existing plans or rights;

     - settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement;

     - change the ownership of any of its subsidiaries or WCP Services, Inc., except in specified instances;

     - accept a promissory note in payment of the exercise price payable under any option to purchase shares of Cornerstone common stock;

     - except in specified instances, enter into any oral or written "tax protection agreement" that:

       -- has as one of its purposes to permit a person or entity to assert that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Cornerstone Partnership or any other Cornerstone subsidiary that is treated as a partnership for federal income tax purposes, and that
          (a) prohibits or restricts in any manner the disposition of any assets of Cornerstone, any Cornerstone subsidiary, including Cornerstone's non-controlled subsidiary, (b) requires that Cornerstone, any Cornerstone subsidiary or the Cornerstone non-controlled subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of Cornerstone's properties, or (c) requires that Cornerstone, any Cornerstone subsidiary or Cornerstone's non-controlled subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone, any Cornerstone subsidiary or Cornerstone's non-controlled subsidiary;

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

       -- specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Internal Revenue Code with respect to one or more assets of Cornerstone or a Cornerstone subsidiary; or

       -- requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone subsidiary under Section 752 of the Internal Revenue Code.

     - authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

CONDITIONS TO THE MERGER AND THE PARTNERSHIP MERGER

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER AND THE PARTNERSHIP MERGER

     The obligations of Cornerstone, Cornerstone Partnership, Equity Office and EOP Partnership to complete the merger and the partnership merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - the approval of the merger and the partnership merger, as applicable, and the merger agreement by the affirmative vote of the holders of at least:

       -- a majority of the outstanding shares of Cornerstone common stock;

       -- a majority of the outstanding Equity Office common shares;

       -- two-thirds of the outstanding shares of Cornerstone preferred stock;

       -- a majority of all limited partner interests in Cornerstone Partnership entitled to be cast, in accordance with the Cornerstone Partnership agreement; and

       -- a majority of all partner interests in EOP Partnership, including partner interests held by Equity Office.

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

     - the New York Stock Exchange will have approved for listing the Equity Office common shares to be issued in the merger and the Equity Office common shares reserved for issuance upon redemption of EOP Partnership units issued in the partnership merger, subject to official notice of issuance;

     - the registration statement on Form S-4 of which this proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

     - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the mergers or any of the other transactions contemplated by the merger agreement will be in effect; and

     - Equity Office and EOP Partnership will have received all state securities or "blue sky" permits and other authorizations necessary to issue the Equity Office common shares issuable in the merger and the EOP Partnership units issuable in the partnership merger.

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CONDITIONS TO THE OBLIGATIONS OF EQUITY OFFICE AND EOP PARTNERSHIP TO EFFECT THE
MERGER AND THE PARTNERSHIP MERGER

     The obligations of Equity Office and EOP Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - each of the representations and warranties of Cornerstone and Cornerstone Partnership contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be true and correct as of the date of the merger agreement and as of the closing of the merger:

       -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

       -- except where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone and its subsidiaries taken as a whole.

     - Cornerstone and Cornerstone Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the merger;

     - since February 11, 2000, there will have been no material adverse change in the business, financial condition or results of operations of Cornerstone and its subsidiaries taken as a whole;

     - Equity Office will have received a certificate of an officer of Cornerstone certifying to each of the above;

     - Equity Office will have received an opinion, dated as of the closing date of the merger:

       -- from counsel to Cornerstone relating to the REIT status of Cornerstone and the partnership status of Cornerstone Partnership;

       -- from counsel to Equity Office relating to the REIT status of Equity
          Office; and

       -- from counsel to Equity Office relating to the federal income tax treatment of the merger.

     - Equity Office and EOP Partnership will have received a "comfort" letter with respect to this document from independent public accountants for Cornerstone and Cornerstone Partnership; and

     - each of William Wilson III and John S. Moody will have entered into noncompetition and confidentiality agreements.

CONDITIONS TO THE OBLIGATIONS OF CORNERSTONE AND CORNERSTONE PARTNERSHIP TO EFFECT THE MERGER AND THE PARTNERSHIP MERGER

     The obligations of Cornerstone and Cornerstone Partnership to complete the merger and the partnership merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - each of the representations and warranties of Equity Office and EOP Partnership contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be true and correct as of the date of the merger agreement and as of the closing of the merger:

       -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

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       -- except where the failure of these representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole.

     - Equity Office and EOP Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the merger;

     - since the date of the merger agreement, there will have been no material adverse change in the business, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;

     - Cornerstone will have received a certificate of an officer of Equity Office certifying to each of the foregoing;

     - Cornerstone will have received an opinion, dated as of the closing date of the merger:

       -- from counsel to Equity Office relating to the REIT status of Equity
          Office and BeaMetFed, Inc., a Maryland corporation in which EOP Partnership currently owns 51.6% of the outstanding stock, and the partnership status of EOP Partnership; and

       -- from counsel to Cornerstone relating to the federal income tax treatment of the merger.

     - The Equity Office shareholders will have approved the proposed Equity Office charter amendment relating to domestically controlled REIT status at the Equity Office special meeting;

     - Cornerstone and Cornerstone Partnership will have received a "comfort" letter with respect to this document from independent public accountants for Equity Office and EOP Partnership; and

     - Equity Office will have delivered to PGGM a certificate to the effect that, to Equity Office's knowledge, Equity Office is a "domestically controlled REIT" as defined in the Internal Revenue Code.

NO SOLICITATION BY CORNERSTONE

     Cornerstone has agreed, for itself and in its capacity as the sole general partner of Cornerstone Partnership, that neither it nor any Cornerstone subsidiary will, nor will any of them permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative to:

     - invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer, including any proposal or offer to its stockholders, with respect to an "alternative acquisition proposal," as defined below;

     - engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

     - enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal;

     - propose publicly to agree to do any of the foregoing; or

     - otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal.

     Cornerstone has agreed, for itself and in its capacity as the sole general partner of Cornerstone Partnership, that it will:

     - immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted previously with respect to any alternative acquisition proposal; and

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     - notify Equity Office promptly if Cornerstone or any of its subsidiaries receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it, and include in such notice the identity of the person making such inquiry, proposal or request, the material terms of such inquiry, proposal or request and, if in writing, will promptly deliver to Equity Office a copy of such inquiry, proposal or request along with all other related documentation and correspondence.

     Notwithstanding the foregoing, Cornerstone, including in its capacity as the sole general partner of Cornerstone Partnership, may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide written proposal relating to an alternative acquisition proposal, if, and only to the extent that:

     - a majority of the board of directors of Cornerstone determines in good faith, after consultation with its outside counsel, that such action is required for the board of directors of Cornerstone to comply with its fiduciary duties to stockholders imposed by applicable law;

     - before furnishing such information to, or entering into discussions or negotiations with, such person, Cornerstone provides written notice to Equity Office to the effect that it is furnishing information to, or entering into discussions with, such person; and

     - Cornerstone enters into a confidentiality agreement with that person on terms in the aggregate not more favorable to that person than the terms of the confidentiality agreement entered into with Equity Office.

     For purposes of the merger agreement, an "alternative acquisition proposal" means a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Cornerstone or Cornerstone Partnership, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities, including partnership interests and units, of Cornerstone or Cornerstone Partnership, other than the mergers.

     Notwithstanding the foregoing, in the event that an alternative acquisition proposal constitutes a superior alternative acquisition proposal, the board of directors of Cornerstone may withdraw, modify, amend or qualify its recommendation of this merger agreement and the merger and recommend that superior alternative acquisition proposal to its stockholders if:

     - Cornerstone complies fully with the foregoing provisions and provides Equity Office with at least three business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement and the merger;

     - during such three business days Equity Office makes a counter proposal to such superior alternative acquisition proposal, Cornerstone's board of directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Equity Office counter proposal is:

       -- not at least as favorable to Cornerstone's stockholders as the superior alternative acquisition proposal, from a financial point of view; and

       -- not at least as favorable generally to Cornerstone's stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of that proposal, and the conditions, prospects and time required for completion of that proposal; and

     - Cornerstone terminates the merger agreement in accordance with its terms and pays to EOP Partnership the termination fee.

     For purposes of the merger agreement, a "superior alternative acquisition proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone
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Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and their subsidiaries or otherwise:

     - on terms which a majority of the board of directors of Cornerstone determines in good faith, taking into account the advice of Cornerstone's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Cornerstone's stockholders to those provided for in the merger;

     - on terms which a majority of the board of directors of Cornerstone determines in good faith to be more favorable generally to Cornerstone's stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal;

     - for which financing, to the extent required, is then fully committed and capable of being obtained; and

     - which the board of directors of Cornerstone determines in good faith is reasonably capable of being consummated.

TERMINATION OF THE MERGER AGREEMENT

  RIGHT TO TERMINATE

     The merger agreement may be terminated at any time before the completion of the partnership merger, whether before or after approval of the merger agreement and the mergers by the Equity Office shareholders, EOP Partnership limited partners, Cornerstone stockholders or Cornerstone limited partners, as follows:

     - by mutual written consent duly authorized by the Equity Office board of trustees and the Cornerstone board of directors;

     - by either Equity Office or Cornerstone if:

       -- any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of either the merger or the partnership merger becomes final and non-appealable;

       -- the merger and the partnership merger have not been completed before December 31, 2000; however, neither Equity Office nor Cornerstone may terminate the merger agreement if its breach is the reason that the mergers have not been completed;

       -- the holders of at least a majority of the outstanding shares of Cornerstone common stock and two-thirds of the outstanding shares of Cornerstone preferred stock fail to approve the merger and the merger agreement at the Cornerstone special meeting, or if holders of a majority of the limited partner interests in Cornerstone Partnership fail to approve the merger agreement and the partnership merger, but Cornerstone may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes; or

       -- the holders of Equity Office common shares fail to approve the merger and the merger agreement at the Equity Office special meeting, or holders of a majority of the partner interests in EOP Partnership fail to approve the merger agreement and the partnership merger, but Equity Office may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes.

     - by Equity Office:

       -- upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership contained in the merger

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agreement, or if any representation or warranty of Cornerstone or Cornerstone
Partnership becomes untrue, in either case such that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by December 31, 2000, or as otherwise extended by the parties; or

       -- if (a) the Cornerstone board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement or approved or recommended any superior alternative acquisition proposal, (b) following the announcement or receipt of an alternative acquisition proposal, Cornerstone has failed to call the Cornerstone special meeting or failed to prepare and mail to its stockholders this joint proxy statement/prospectus or (c) the Cornerstone board of directors or any committee of the Cornerstone board of directors has resolved to do any of the foregoing.

     - by Cornerstone:

       -- upon a breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership contained in the merger agreement, or if any representation or warranty of Equity Office or EOP Partnership becomes untrue, in either case such that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by December 31, 2000 or as otherwise extended by the parties; or

       -- if the Cornerstone board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Cornerstone complied with the terms of the no solicitation provisions contained in the merger agreement and, before terminating the merger agreement, has paid to EOP Partnership the termination fee.

EFFECT OF TERMINATION

     Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of Equity Office, EOP Partnership, Cornerstone or Cornerstone Partnership, except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement. The confidentiality agreement, dated January 13, 2000, between Cornerstone and Equity Office will continue in effect notwithstanding any termination of the merger agreement.

EXPENSES; TERMINATION FEE

     Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement.

     Cornerstone and Cornerstone Partnership will pay to EOP Partnership a termination fee if the merger agreement is terminated:

     - by Cornerstone, (a) if the Cornerstone board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or (b) in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Cornerstone complied with the terms of the nonsolicitation provisions contained in the merger agreement;
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     - by Equity Office if the Cornerstone board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement or approved or recommended any superior alternative acquisition proposal, or has resolved to do any of the foregoing; or

     - by either party under the circumstances listed below, but only if (a) Cornerstone or Cornerstone Partnership has received a proposal for an alternative acquisition transaction before such termination and (b) before or within 12 months after such termination, Cornerstone or Cornerstone Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed:

       -- Cornerstone breaches any of its representations or warranties in the merger agreement, and such breach has a material adverse effect on Cornerstone and its subsidiaries taken as a whole and cannot be rectified by December 31, 2000;

       -- Cornerstone fails to perform in all material respects all of its covenants, obligations or agreements in the merger agreement and such failure cannot be rectified by December 31, 2000;

       -- following Cornerstone's receipt or announcement of an alternative acquisition proposal, Cornerstone fails to call the Cornerstone special meeting or fails to prepare and mail to its stockholders this joint proxy statement/prospectus;

       -- any judgment, injunction, order, decree or action by any governmental entity of competent authority, which primarily results from any action, inaction of Cornerstone, its subsidiaries or its non-controlled subsidiary and prevents the consummation of the merger or the partnership merger, becomes final and non-appealable;

       -- the merger and the partnership merger are not completed before December 31, 2000 and the terminating party has not materially breached its obligations under the merger agreement in a way that prevents the merger or the partnership merger from being completed before December 31, 2000; or

       -- the holders of at least a majority of the outstanding shares of Cornerstone common stock and the holders of at least two-thirds of the outstanding shares of Cornerstone preferred stock fail to approve the merger and the merger agreement at the Cornerstone special meeting.

     The termination fee that EOP Partnership may be entitled to receive will be an amount equal to the lesser of (1) $100 million less termination expenses, as described below, paid or payable under the merger agreement and (2) the maximum amount that can be paid to EOP Partnership without causing Equity Office to fail to meet the REIT income requirements under the Internal Revenue Code. Cornerstone's and Cornerstone Partnership's obligation to pay any unpaid portion of the termination fee will terminate on February 11, 2003.

     Cornerstone and Cornerstone Partnership will pay to EOP Partnership termination expenses if the merger agreement is terminated:

     - by Equity Office, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership contained in the merger agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership becomes untrue, in either case such that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by December 31, 2000, or as otherwise extended by the parties, so long as Cornerstone was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership; or

     - by either Equity Office or Cornerstone, if the holders of a majority of the outstanding shares of Cornerstone common stock and Cornerstone preferred stock fail to approve the mergers and the

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       merger agreement at the Cornerstone special meeting, or if holders of a majority of the limited partner interests in Cornerstone Partnership fail to approve the merger agreement and the partnership merger, so long as Cornerstone was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership.

     Equity Office and EOP Partnership will pay to Cornerstone Partnership termination expenses if the merger agreement is terminated:

     - by Cornerstone, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership contained in the merger agreement, or if any representation or warranty of Equity Office or EOP Partnership becomes untrue, in either case such that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by December 31, 2000 or as otherwise extended by the parties, so long as Equity Office was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant obligation or agreement on the part of Cornerstone or Cornerstone Partnership; or

     - by either Cornerstone or Equity Office, if the holders of a majority of the outstanding Equity Office common shares fail to approve the mergers and the merger agreement at the Equity Office special meeting, or if holders of a majority of the partner interests in EOP Partnership fail to approve the merger agreement and the partnership merger, but neither Equity Office nor Cornerstone may terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes, so long as Equity Office was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant obligation or agreement on the part of Cornerstone or Cornerstone Partnership.

     The termination expenses that EOP Partnership or Cornerstone Partnership may be entitled to receive will be an amount equal to the lesser of (a) $7,500,000 or (b) such party's out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all attorneys', accountants' and investment bankers' fees and expenses. If the termination expenses payable to that party exceed the maximum amount that can be paid to that party without causing that party to fail to meet the REIT income requirements under the Internal Revenue Code, then the amount initially payable to that party will be that maximum amount. The paying party's obligation to pay any unpaid portion of the termination fee will terminate on February 11, 2003.

     In addition, in the event that Equity Office prevails in a suit for a breach by Cornerstone and Cornerstone Partnership of their obligation to pay the termination fee or termination expenses under the merger agreement, Equity Office will be entitled to its costs and expenses in connection with the suit, with interest.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be amended by the parties in writing by action of the Equity Office board of trustees and the Cornerstone board of directors at any time before the filing of the Maryland articles of merger.

     At any time before the completion of the merger, the parties may, in writing:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as specified.

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

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     In the merger agreement, Equity Office and EOP Partnership have agreed to provide exculpation and indemnification for each person who has been at any time on or before February 11, 2000, or who becomes before the completion of the merger, an officer or director of Cornerstone or any Cornerstone subsidiary. This exculpation and indemnification will be the same as provided to these persons by Cornerstone and its subsidiaries immediately before the completion of the merger in each entity's respective charter, bylaws, partnership, operating or similar agreement, as applicable, as in effect on February 11, 2000. This exculpation and indemnification covers actions only on or before the completion of the merger, including all transactions contemplated by the merger agreement.

     In addition, Equity Office and EOP Partnership also agreed to indemnify and hold harmless, to the full extent permitted by applicable law, each of the persons described above against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of Cornerstone or Equity Office, or any of their subsidiaries, or by or in the right of Cornerstone or Equity Office, or any of their subsidiaries, in which any of these persons is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

     - the fact that he or she is or was an officer, employee or director of Cornerstone or any of its subsidiaries or any action or omission by that person in his capacity as a director; or

     - the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the completion of the merger.

     After the completion of the merger, Equity Office and EOP Partnership will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Equity Office is also obligated to purchase, at or before the completion of the merger, directors' liability insurance policy coverage for Cornerstone's directors and executive officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Cornerstone to these directors and officers.

ASSUMPTION OF CORNERSTONE'S OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENTS

     Under the merger agreement, Equity Office has agreed to assume Cornerstone's obligations under existing registration rights agreements between Cornerstone and certain holders of Cornerstone Partnership units.

     In addition, under the merger agreement, Equity Office has agreed to assume Cornerstone's obligations under the amended and restated registration rights and voting agreement, dated December 16, 1998, among Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as amended by the voting agreement entered into concurrently with the merger agreement among Equity Office, EOP Partnership, WCP Services, Inc. and PGGM. Under this registration rights agreement, PGGM will have the following rights relating to the registration of Equity Office common shares:

     - Demand Registration: subject to specified limitations, PGGM will have the right to demand, on no more than eight occasions, that Equity Office register all or a portion of the Equity Office common shares issued to PGGM under the merger agreement, subject to a requirement that the market value of the shares requested to be registered as of the date of any demand must be equal to or greater than (a) $75 million or (b) the total aggregate amount of shares held by PGGM, if less than $75 million. Equity Office must use its commercially reasonable efforts to effect any such demand registration and will have the ability to defer the filing of a registration statement relating to a demand in specified circumstances;

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

     - Shelf Registration: within 20 days after the request of PGGM following the effective time of the merger, Equity Office will use its commercially reasonable efforts to register all of the Equity Office common shares issued to PGGM in connection with the merger agreement on a registration statement which provides for the offering of such securities on a delayed or continuous basis. Before selling Equity Office common shares under such registration statement, PGGM must give written notice to Equity Office of its intent to sell Equity Office common shares. Equity Office will have the right in specified circumstances to defer such intended sales;

     - "Piggyback" Registration: in the event that Equity Office exercises its rights to defer a requested registration, or suspend the effectiveness of the shelf registration or sales of Equity Office common shares by PGGM due to a contemplated public offering of Equity Office common shares, PGGM will have the right to include its shares in Equity Office's registration statement relating to such public offering. These "piggyback" registration rights will be subject to specified customary limitations as well as limitations contained in the other agreements between Equity Office and its stockholders.

     All registrations of PGGM shares described above will be at the expense of Equity Office, except that PGGM will bear all underwriting discounts and commissions and fees and expenses of its own counsel.

     In addition under the amended and restated registration rights and voting agreement, PGGM has agreed to a "standstill" provision which provides that PGGM will not take any of the following actions until 90 days after the date on which no Equity Office trustee nominated by PGGM in accordance with the PGGM voting agreement described below on page 72 remains a trustee of Equity Office:

     - directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any of Equity Office's equity securities if, immediately after such purchase or acquisition, PGGM and its affiliates would own 12% or more of the Equity Office common shares. "Equity security" means any (a) Equity Office common shares, (b) securities of Equity Office that are convertible into or exchangeable for Equity Office common shares, and (c) options, rights, warrants and similar securities issued by Equity Office to acquire Equity Office common shares;

     - directly or indirectly propose to Equity Office or any person or entity a "business combination," which is defined to mean any one of the following transactions: (a) any merger or consolidation of Equity Office or any Equity Office subsidiary with any person or entity, other than Equity Office; (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition by Equity Office, in one transaction or a series of transactions to or with any person or entity, of all or a substantial portion of the assets of Equity Office and its subsidiaries taken as a whole; (c) the adoption of any plan or proposal for the liquidation or dissolution of Equity Office proposed by or on behalf of PGGM or any affiliate of PGGM; or (d) any reclassification of securities (including any reverse stock split), recapitalization of Equity Office, or any merger or consolidation of Equity Office with any of its subsidiaries, or any other transaction to which Equity Office is a party which has the effect, directly or indirectly, of increasing the proportionate share of PGGM or any affiliate of PGGM, whether or not with or into or otherwise involving PGGM or any affiliate of PGGM;

     - make, or in any way participate in, any "solicitation" of "proxies" to vote, as those terms are used in the rules promulgated by the Securities Exchange Commission under Section 14(a) of the Securities Exchange Act of 1934, or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of Equity Office, initiate, propose or otherwise solicit stockholders of Equity Office for the approval of one or more stockholder proposals or induce or attempt to induce any other person or entity to initiate any stockholder proposal; or

     - deposit any equity securities of Equity Office into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities, or form, join or in any way participate in a "group," within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, with respect to any equity securities, except as contemplated by the registration rights agreement.

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

     The standstill provision may be waived by Equity Office only upon the approval of a majority of its board, excluding any trustee nominated by PGGM, and is not applicable to actions approved by the majority of the Equity Office board, excluding any trustee nominated by PGGM in circumstances in which any trustee nominated by PGGM is an "interested director" under Section 2-419 of the Maryland General Corporation Law.

VOTING AGREEMENTS

CORNERSTONE VOTING AGREEMENTS

     Each of the directors and executive officers of Cornerstone, including their affiliates, and PGGM have entered into voting agreements with Equity Office and EOP Partnership agreeing to vote all shares of Cornerstone common stock, and, if applicable, all Cornerstone Partnership units, owned of record by each of them, or that they otherwise have the power to vote:

     - for adoption and approval of the merger agreement and the partnership merger, as applicable; and

     - against adoption or approval of any action or agreement made or taken in opposition to or in competition with the merger or the partnership merger, as applicable.

     Each such stockholder also is restricted from soliciting alternative acquisition proposals with respect to Cornerstone or engaging in any discussions or negotiations with, or providing any confidential or non-public information to, any person relating to an alternative acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal.

     As of the record date for the Cornerstone special meeting, these persons and entities beneficially owned, excluding stock options and Cornerstone
Partnership units held by them,                shares of Cornerstone common
stock, representing      % of the outstanding shares of Cornerstone common stock
entitled to be voted at the Cornerstone special meeting.

     PGGM Voting Agreement. In addition to the general terms and conditions applicable to each of the voting agreements, the voting agreement between Equity Office, EOP Partnership, WCP Services, Inc. and PGGM also provides, among other things, that:

     - Equity Office will assume Cornerstone's obligations under the amended and restated registration rights and voting agreement, dated December 16, 1998, among Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as amended by the PGGM voting agreement. The terms of the amended and restated registration rights and voting agreement, as they will apply after the merger, are described above in the section entitled "Assumption of Cornerstone's Obligations under Registration Rights Agreements" on page 70.

     - Jan H.W.R. van der Vlist, a current Cornerstone board member, will become a trustee of the combined entity, with his term expiring in 2003, and Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 or more of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for re-election in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 or more of the issued and outstanding Equity Office shares as described above, Equity Office is required take all action necessary to nominate a replacement designated by PGGM for election or re-election as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.

EQUITY OFFICE VOTING AGREEMENTS

     Each of the trustees and executive officers of Equity Office, including their affiliates, have entered into voting agreements with Cornerstone and Cornerstone Partnership agreeing to vote all Equity Office

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

common shares and, if applicable, all EOP Partnership units owned of record by each of them, or that they otherwise have the power to vote:

     - in favor of adoption and approval of the merger agreement and the merger and the partnership merger, as applicable; and

     - against approval or adoption of any action or agreement made or taken in opposition to or in competition with the merger or the partnership merger, as applicable.

     As of the record date for the Equity Office special meeting, these persons and entities beneficially owned, excluding share options and EOP Partnership
units held by them,                Equity Office common shares, representing
     % of the outstanding Equity Office common shares entitled to be voted at the Equity Office special meeting.

PREFERRED STOCK OPTION AGREEMENT

     The holders of all of the outstanding shares of Cornerstone preferred stock have entered into a stock option agreement with Equity Office and Cornerstone. Under the agreement, these holders have granted to Cornerstone and Equity Office, respectively, an option to acquire all of their shares of Cornerstone preferred stock at any time before the completion of the merger at a purchase price of $18.00 per share, plus accrued and unpaid dividends, in cash, subject to adjustment as provided in the agreement. If the merger agreement is amended to increase the purchase price per share in the merger, either before or after Cornerstone or Equity Office exercises its option under the agreement to purchase all of their shares of Cornerstone preferred stock, the purchase price of the Cornerstone preferred stock will be adjusted to equal the purchase price contained in the amended merger agreement.

ACQUISITION OF WCP SERVICES

     William Wilson III and John S. Moody are the owners of common shares of Cornerstone's third-party service subsidiary, WCP Services, Inc., representing 99% of the voting power and 5% of the economic interests in WCP Services. Messrs. Wilson and Moody have entered into a stock purchase agreement relating to such common shares of WCP Services. This agreement provides for the sale of the voting capital stock of WCP Services owned by Messrs. Wilson and Moody to EOP Office Properties Management Corp., a Delaware corporation in which Equity Office owns a 95% non-voting equity interest. Each of Messrs. Wilson and Moody will receive $200,000, including the assumption of indebtedness, in exchange for his voting capital stock of WCP Services. WCP Services provides third party management services, tenant services and development services.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     The following is a summary of the material differences between the rights of holders of Equity Office common shares and holders of Cornerstone common stock. As a Maryland real estate investment trust, Equity Office is subject to Maryland law governing real estate investment trusts organized in Maryland. The Maryland real estate investment trust law covers some of the same matters covered by the Maryland General Corporation Law, including liabilities of trustees and officers, amendment of the declaration of trust and mergers of a Maryland real estate investment trust with other entities. There are many corporate governance matters that are addressed in the Maryland General Corporation Law, however, that are not dealt with in the Maryland real estate investment trust law. It is the general practice of Maryland real estate investment trusts to address some of these matters through provisions in the declaration of trust or bylaws. As a Nevada corporation, Cornerstone is subject to applicable provisions of the Nevada General Corporation Law applicable to corporations organized in Nevada.

     The following discussion is not intended to be complete and is qualified by reference to the declaration of trust and bylaws of Equity Office, the articles of incorporation and bylaws of Cornerstone and applicable Maryland and Nevada law. The declaration of trust and bylaws of Equity Office and the articles of incorporation and bylaws of Cornerstone are incorporated by reference in this joint proxy statement/prospectus, and will be sent to holders of Equity Office common shares and Cornerstone common stock upon request. See "Where You Can Find More Information."

AUTHORIZED SHARES

     The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, of which 8,000,000 shares are designated as "8.98% series A cumulative redeemable preferred shares," 7,000,000 shares are designated as "5.25% series B convertible, cumulative preferred shares" and 4,600,000 shares are designated as "8 5/8% series C cumulative redeemable preferred shares of beneficial interest."

     Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued common shares or preferred shares in one or more classes or series without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval. Subject to an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust the board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval. Notwithstanding the foregoing, under the articles supplementary establishing the outstanding series A, series B and series C preferred shares of Equity Office, the board of trustees may not authorize, create or increase the authorized amount of any class or series of shares ranking before the outstanding series A, series B and series C shares with respect to the payment of distributions or upon liquidation, without the approval of holders of two thirds of the outstanding shares of these series of preferred shares voting together as a single class.

     At       , 2000, there were issued and outstanding           Equity Office
common shares,           Equity Office series A preferred shares,
          Equity Office series B convertible, cumulative preferred shares and Equity Office series C preferred shares.

     The authorized stock of Cornerstone consists of 250,000,000 shares of common stock, without par value, and 65,000,000 shares of preferred stock, without par value, of which 3,030,303 shares are designated as "7% cumulative convertible preferred stock" and 344,828 shares are designated as "redeemable preferred stock."

     Under the Cornerstone articles of incorporation, the Cornerstone board of directors has the authority to issue authorized but unissued common shares or preferred shares in one or more series without stockholder approval.

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

     At       , 2000, there were issued and outstanding           shares of
Cornerstone common stock and 3,030,303 shares of Cornerstone 7% cumulative convertible preferred stock.

VOTING RIGHTS

     Each holder of Equity Office common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Equity Office common shares. Holders of Equity Office common shares do not have cumulative voting rights. Except as provided in articles supplementary establishing a series of Equity Office preferred shares or required by law, holders of Equity Office preferred shares do not have any voting rights. For a description of the voting rights of holders of outstanding series A, series B and series C preferred shares, see "-- Authorized Shares;" "-- Number of Trustees/Directors; Removal of Trustees/Directors; Vacancies;" and "-- Amendment of the Declaration of Trust and Articles of Incorporation."

     Each holder of Cornerstone common stock is entitled to one vote per share and to the same and identical voting rights as other holders of Cornerstone common stock. Holders of Cornerstone common stock do not have cumulative voting rights. Except as provided by law or in the certificate of designations creating a series of Cornerstone preferred stock, holders of Cornerstone preferred stock do not have any voting rights.

CLASSIFICATION OF THE BOARD

     The Maryland real estate investment trust law permits a Maryland real estate investment trust's board of trustees to be divided into up to three classes with staggered terms of office. The Equity Office declaration of trust divides the Equity Office board of trustees into three classes, with classes being elected to three-year terms on a rotating basis.

     The Nevada General Corporation Law permits a Nevada corporation to divide its board of directors into up to four classes with staggered terms of office. However, Cornerstone does not have a classified board of directors. Accordingly, its directors serve for one-year terms and are elected annually.

NUMBER OF TRUSTEES/DIRECTORS; REMOVAL OF TRUSTEES/DIRECTORS; VACANCIES

     The Equity Office declaration of trust provides for a minimum of nine and a maximum of 15 trustees, with the number of trustees within this range established by a majority vote of the board of trustees as provided in the Equity Office bylaws. Under the Equity Office bylaws, except during the period in which a vacancy exists, at least two-thirds of the Equity Office trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates.

     Under the Equity Office declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

     Under the Equity Office declaration of trust, subject to the rights of holders of any class or series of preferred shares, each vacancy on the board of trustees, including a vacancy resulting from an increase in the number of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies.

     The holders of the outstanding shares of series A, series B and series C preferred shares of Equity Office are entitled, voting together as a single class, to elect a total of two trustees to the Equity Office board of trustees at any time distributions on the preferred shares were in arrears for six or more quarterly periods.

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     Cornerstone's articles of incorporation provide for a minimum of three and a maximum of eighteen members of Cornerstone's board of directors. At present, Cornerstone's board stands at fourteen members. The size of the board may be increased or decreased by action of the board of directors and, during certain periods set forth in Cornerstone's bylaws, the approval of the board affairs committee of Cornerstone's board is required to effect any such change. Cornerstone's bylaws also require that: (a) until December 11, 2001, Cornerstone's board of directors shall nominate William Wilson III and two individuals designated by Mr. Wilson for election to the board; and (b) until the date that PGGM and its affiliated entities own, collectively, less than 5% of Cornerstone's issued and outstanding common stock, Cornerstone's board is required to nominate two persons designated by PGGM for election as directors.

     At least one of the two persons designated by Mr. Wilson must satisfy the criteria for independent directors described in the New York Stock Exchange, Inc. Listed Company Manual and must satisfy the criteria for non-employee directors described in rule 16b-3(b)(3)(i) promulgated by the SEC under the Securities Exchange Act of 1934.

     Directors may be removed, with or without cause, at any time by the vote or written consent of stockholders of record holding at least two-thirds of the shares of Cornerstone's issued and outstanding common stock.

     Vacancies on Cornerstone's board may be filled by the affirmative vote or written consent of stockholders of record holding at least a majority of the shares of Cornerstone's issued and outstanding common stock or by vote or written consent of Cornerstone's board, whether or not sufficient directors are in office to constitute a quorum. During the periods referred to above in which either Mr. Wilson or PGGM has a right to designate persons for nomination to the board of directors, if a vacancy on Cornerstone's board is caused by the absence of any such person, Cornerstone's board is required to fill the vacancy with a person designated by Mr. Wilson or PGGM, as the case may be. Any director elected to fill a vacancy on Cornerstone's board will hold office for the remainder of the full term of the absent director.

     If dividends payable on Cornerstone's 7% cumulative convertible preferred stock are in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the holders of such stock have the right to elect two members of Cornerstone's board of directors at the next annual meeting of shareholders and at each subsequent meeting of shareholders until such arrearages have been paid or set apart for payment.

LIMITATION OF TRUSTEE/DIRECTOR AND OFFICER LIABILITY

     Under Maryland law, the declaration of trust of a Maryland real estate investment trust may include a provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages but may not include a provision which restricts or limits the liability of its trustee or officers to the trust or its shareholders to the extent that:

     - it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

     - a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Equity Office declaration of trust provides that, to the maximum extent that Maryland law, no trustee or officer of Equity Office shall be liable to Equity Office or to any shareholder for money damages.

     Nevada law allows a corporation to provide in its articles of incorporation that the personal liability of the corporation's directors to its stockholders or the corporation is limited, but such a provision may not extend to intentional misconduct, fraud or a knowing violation of law or payments of distributions to the

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corporation's shareholders which are not allowed by Nevada law. Cornerstone's articles of incorporation do not contain any such provision limiting director liability.

INDEMNIFICATION

     Maryland law generally permits a Maryland real estate investment trust to indemnify any person made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a trustee, officer, employee or agent of the trust or any predecessor entity, or is or was serving at the request of the trust or predecessor entity as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

     - the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

     - the person actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

     Under Maryland law, indemnity may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

     - by the board of trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the proceeding;

     - if such quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more trustees not, at the time, parties to the proceeding;

     - by special legal counsel; or

     - by the shareholders.

     If the proceeding is one by or in the right of the trust, indemnification may not be provided as to any proceeding in which the person is found liable to the trust.

     A Maryland real estate investment trust may pay, before final disposition, the expenses, including attorneys' fees, incurred by a trustee, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a trustee or officer when the trustee or officer gives an undertaking to the trust to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the trustee or officer to repay the advance. A Maryland trust is required to indemnify any trustee who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

     Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of trustees or otherwise.

     Under the Equity Office bylaws, Equity Office is required to indemnify and advance expenses to present and former trustees and officers, and may indemnify employees and agents, of Equity Office and its predecessors. The Equity Office bylaws also provide for mandatory indemnification and advancement of expenses to present and former shareholders of Equity Office or its predecessors made a party to a proceeding by reason of such status.

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

     The limited partnership agreement of EOP Operating Limited Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

     Section 78.7502 of Chapter 78 of the Nevada Revised Statutes allows Cornerstone to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if:

     - he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe his or her actions were unlawful.

     Section 78.7502 of the Nevada Revised Statutes allows Cornerstone to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities described above against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those described above, except that no indemnification may be made in respect of:

     - any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation; or

     - amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Revised Statutes further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith. Article IX of Cornerstone's bylaws provides for indemnification of its officers and directors that is substantially identical in scope to the foregoing discussion of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes provides that any indemnification provided for by Section 78.7502 of the Nevada Revised Statutes, by court order or otherwise, shall not be deemed to be exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Cornerstone's bylaws also provide, pursuant to Section 78.7502 of the Nevada Revised Statutes, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be

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paid by Cornerstone as they are incurred and in advance of the final disposition of the action, suit or proceeding, provided that Cornerstone receives an undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by Cornerstone pursuant to Article IX of its bylaws.

     Finally, Section 78.752 of the Nevada Revised Statutes allows Cornerstone to purchase and maintain insurance on behalf of any of Cornerstone's directors, officers, employees or agents against any liability asserted against any of them in any such capacity or arising out of their status as such, whether or not Cornerstone would have the power to indemnify them against such liabilities under Section 78.7502. Cornerstone has purchased this type of insurance in customary amounts for its directors, officers, employees and agents.

DUTIES OF TRUSTEES AND DIRECTORS

     Recent Maryland legislation provides increased protection for Maryland real estate investment trusts against unsolicited takeovers by affording greater protection to a board of trustees with regard to actions taken in a takeover context. The Maryland legislation provides that the duties of trustees will not require them to:

     - accept, recommend, or respond to any proposal by a person seeking to acquire control;

     - authorize the real estate investment trust to redeem any rights under, modify, or render inapplicable a shareholder rights plan;

     - make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

     - elect to be subject to any or all of the "elective provisions" described below; or

     - act or fail to act solely because of:

       -- the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

      -- the amount or type of consideration that may be offered or paid to shareholders in an acquisition.

     The Maryland legislation also states the presumption that any act of a trustee satisfies the required standard of conduct. In the case of a Maryland corporation, these are a director's duties to act in good faith, in a manner that is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In the case of a Maryland real estate investment trust, the standard of conduct is not explicitly provided by statute. Under the Maryland legislation, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control may not be subject to a higher duty or greater scrutiny than is applied to any other act of a trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which (a) imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context; and (b) shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

     The Maryland legislation also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce such duty, therefore, can only be brought derivatively.

     Partly in response to judicial decisions in Delaware in the takeover context, Nevada's legislature enacted a statute providing that, in performing their duties, directors of a corporation may consider factors other than the short-term interests of the corporation's shareholders, including the interests of the corporation's employees, suppliers, creditors and customers, the state and national economy, the interests of the community and society, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the corporation's continued independence.
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

     Like directors of Maryland corporations, directors of Nevada corporations enjoy the benefit of a presumption that, in exercising their powers, directors are acting in good faith, on an informed basis and with a view to the interests of the corporation. The required standard of care is expressly stated in the statute: good faith with a view to the interests of the corporation. Given, however, the case law of other jurisdictions in the anti-takeover context, it is not clear whether a Nevada court would impose a more exacting standard of care than that stated in the statute.

MARYLAND ELECTIVE PROVISIONS

     Recent Maryland legislation allows publicly-held Maryland corporations and Maryland real estate investment trusts to elect to be governed by all or any part of new Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland real estate investment trust in its declaration of trust or bylaws or by resolution adopted by the board of trustees as long as the trust has at last three trustees who, at the time of electing to be subject to the provisions are not:

     - officers or employees of the trust;

     - persons seeking to acquire control of the trust;

     - directors, officers, affiliates or associates of any person seeking to acquire control; or

     - nominated or designated as trustees by a person seeking to acquire control.

     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation trust or elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.

     The Maryland legislation provides that a trust can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the trust's existing declaration of trust or bylaws:

     - Classified Board:  Equity Office already has a classified board;

     - Two-Thirds Shareholder Vote to Remove Trustees Only For Cause: The shareholders may remove any trustee only by the affirmative vote of at least two thirds of all the votes entitled to be cast by the shareholders generally in the election of directors, but a trustee may not be removed without cause;

     - Size of Board Fixed by Vote of Board: Equity Office already has this provision, subject to the range on the number of trustees contained in its declaration of trust;

     - Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred (as opposed to until the next annual meeting of shareholders) and until a successor is elected and qualifies. Equity Office recently adopted this provision; and

     - Shareholder Calls of Special Meetings Only Upon the Written Request of Holders of at Least a Majority of All Votes Entitled to be Cast: Equity Office already has this provision.

     Although Nevada's General Corporation Law contains no similar statute, Cornerstone's bylaws and articles of incorporation address most of the issues addressed by the Maryland legislation described above. Other than stockholder calls for special meetings, Cornerstone's approach to the issues addressed by the Maryland legislation is set forth in the above section entitled "Number of Trustees/Directors; Removal of Trustees/Directors; Vacancies." Nevada law does not provide for stockholder calls of special meetings.

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

However, Cornerstone's bylaws provide that holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote at a special meeting may call such a meeting.

CALL OF SPECIAL MEETINGS OF SHAREHOLDERS

     The Equity Office bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president or one-third of the trustees. Special meetings of shareholders also may be called by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting of shareholders.

     As noted above, Cornerstone's bylaws provide that holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote at a special meeting may call a special meeting of stockholders. In addition, Cornerstone's bylaws allow Cornerstone's board of directors, Chairman of the Board, President or Secretary to call a special meeting of the stockholders.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     The Equity Office bylaws permit any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter.

     Nevada law and Cornerstone's bylaws also allow any action required or allowed to be taken at a stockholder's meeting to be taken without a meeting, notice or a vote of stockholders if a written consent to such action, setting forth the action, is signed by holders of record of a majority, or if a higher proportion would be required at a meeting of stockholders, then that higher proportion, of the corporation's issued and outstanding shares of common stock.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER NEW BUSINESS PROPOSALS

     The Equity Office bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

     For an annual meeting, a shareholder must deliver notice to the secretary of Equity Office not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year's annual meeting, or the meeting is a special meeting of shareholders at which trustees will be elected, notice by the shareholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity Office.

     The Equity Office bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

     Neither the Cornerstone articles of incorporation nor its bylaws contain a comparable provision.

AMENDMENT OF THE DECLARATION OF TRUST AND ARTICLES OF INCORPORATION

     Under Maryland law and the Equity Office declaration of trust, the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable Equity Office to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. The Equity Office board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares, without action by holders of Equity Office common shares. Other amendments to the declaration of trust must first be declared advisable by the board of trustees and

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

thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast, or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast.

     Under the articles supplementary for each series of outstanding preferred shares of Equity Office, the approval of holders of each preferred series by a two-thirds class vote would be required for:

     - the authorization, creation or increase in the authorized or issued amount of any class or series of Equity Office shares ranking before the outstanding preferred series as to distributions or upon liquidation; or

     - any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the outstanding series of preferred shares.

     General amendments to Cornerstone's articles of incorporation are governed by the provisions of the Nevada General Corporation Law. Cornerstone's articles expressly provide, however, that Cornerstone's board of directors may determine the rights, preferences, privileges, designations and other characteristics of classes and series of Cornerstone's preferred stock. Under the Nevada General Corporation Law, general amendments to Cornerstone's articles of incorporation require Cornerstone's board of directors to recommend the amendment to Cornerstone's stockholders and for holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote to approve such amendment. Nevada's General Corporation Law provides holders of classes or series of Cornerstone's preferred stock a right to vote as a class or series on amendments to Cornerstone's articles of incorporation, regardless of limitations on the voting rights of such class or series, if the amendment would alter or change any preference or relative or other right given to such a class or series.

     The certificate of designations of the only series of Cornerstone's preferred stock of which shares are issued and outstanding, the 7% cumulative convertible preferred stock, provides that the consent or affirmative vote of holders of at least two-thirds of the shares of the holders thereof shall be required to:

          (a) issue or increase the authorized amount of any class or series of shares ranking prior with respect to payment of dividends or distributions of amounts upon liquidation; or

          (b) amend, alter or repeal any provision of Cornerstone's articles of incorporation that would materially and adversely affect any power, preference or special right of the series.

     Notwithstanding (b) above, Nevada's General Corporation Law would require the approval of the record holders of a majority of issued and outstanding shares of the 7% cumulative convertible preferred stock that are entitled to vote, to amend Cornerstone's articles of incorporation, whether or not the proposed amendment would "materially" alter or change any preference or any relative or other right given to such stock.

AMENDMENT OF THE BYLAWS

     The Equity Office bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast.

     Amendment of Cornerstone's bylaws is governed by the terms of the bylaws. The bylaws provide that amendments may be adopted either by holders of record of a majority of the corporation's issued and outstanding shares of common stock or by Cornerstone's board. However, until December 16, 2001, amendments to Sections
3.02 (number of directors and term), 3.03 (identity of members of the board of directors), 3.04 (relating to the position of chairman of the board), 3.07 (filling vacancies on the board of
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directors), 3.09 (relating to committees of the board of directors), and
10.01(b) (relating to restrictions on amendment of the bylaws), require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors. In addition, until the earlier of (a) the date on which PGGM or Dutch Institutional Holding Company or their respective affiliates own, collectively, less than 25% of Cornerstone's issued and outstanding common stock and (b) October 31, 2002, amendments to Sections 3.02, 3.03, 3.07, 3.09 or 10.01(c) (relating to restrictions on amendments of the bylaws) of the bylaws require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors. Lastly, until PGGM and its affiliated entities own, collectively, less than 5% of the issued and outstanding shares of Cornerstone's common stock, amendments to Section 3.03(b) (relating to PGGM's right to designate persons for nomination to Cornerstone's board of directors) and 10.01(c) also require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Under Maryland law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority. No shareholder approval is required for parent-90% owned subsidiary mergers or by shareholders of a Maryland successor trust if the merger does not reclassify or change the outstanding shares or otherwise amend the declaration of trust and the number of shares to be issued in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger is completed. The Equity Office declaration of trust specifies that the affirmative vote of shareholders by not less than a majority of all votes entitled to be cast is required to approve mergers for which a shareholder vote is required under Maryland law.

     Maryland law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust. However, the Equity Office declaration of trust requires that a majority of the Equity Office shares entitled to vote on the matter must approve a consolidation of Equity Office into one or more other entities or the sale of all or substantially all of the assets of Equity Office outside the ordinary course of business. Under the Equity Office declaration of trust, the mortgage, pledge or other creation of a security interest in any or all of the assets of Equity Office, whether or not in the ordinary course of business, as well as the sale of all or substantially all of the assets of Equity Office to a majority owned subsidiary or as a distribution to shareholders is not deemed to be a sale requiring shareholder approval.

     Mergers and share exchanges involving Nevada corporations are governed by Chapter 92A of the Nevada Revised Statutes, which we refer to as the "Merger Statute." Under the Merger Statute, Cornerstone may approve a plan of merger or exchange of shares if (a) Cornerstone's board of directors recommends the plan to the stockholders and (b) holders of record of a majority of Cornerstone's common stock entitled to vote approve the plan. Approval of a merger by Cornerstone's stockholders is not required if: (x) Cornerstone is to be the surviving entity in a merger; (y) Cornerstone's articles of incorporation after the merger will be the same as its articles of incorporation before the merger; and (z) the number of shares of Cornerstone's common stock outstanding immediately after the merger, plus the number of such shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of shares of Cornerstone's common stock outstanding immediately before the merger by more than 20%.

     Nevada's General Corporation Law requires the consent of the holders of a majority of the shares of Cornerstone's common stock entitled to vote for a sale, lease, or exchange of all of its property and assets.

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

DISSOLUTION OF EQUITY OFFICE OR CORNERSTONE; TERMINATION OF REIT STATUS

     The Equity Office declaration of trust permits the termination of the existence of Equity Office if approved by the affirmative vote of the holders of not less two-thirds of the outstanding Equity Office shares entitled to vote on the matter. In addition, the board of trustees may terminate the status of Equity Office as a REIT under the Internal Revenue Code for any taxable year without a vote of the holders of Equity Office common or preferred shares.

     Under Nevada's General Corporation Law, Cornerstone may be dissolved if its board of directors recommends dissolution to the stockholders and holders of a majority of the shares of Cornerstone's outstanding common stock entitled to vote approve such dissolution.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

     The Maryland Business Combination Statute provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested shareholder" or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified "price criteria" and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of trustees and approved by (a) at least 80% of the outstanding voting shares and (b) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates. Under the statute, an "interested shareholder" generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% of more of the outstanding voting shares of the real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of trustees before the time the interested shareholder first became an interest shareholder.

     The Equity Office board of trustees has elected by resolution to exempt form the provisions of the Maryland Business Combination Statute any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.

     Nevada's Business Combinations Act prohibits combinations between a Nevada corporation and an interested stockholder of the corporation for three years after the stockholder becomes interested unless the combination or acquisition of shares by the interested stockholder on the date the stockholder became an interested stockholder was approved by the corporation's board of directors before that date. An interested stockholder is: (a) a person who, directly or indirectly, has the ability to control the voting of 10% of the voting stock of the corporation; or (b) an affiliate or associate of the corporation who, at any time within three years before the date in question, satisfied the definition in
(a). A combination is broadly defined and includes mergers, dispositions of 5% or more of its assets, issuances of shares and other specified transactions.

     Although a Nevada corporation may, in its articles of incorporation, opt out of the Business Combinations Act, Cornerstone has not done so.

CONTROL SHARE ACQUISITIONS

     The Maryland Control Share Act provides that shares of a Maryland real estate investment trust that are acquired in a "control share acquisition," which is defined as the acquisition of shares comprising one-fifth, one-third or a majority of all voting shares, have no voting rights except:

     - if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares;" or

     - if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

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The Maryland Control Share Act is applicable to a publicly-traded Maryland real estate investment trust unless its charter or bylaws specifically provides that it shall be inapplicable.

     The Equity Office bylaws provide that the Maryland Control Share Act shall not apply to any acquisition by any person of shares of Equity Office. Any amendment to this provision by the board of trustees would require the approval of shareholders by a vote of a majority of the votes cast. See "Amendment of the Bylaws."

     Nevada's Control Shares Act restricts the voting rights of shares of stock acquired by a stockholder of a Nevada corporation governed by the act if the acquisition of such shares would provide such stockholder a controlling interest in the corporation. A controlling interest is ownership of one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the corporation's shares of stock entitled to vote generally in the election of directors. Thus, the act applies to acquisitions of shares as a stockholder moves from one level of control to the next. Only the shares acquired within 90 days immediately preceding the date when the stockholder acquires the relevant controlling interest are subject to the limitation on voting rights.

     The Control Shares Act applies only to Nevada corporations (a) with 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing in the corporation's stock ledger and (b) doing business in Nevada directly or through an affiliated corporation. Cornerstone does not currently have 100 stockholders of record who have addresses in Nevada appearing in Cornerstone's stock ledger and Cornerstone does not do business in Nevada directly or through an affiliated corporation. Moreover, the provisions of the Control Shares Act do not apply to a Nevada corporation if the corporation's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by a stockholder provide that such provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

     Neither Cornerstone's bylaws nor its articles of incorporation contain such an opt-out provision.

OTHER CONSTITUENCIES

     Recent Maryland legislation expressly codifies the authority of Maryland real estate investment trusts to include in their declaration of trusts a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Equity Office declaration of trust does not include a provision of this type. The Maryland legislation also states, however, that the inclusion or omission of such a provision in the declaration of trust of a Maryland real estate investment trust allowing the board of trustees to consider the effect of a potential acquisition of control on the foregoing constituencies does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control.

     Nevada law contains a provision similar to the Maryland legislation described above. The Nevada provision is discussed above under the heading "Duties of Trustees and Directors."

DISSENTERS' RIGHTS

     Maryland law applicable to Maryland real estate investment trusts provides dissenters' rights for any shareholder who objects to a merger to the same extent as a Maryland corporation's stockholders would enjoy such rights. The shareholder has the right to demand and receive payment of the fair value of his or her shares, unless:

     - the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc. on the record date for determining shareholders entitled to vote on the merger; or

     - the shares are those of a successor entity, as long as the merger does not alter the contract rights of the shares as expressly set forth in the declaration of trust and the shares are converted in whole or

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       in part in the merger into stock, including preferred stock, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares.

     Nevada law regarding dissenter's rights is set forth in the Merger Statute. Under the Merger Statute, a shareholder of a Nevada corporation may dissent with respect to specified corporation actions and, as a result, receive fair value for the stockholder's shares. Those actions to which dissenter's rights apply are: (a) a merger of the corporation if shareholder approval of the merger is required by the Merger Statute or the corporation's articles of incorporation and the stockholder is entitled to vote thereon; (b) merger of the corporation into a parent corporation that owns at least ninety percent of each class of the outstanding shares of the corporation if the merger is effected through Section 92A.180 of the Nevada Revised Statutes; (c) consummation of a plan of exchange in which the corporation's shares will be acquired if the stockholder is entitled to vote thereon; and (d) other transactions to which the corporation's articles of incorporation attach the right to dissent and obtain fair payment for dissenter's shares.

     Dissenter's rights are not available, however, if the corporation is listed on a national securities exchange, as Cornerstone is, unless (a) the corporation's articles of incorporation provide otherwise or (b) the stockholders are required under the plan of merger or exchange to accept anything for their shares other than cash, stock or stock and cash in lieu of fractional shares of stock of the surviving corporation or any other entity whose stock was listed on a national securities exchange or NASDAQ or which had at least 2,000 holders of record of such entity's stock, or any combination of the above. As used in this paragraph, "stock" refers to shares of stock in a corporation, membership in a nonprofit corporation, the interest of a member in a limited-liability company or a beneficial owner of a business trust, or the partnership interest of a partner in a general or limited partnership.

DISTRIBUTIONS

     The Equity Office declaration of trust provides that the trustees will endeavor to declare and pay distributions as necessary for Equity Office to qualify as a REIT under the Internal Revenue Code. However, shareholders do not have any right to a distribution unless and until authorized and declared by the board of trustees. Distributions may not be paid on the Equity Office common shares unless all accrued but unpaid distributions on each outstanding series of preferred shares of Equity Office have been declared and paid or set apart for payment. Payments of distributions by Equity Office are not limited by any rules concerning the capital or surplus of Equity Office or the par value of the Equity Office shares.

     Nevada's General Corporation Law provides that the board of directors may not make a distribution of money or property to its stockholders if such distribution would prevent the corporation from paying its debts as they became due in the ordinary course of business or, unless and to the extent specifically allowed by the corporation's articles of incorporation, if after the distribution, the corporation's total assets would be less than the sum of its total liabilities plus that amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation's shareholders whose rights upon dissolution are superior to those receiving the distribution.

REIT OWNERSHIP LIMITATIONS

     For Equity Office to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Internal Revenue Code for this purpose, includes certain entities. In addition, if Equity Office, or an actual or constructive owner of 10% or more of the shares of Equity Office, owns, actually or constructively, 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that tenant will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons.

     As a means of addressing these requirements, the Equity Office declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the board of trustees may increase the ownership limit with respect to any class or series of shares. However, after giving effect to this increase, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as "individuals" under the Internal Revenue Code if such person submits to the Equity Office board of trustees specified information that demonstrates, to the reasonable satisfaction of the board of trustees, that such ownership would not jeopardize Equity Office's status as a REIT under the Internal Revenue Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons or otherwise would cause Equity Office not to qualify as a REIT.

     If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

     The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

     Under its declaration of trust, Equity Office, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

     The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

     If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer to that resulted in the violation of the ownership limit would be void.

     All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares subject to the foregoing requirement who holds its Equity Office shares as nominee for another person or entity which is required to include in gross income the dividends received on such shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     As part of the merger, the Equity Office declaration of trust will be amended to add an additional limitation on the ownership by non-U.S. persons of Equity Office common shares and preferred shares issued by Equity Office in the future. See "Amendment to Equity Office Declaration of Trust to be Effected as Part of the Merger." This additional limitation would result in adverse consequences for a non-U.S. person whose purchase of Equity Office common shares or any preferred shares of Equity Office issued in the future caused the foreign ownership limit to be exceeded and, therefore, may deter additional purchases of Equity Office shares by non-U.S. persons.

     The foregoing restrictions on ownership and transferability would not apply if the Equity Office board of trustees were to determine that it is no longer in the best interests of Equity Office to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

     To help ensure that Cornerstone continues to qualify as a REIT, Article 8 of Cornerstone's articles of incorporation provides that shares of Cornerstone's capital stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of Cornerstone's capital stock. Shares of stock acquired in excess of this ownership limit shall be deemed to be transferred to Cornerstone as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to Cornerstone or its designee at their "fair market value" for a 90-day period. Article 8 further provides that a person who knowingly violates the ownership limit must indemnify Cornerstone and its stockholders for losses if such violation causes Cornerstone either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Cornerstone common stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

     Cornerstone's articles of incorporation also contain provisions designed to assist it in becoming a "domestically controlled REIT" under the Code. Article 9 of Cornerstone's articles of incorporation provides that shares of Cornerstone's stock may not be transferred to any non-U.S. person if such transfer would cause such non-U.S. person to become the direct or indirect owner of more than 3% of the value of the outstanding shares of any class of capital stock of Cornerstone. Shares of stock acquired in excess of the non-U.S. ownership limit are deemed to be transferred to Cornerstone as trustee for the benefit of the person to whom the non-U.S. person who acquired the excess shares later transfers such shares. In addition, excess shares are deemed to have been offered for sale to Cornerstone or its designee at their "fair market value" for a 90-day period. Article 9 does not apply, however, to transfers by any U.S. person by operation of law or pursuant to death, a merger or sale of substantially all of the assets of such person, bankruptcy or pledges of security.

     As used in the preceding paragraph: "non-U.S. person" means (a) a nonresident alien individual, as defined in the Internal Revenue Code, (b) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State, and (c) any other person or entity treated as a "foreign person" under regulations promulgated under the Internal Revenue Code. "U.S. person" means any person other than a non-U.S. person.

                                 LEGAL MATTERS

     The validity of the Equity Office common shares offered by this joint proxy statement/prospectus will be passed upon for Equity Office by Hogan & Hartson L.L.P., Washington, D.C. and New York, NY.

     The qualification of the merger as a reorganization within Section 368(a) of the Internal Revenue Code, and the qualification of Equity Office as a REIT for federal income tax purposes will be passed upon for Equity Office by Hogan & Hartson L.L.P., Washington, D.C. and New York, NY, special tax counsel for Equity Office.

     The qualification of the merger as a reorganization within Section 368(a) of the Internal Revenue Code, and the qualification of Cornerstone as a REIT for federal income tax purposes will be passed upon for Cornerstone by King & Spalding, Atlanta, Georgia and New York, New York, special tax counsel for Cornerstone.

                                    EXPERTS

     The financial statements of Cornerstone incorporated in this joint proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated balance sheets of Equity Office as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows of Equity Office for the years ended December 31, 1999 and 1998 and the period from July 11, 1997 to December 31, 1997, and the related combined statements of operations, owners' equity and cash flows of the Equity Office Predecessors, as defined in Note 1 to the financial statements, for the period from January 1, 1997 to July 10, 1997 and financial statement schedule listed in the Index at Item 14(a) included in Equity Office's annual report on Form 10-K, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. The Equity Office and Equity Office Predecessor financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2001 annual meeting of Equity Office shareholders must be received by the Secretary of Equity Office
no later than             , 2000, to be considered for inclusion in our proxy
statement relating to the 2001 meeting.

     To be considered for inclusion in the proxy statement relating to the Equity Office 2001 meeting, shareholder proposals submitted outside the Rule 14(a)-8 processes must be received by the Secretary of Equity Office no later
than             , 2001 to be presented at the 2001 annual meeting of
shareholders, and discretionary authority may be used if untimely submitted.

     Due to the contemplated completion of the merger, Cornerstone does not currently expect to hold a 2000 annual meeting of stockholders because Cornerstone will be merged with and into Equity Office and it will cease to exist as a separate legal entity. If the merger is not consummated and such a meeting is held, to be eligible for inclusion in Cornerstone's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at the meeting must be received by Cornerstone within a reasonable period of time after Cornerstone announces publicly the date of the meeting and before Cornerstone mails its proxy statement to stockholders in connection with the meeting.

                                 OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, neither the board of trustees of Equity Office nor the board of directors of Cornerstone knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the Equity Office proxies intend to vote or not vote in accordance with the recommendation of the management of Equity Office. Those individuals named as proxies in the Cornerstone proxies intend to vote or not vote in accordance with the recommendation of the management of Cornerstone.

                      WHERE YOU CAN FIND MORE INFORMATION

     Equity Office has filed with the SEC a registration statement on Form S-4
(333-          ) of which this joint proxy statement/prospectus forms a part.
The registration statement registers the distribution to Cornerstone common stockholders of the Equity Office common shares to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Equity Office common shares. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus. In addition, Equity Office and Cornerstone file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
New York Regional Office
7 World Trade Center
Suite 1300
New York, New York 10048
Chicago Regional Office
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Equity Office and Cornerstone, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office and Cornerstone may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

     The SEC allows Equity Office and Cornerstone to "incorporate by reference" information in this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

     The documents listed below that Equity Office and Cornerstone have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important information about our companies and their financial condition.

     Equity Office SEC Filings (File No. 1-13115):

     Annual Report on Form 10-K Year ended December 31, 1999

    The description of Equity
    Office common shares set
    forth in the Equity Office
    registration statement filed
    under Section 12 of the
    Exchange Act on form 8-A
    on June 19, 1997

     Cornerstone SEC Filings (File No. 1-12861):

     Annual Report on Form 10-K Year ended December 31, 1999

     Equity Office and Cornerstone incorporate by reference additional documents that either company may file with the SEC between the date of this joint proxy statement/prospectus and the date of each company's special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.

     If you are a shareholder of Equity Office or a stockholder of Cornerstone, Equity Office or Cornerstone, as the case may be, may have sent to you some of the documents incorporated by reference in this document, but you can obtain any of them through Equity Office or Cornerstone, as the case may be, or through the SEC or the SEC's web site described above. Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of Equity Office or stockholders of Cornerstone may obtain documents incorporated by reference in this document by requesting them from writing or by telephone from the appropriate company at the following addresses:

    EQUITY OFFICE PROPERTIES TRUST
    Two North Riverside Plaza
    Suite 2100
    Chicago, Illinois 60606
    Attention: Stanley M. Stevens
    Telephone: (312) 466-3300

    CORNERSTONE PROPERTIES INC.
    Tower 56
    126 East 56th Street, 6th Floor
    New York, New York 10022
    Attention: Thomas P. Loftus
    Telephone: (212) 605-7131

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETINGS IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Equity Office has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Equity Office, as well as all pro forma financial information, and Cornerstone has supplied all such information relating to Cornerstone. This document constitutes the prospectus of Equity Office and a joint proxy statement of Cornerstone and Equity Office.

                      WHAT INFORMATION YOU SHOULD RELY ON

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE ANNEXES ATTACHED HERETO WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THIS DOCUMENT IS DATED             , 2000. THE INFORMATION CONTAINED IN
THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, EQUITY OFFICE COMMON SHARES OR CORNERSTONE COMMON STOCK OR TO ASK FOR PROXIES, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                         EQUITY OFFICE PROPERTIES TRUST

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

     The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1999 reflects the following transactions as if they had occurred on December 31, 1999:

     - the proposed merger of Equity Office Properties Trust and Cornerstone Properties Inc.; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 reflects the following transactions as if they had occurred on January 1, 1999:

     - the proposed merger of Equity Office Properties Trust and Cornerstone Properties Inc.; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

                         EQUITY OFFICE PROPERTIES TRUST

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1999
                                  (UNAUDITED)

                                         EQUITY OFFICE       CORNERSTONE       MERGER       EQUITY OFFICE
                                        PROPERTIES TRUST   PROPERTIES INC.    AND OTHER    PROPERTIES TRUST
(DOLLARS IN THOUSANDS)                     HISTORICAL        HISTORICAL      ADJUSTMENTS      PRO FORMA
----------------------                  ----------------   ---------------   -----------   ----------------
                                                                                 (A)
ASSETS:
  Investment in real estate, net......    $12,572,153        $3,565,637      $  767,550(B)   $16,905,340
  Cash and cash equivalents...........          2,338            19,679               0(C)        22,017
  Rent and other receivables..........        193,194            91,968         (77,243)(D)       207,919
  Escrow deposits and restricted
     cash.............................         19,754           222,043               0          241,797
  Investment in unconsolidated joint
     ventures.........................        865,863            31,725           8,275(B)       905,863
  Prepaid expenses and other assets...        392,756           239,176        (199,275)(E)       432,657
                                          -----------        ----------      ----------      -----------
          Total Assets................    $14,046,058        $4,170,228      $  499,307      $18,715,593
                                          ===========        ==========      ==========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Mortgage debt.......................    $ 1,743,871        $1,448,331      $  (40,252)(F)   $ 3,151,950
  Unsecured notes.....................      3,655,047                --         499,320(G)     4,154,367
  Lines of credit.....................        453,000           329,000         684,827(H)     1,466,827
  Dividend/distribution payable.......          5,446                --               0            5,446
  Other liabilities...................        479,167           113,305               0          592,472
                                          -----------        ----------      ----------      -----------
          Total Liabilities...........      6,336,531         1,890,636       1,143,895        9,371,062
                                          -----------        ----------      ----------      -----------
  Commitments and contingencies
  Minority Interests:
     EOP Partnership..................        844,427           284,566          55,052(I)     1,184,045
     Partially owned properties.......         39,027            22,532               0           61,559
                                          -----------        ----------      ----------      -----------
          Total Minority Interests....        883,454           307,098          55,052        1,245,604
                                          -----------        ----------      ----------      -----------
  Shareholders' Equity:
     Preferred shares.................        615,000            50,000         (50,000)(J)       615,000
     Common shares....................          2,516                --             494(K)         3,010
     Additional paid in capital.......      6,208,557         1,922,494        (650,134)(L)     7,480,917
                                          -----------        ----------      ----------      -----------
          Total Shareholders'
            Equity....................      6,826,073         1,972,494        (699,640)       8,098,927
                                          -----------        ----------      ----------      -----------
          Total Liabilities and
            Shareholders' Equity......    $14,046,058        $4,170,228      $  499,307      $18,715,593
                                          ===========        ==========      ==========      ===========

                         EQUITY OFFICE PROPERTIES TRUST
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                      EQUITY OFFICE       CORNERSTONE       MERGER       EQUITY OFFICE
                                                     PROPERTIES TRUST   PROPERTIES INC.    AND OTHER    PROPERTIES TRUST
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)           HISTORICAL        HISTORICAL      ADJUSTMENTS      PRO FORMA
---------------------------------------------        ----------------   ---------------   -----------   ----------------
                                                                                              (A)
Revenues:
  Rental...........................................    $ 1,493,196         $455,205        $  6,181(M)    $ 1,954,581
  Tenant reimbursements............................        281,358          121,385              --           402,743
  Parking..........................................        112,204           27,343              --           139,547
  Other............................................         32,298            5,730              --            38,028
  Fee income.......................................          8,939            2,677              --            11,616
  Interest/dividends...............................         14,248            4,211              --            18,459
                                                       -----------         --------        --------       -----------
        Total revenues.............................      1,942,243          616,550           6,181         2,564,974
                                                       -----------         --------        --------       -----------
Expenses:
  Interest:
    Expense incurred...............................        413,995          135,755          89,640(N)        639,390
    Amortization of deferred financing costs.......          4,693            2,004           3,669(O)         10,366
  Depreciation.....................................        339,751           87,971          16,310(P)        444,032
  Amortization.....................................         14,545            8,755          (8,755)(Q)        14,545
  Real estate taxes................................        243,778           71,554              --           315,332
  Insurance........................................          9,589            3,548              --            13,137
  Repairs and maintenance..........................        209,630           74,728              --           284,358
  Property operating...............................        199,879           52,947              --           252,826
  Ground rent......................................          6,887            1,407              --             8,294
  General and administrative.......................         80,927           27,006         (19,000)(R)        88,933
                                                       -----------         --------        --------       -----------
                                                         1,523,674          465,675          81,864         2,071,213
                                                       -----------         --------        --------       -----------
Income before allocation to minority interests,
  income from investment in unconsolidated joint
  ventures and net gain on sales of real estate....        418,569          150,875         (75,683)          493,761
Minority Interests:
  EOP Partnership..................................        (48,172)         (34,982)         (4,544)(S)       (87,698)
  Partially owned properties.......................         (1,981)          (5,755)             --            (7,736)
Income from investment in unconsolidated joint
  ventures.........................................         13,824              898            (176)(T)        14,546
Net gain on sales of real estate...................         59,661          131,034              --           190,695
                                                       -----------         --------        --------       -----------
Net income from continuing operations..............        441,901          242,070         (80,403)          603,568
Preferred distributions............................        (43,603)          (3,500)          3,500(U)        (43,603)
Put option settlement..............................         (5,658)              --              --            (5,658)
                                                       -----------         --------        --------       -----------
Net income from continuing operations before
  extraordinary items and cumulative effect of a
  change in accounting principle available for
  common shares....................................    $   392,640         $238,570        $(76,903)      $   554,307
                                                       ===========         ========        ========       ===========
Net income from continuing operations before
  extraordinary items and cumulative effect of a
  change in accounting principle per weighted
  average common share outstanding -- basic........           1.53(V)                                     $      1.81(V)
                                                       ===========                                        ===========
Weighted average common shares
  outstanding -- basic.............................    256,045,895                                        305,424,355
                                                       ===========                                        ===========
Net income from continuing operations before
  extraordinary items and cumulative effect of a
  change in accounting principle per weighted
  average common share outstanding -- diluted......    $      1.51(V)                                     $      1.81(V)
                                                       ===========                                        ===========
Weighted average common shares
  outstanding -- diluted...........................    291,157,204                                        353,945,132
                                                       ===========                                        ===========

                         EQUITY OFFICE PROPERTIES TRUST

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) Represents adjustments to record the merger between Equity Office and Cornerstone based upon the assumed purchase price of $4.7 billion assuming a market value of $25.68125 per share of Equity Office's common shares and adjustments to record the issuance of $500 million in unsecured notes which occurred on March 21, 2000. The calculation of the purchase price of the merger is as follows:

Issuance of 49.4 million Equity Office common shares and
  13.4 million EOP Partnership units based on the .7009
  exchange rate, in exchange for 70.5 million shares of
  Cornerstone common stock and 19.1 million Cornerstone
  Partnership units.........................................              $1,612,472
Cash portion of merger consideration:
  Cornerstone common stock (58,551,525 @ $18.00)............  1,053,927
  Cornerstone preferred stock (3,030,303 @ $18.00)..........     54,545    1,108,472
                                                              ---------
Equity Office's current ownership of 250,700 shares of
  Cornerstone common stock..................................                   3,480
Assumption of Cornerstone's total liabilities...............               1,890,636
Adjustment to Cornerstone's mortgage debt to reflect market
  value (see Note F)........................................                 (40,252)
Cornerstone's minority interest allocation for partially
  owned properties..........................................                  22,532
Merger costs (see calculation below)........................                  71,800
                                                                          ----------
          Total.............................................              $4,669,140
                                                                          ==========
The following is a calculation of estimated merger costs:
Employee termination costs..................................              $   43,300
Investment advisory fees....................................                  15,000
Transfer taxes..............................................                   8,000
Legal, accounting and other fees............................                   4,000
Loan assumption fees........................................                   1,500
                                                                          ----------
          Total merger costs................................              $   71,800
                                                                          ==========

(B) Represents the estimated increase in Cornerstone's investment in real estate based upon Equity Office's purchase price to reflect the allocation to other tangible assets of Cornerstone being acquired:

Purchase price (see Note A).................................  $4,669,140
                                                              ----------
Less basis of Cornerstone's net assets acquired:
  Investment in real estate, net............................   3,565,637
  Cash and cash equivalents.................................      19,679
  Rent and other receivables (excluding $77.2 million of
     deferred rents receivable).............................      14,725
  Escrow deposits and restricted cash.......................     222,043
  Investment in unconsolidated joint ventures...............      31,725
  Prepaid expenses and other assets (excluding $199.7
     million of deferred leasing, financing and other costs
     (see Note E))..........................................      39,506
                                                              ----------
  Subtotal..................................................   3,893,315
                                                              ----------

                         EQUITY OFFICE PROPERTIES TRUST

  Adjustment to record fair value of Cornerstone's
     investment in real estate and investment in
     unconsolidated joint ventures, net.....................     775,825
  Less adjustment allocated to investment in unconsolidated
     joint ventures.........................................      (8,275)
                                                              ----------
  Adjustment allocated to investment in real estate.........  $  767,550
                                                              ==========

(C)  There was no change in cash as a result of the following transactions:

Anticipated borrowings on additional credit facilities to
  finance the cash portion of the merger (see Note H).......  $   684,827
Gross proceeds from the $500 million unsecured note offering
  (see Note G)..............................................      500,000
Less cash portion of merger consideration (see Note A)......   (1,108,472)
Less merger costs (see Note A)..............................      (71,800)
Less financing costs related to the $500 million unsecured
  note offering.............................................       (3,875)
Less discount on the $500 million unsecured note offering
  (see Note G)..............................................         (680)
                                                              -----------
  Net adjustment to cash and cash equivalents...............  $        --
                                                              ===========

(D) Represents the elimination of Cornerstone's deferred rents receivable of $77.2 million which arose from the historical straight-lining of rents.

(E)  Represents an adjustment for the following:

Cornerstone's deferred leasing, financing and other costs
  which were not assigned any value in the allocation of the purchase price of the merger..............................  $(199,670)
Equity Office's current ownership of 250,700 shares of
  Cornerstone common stock (see Note A).....................     (3,480)
Additional deferred financing costs associated with the $500
  million unsecured note offering (See Note G)..............      3,875
                                                              ---------
          Total.............................................  $(199,275)
                                                              =========

(F)  To adjust Cornerstone's mortgage debt to market value.

(G) To reflect the $500 million unsecured note offering net of a $.7 million discount.

(H) To reflect borrowings on additional credit facilities to finance the cash portion of the merger as follows:

Cash portion of merger consideration (See Note A)...........  $1,108,472
Merger costs (See Note A)...................................      71,800
Less net proceeds from the $500 million unsecured notes
  offering (see Note C).....................................    (495,445)
                                                              ----------
Borrowings on additional credit facilities..................  $  684,827
                                                              ==========

                         EQUITY OFFICE PROPERTIES TRUST

(I) To adjust minority interests in the operating partnership to reflect the merger as follows:

Equity Office historical common shareholders' equity and
  minority interests in EOP Partnership.....................  $7,055,500
Cornerstone historical common shareholders' equity and
  minority interests in Cornerstone Partnership.............   2,207,060
Pro forma adjustments to common shareholders' equity........    (594,588)
                                                              ----------
          Total.............................................   8,667,972
Minority interests ownership percentage of EOP Partnership
  (see below)...............................................       13.66%
                                                              ----------
Minority interests in the equity of Equity Office after the
  merger....................................................   1,184,045
Less minority interests in the equity of Equity Office prior
  to the merger.............................................    (844,427)
Less minority interests in the equity of Cornerstone prior
  to the merger.............................................    (284,566)
                                                              ----------
Adjustment to minority interests in the equity of Equity
  Office to reflect the merger..............................  $   55,052
                                                              ==========

     The 13.66% minority interests ownership in the equity of Equity Office is calculated as follows:

                                                                            SHARES AND
                                                  SHARES         UNITS         UNITS
                                                -----------   -----------   -----------
Shares of Cornerstone common stock and
  Cornerstone Partnership units outstanding at
  December 31, 1999...........................  129,252,303    19,131,785   148,384,088
Less shares of Cornerstone common stock
  redeemed for cash (see Note A)..............  (58,551,525)           --   (58,551,525)
Less shares of Cornerstone common stock
  currently held by Equity Office (see Note
  A)..........................................     (250,700)           --      (250,700)
                                                -----------   -----------   -----------
Shares of Cornerstone common stock and
  Cornerstone Partnership units to be
  converted in the merger into Equity Office
  common shares and EOP Partnership units at
  the exchange rate of .7009..................   70,450,078    19,131,785    89,581,863
                                                ===========   ===========   ===========
Equity Office common shares and EOP
  Partnership units to be issued..............   49,378,460    13,409,468    62,787,928
Equity Office common shares and EOP
  Partnership units outstanding at December
  31, 1999....................................  251,582,434    34,203,912   285,786,346
                                                -----------   -----------   -----------
Equity Office common shares and EOP
  Partnership units outstanding after the
  merger......................................  300,960,894    47,613,380   348,574,274
                                                ===========   ===========   ===========
Minority interests ownership percentage of EOP
  Partnership.................................       13.66%
                                                ===========
Equity Office ownership percentage of EOP
  Partnership.................................       86.34%
                                                ===========

(J) To record the conversion in the merger of Cornerstone's preferred stock into cash (see Note A).

(K) To record the par value of 49.4 million Equity Office common shares issued to Cornerstone common stockholders.

                         EQUITY OFFICE PROPERTIES TRUST

(L) To reflect the net decrease in additional paid in capital associated with the merger as follows:

Issuance of 49.4 million EOP common shares and 13.4 million
  EOP Partnership units based on the .7009 exchange ratio,
  in exchange for 70.5 million shares of Cornerstone common
  stock and 19.1 million Cornerstone Partnership units (see
  Note A)...................................................  $ 1,612,472
Less par value of Equity Office common shares issued to
  Cornerstone common stockholders (see Note K)..............         (494)
Adjustment to minority interests in EOP Partnership (see
  Note I)...................................................      (55,052)
Less Cornerstone minority interest allocation to Cornerstone
  Partnership...............................................     (284,566)
Less Cornerstone additional paid in capital.................   (1,922,494)
                                                              -----------
     Net decrease in paid in capital........................  $  (650,134)
                                                              ===========

(M) To reflect the adjustment for the straight-line effect of scheduled rent increases.

(N) To reflect the additional interest expense incurred from the $500 million unsecured notes offering and borrowings from additional credit facilities to finance the cash portion of the merger.

Additional borrowings from $500 million unsecured notes (see
  Note G) and credit facilities (see Note H)................  $1,184,147
Weighted average interest rate..............................        7.57%
                                                              ----------
Additional interest expense.................................  $   89,640
                                                              ==========

(O)  To reflect the amortization of $3.9 million of financing costs incurred with the $500 million unsecured notes over
     the six-year term...........................................   $  646
     To reflect the additional amortization of the mark-to-market
     adjustment of Cornerstone's fixed-rate debt.................    3,023
                                                                    ------
                                                                    $3,669
                                                                    ======

(P) To reflect the additional depreciation expense related to the adjustment to record the net equity value of the investment in real estate on a straight-line basis.

Adjustment to the basis of the investment in real estate
  (See Note B)..............................................  $767,550
Portion allocated to building and improvements, estimated to
  be 85%....................................................        85%
                                                              --------
Adjustment to the depreciable basis of Cornerstone's
  investment in real estate, net............................  $652,418
                                                              ========
Additional depreciation expense based on an estimated useful line of 40 years..........................................  $ 16,310
                                                              ========

(Q) To reverse Cornerstone's historical deferred lease amortization expense due to the write-off of deferred lease costs as a result of the merger (See Note E).

(R) To reflect the anticipated reduction of general and administrative expenses as a result of the merger (See Note E).

(S) To reflect the estimated minority interests ownership in EOP Partnership after the merger of 13.66%.

                         EQUITY OFFICE PROPERTIES TRUST

(T) To reflect the additional depreciation expense on the adjustment to the depreciable basis of Cornerstone's investment in unconsolidated joint ventures.

Adjustment to the basis of the investment in unconsolidated
  joint ventures............................................   $8,275
Portion allocated to building and improvements, estimated to
  be 85%....................................................       85%
                                                               ------
Adjusted to the depreciable basis of Cornerstone's
  investment in unconsolidated joint ventures...............   $7,034
                                                               ======
Decrease in income from investment in unconsolidated joint
  ventures due to additional depreciation expense pertaining to the adjustment to the basis of the investment in joint
  ventures based on an estimated useful life of 40 years....   $  176
                                                               ======

(U) To adjust Cornerstone's preferred distributions assuming the shares of Cornerstone preferred stock were converted into cash on January 1, 1999.

(V) The following tables set forth the computation of basic and diluted earnings per common share:

NUMERATOR                                                      HISTORICAL     PRO FORMA
---------                                                     ------------   ------------
Net income from continuing operations before extraordinary
  items, cumulative effect of a change in accounting
  principle and net gain on sales of real estate available
  for common shares.........................................  $    332,979   $    363,612
Net gain on sales of real estate............................        59,661        190,695
                                                              ------------   ------------
Numerator for basic earnings per share -- net income from
  continuing operations before extraordinary items and
  cumulative effect of a change in accounting principle
  available for common shares...............................       392,640        554,307
Minority interest in EOP Partnership........................        48,172         87,698
                                                              ------------   ------------
Numerator for diluted earnings per share -- net income from
  continuing operations before extraordinary items and
  cumulative effect of a change in accounting principle
  available for common shares...............................  $    440,812   $    642,005
                                                              ------------   ------------
DENOMINATOR
------------------------------------------------------------
Denominator for basic earnings per share -- weighted average
  common shares.............................................   256,045,895    305,424,355
                                                              ------------   ------------
Denominator for diluted earnings per share -- weighted
  average common shares.....................................   291,157,204    353,945,132
                                                              ------------   ------------
BASIC
------------------------------------------------------------
Net income from continuing operations before extraordinary
  items, cumulative effect of a change in accounting
  principle and net gain on sales of real estate available
  for common shares.........................................  $       1.30   $       1.19
Net gain on sales of real estate............................          0.23           0.62
                                                              ------------   ------------
Net income from continuing operations before extraordinary
  items, cumulative effect of a change in accounting
  principle available for common shares.....................  $       1.53   $       1.81
                                                              ============   ============

                         EQUITY OFFICE PROPERTIES TRUST

DILUTED                                                        HISTORICAL     PRO FORMA
-------                                                       ------------   ------------
Net income from continuing operations before extraordinary
  items cumulative effect of a change in accounting
  principle and net gain on sales of real estate available
  for common shares.........................................  $       1.31   $       1.28
Net gain on sales of real estate............................          0.20           0.53
                                                              ------------   ------------
Net income from continuing operations before extraordinary
  items, cumulative effect of a change in accounting
  principle available for common shares.....................  $       1.51   $       1.81
                                                              ============   ============

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        EQUITY OFFICE PROPERTIES TRUST,
                       EOP OPERATING LIMITED PARTNERSHIP,
                          CORNERSTONE PROPERTIES INC.
                                      AND
                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP
                         DATED AS OF FEBRUARY 11, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE 1    THE MERGERS.................................................   A-2
    1.1      Election by Limited Partners in Cornerstone Partnership to
             Exercise the Redemption Right; The Partnership Merger.......   A-2
    1.2      The Merger..................................................   A-3
    1.3      Closing.....................................................   A-3
    1.4      Effective Time..............................................   A-3
    1.5      Effect of Partnership Mergers on Agreement of Limited
             Partnership.................................................   A-4
    1.6      Effect of Merger on Declaration of Trust and Bylaws.........   A-4
    1.7      Trustees of EOP.............................................   A-4
    1.8      Effect on Shares............................................   A-5
    1.9      Effect on Partnership Interests.............................   A-5
   1.10      Exchange Ratios and Other Merger Consideration..............   A-5
   1.11      Election by Holders of Cornerstone Common Stock to Receive
             EOP Common Shares or Cash...................................   A-6
   1.12      Proration...................................................   A-7
   1.13      Partner Approval............................................   A-8
   1.14      No Appraisal Rights.........................................   A-8
   1.15      Exchange of Certificates; Pre-Closing Dividends; Fractional
             Shares......................................................   A-8
ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF CORNERSTONE AND
             CORNERSTONE PARTNERSHIP.....................................  A-11
    2.1      Organization, Standing and Power............................  A-12
    2.2      Cornerstone Subsidiaries....................................  A-12
    2.3      Capital Structure...........................................  A-13
    2.4      Other Interests.............................................  A-14
    2.5      Authority; Noncontravention; Consents.......................  A-14
    2.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-16
    2.7      Absence of Certain Changes or Events........................  A-16
    2.8      Litigation..................................................  A-17
    2.9      Properties..................................................  A-17
   2.10      Environmental Matters.......................................  A-19
   2.11      Related Party Transactions..................................  A-20
   2.12      Employee Benefits...........................................  A-20
   2.13      Employee Policies...........................................  A-21
   2.14      Taxes.......................................................  A-22
   2.15      No Payments to Employees, Officers or Directors.............  A-23
   2.16      Broker; Schedule of Fees and Expenses.......................  A-23
   2.17      Compliance with Laws........................................  A-23
   2.18      Contracts; Debt Instruments.................................  A-23
   2.19      Opinion of Financial Advisor................................  A-25
   2.20      State Takeover Statutes.....................................  A-25
   2.21      Investment Company Act of 1940..............................  A-25
   2.22      Definition of Knowledge of Cornerstone......................  A-25
   2.23      Required Stockholder Approvals and Partner Approvals........  A-25
ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP...  A-26
    3.1      Organization, Standing and Power of EOP.....................  A-26
    3.2      EOP Subsidiaries............................................  A-26
    3.3      Capital Structure...........................................  A-27
    3.4      Other Interests.............................................  A-28

                                                                           PAGE
                                                                           ----
    3.5      Authority; Noncontravention; Consents.......................  A-28
    3.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-29
    3.7      Absence of Certain Changes or Events........................  A-29
    3.8      Litigation..................................................  A-30
    3.9      Properties..................................................  A-30
   3.10      Environmental Matters.......................................  A-31
   3.11      Taxes.......................................................  A-32
   3.12      Brokers; Schedule of Fees and Expenses......................  A-33
   3.13      Compliance with Laws........................................  A-33
   3.14      Contracts; Debt Instruments.................................  A-33
   3.15      Opinion of Financial Advisor................................  A-33
   3.16      State Takeover Statutes.....................................  A-33
   3.17      Investment Company Act of 1940..............................  A-33
   3.18      Definition of Knowledge of EOP..............................  A-33
   3.19      Required Shareholder Approvals and Partner Approvals........  A-33
ARTICLE 4    COVENANTS...................................................  A-34
    4.1      Conduct of Cornerstone's and Cornerstone Partnership's
             Business Pending Merger.....................................  A-34
    4.2      Conduct of EOP's and EOP Partnership's Business Pending
             Merger......................................................  A-36
    4.3      No Solicitation.............................................  A-38
    4.4      Affiliates..................................................  A-39
    4.5      Other Actions...............................................  A-40
ARTICLE 5    ADDITIONAL COVENANTS........................................  A-40
    5.1      Preparation of the Form S-4 and the Proxy Statement;
             Cornerstone Stockholders Meeting, Cornerstone Unitholders
             Consent Solicitation and EOP Shareholders Meeting...........  A-40
    5.2      Access to Information; Confidentiality......................  A-42
    5.3      Commercially Reasonable Efforts; Notification...............  A-42
    5.4      Tax Matters.................................................  A-43
    5.5      Public Announcements........................................  A-44
    5.6      Listing.....................................................  A-45
    5.7      Transfer and Gains Taxes....................................  A-45
    5.8      Benefit Plans and Other Employee Arrangements...............  A-45
    5.9      Indemnification.............................................  A-46
   5.10      Declaration of Dividends and Distributions..................  A-48
   5.11      Transfer of Non-Controlled Subsidiary Voting Shares.........  A-49
   5.12      Notices.....................................................  A-49
   5.13      Resignations................................................  A-49
   5.14      Assumption of Existing Tax Protection Agreements............  A-49
   5.15      EOP Partnership Agreement...................................  A-49
   5.16      Registration Rights Agreements..............................  A-49
   5.17      Cornerstone Convertible Promissory Note.....................  A-49
ARTICLE 6    CONDITIONS..................................................  A-50
    6.1      Conditions to Each Party's Obligation to Effect the
             Mergers.....................................................  A-50
    6.2      Conditions to Obligations of EOP and EOP Partnership........  A-50
    6.3      Conditions to Obligations of Cornerstone and Cornerstone
             Partnership.................................................  A-51
ARTICLE 7    TERMINATION, AMENDMENT AND WAIVER...........................  A-53
    7.1      Termination.................................................  A-53
    7.2      Certain Fees and Expenses...................................  A-54
    7.3      Effect of Termination.......................................  A-55
    7.4      Amendment...................................................  A-55

                                                                           PAGE
                                                                           ----
    7.5      Extension; Waiver...........................................  A-55
ARTICLE 8    GENERAL PROVISIONS..........................................  A-56
    8.1      Nonsurvival of Representations and Warranties...............  A-56
    8.2      Notices.....................................................  A-56
    8.3      Interpretation..............................................  A-57
    8.4      Counterparts................................................  A-57
    8.5      Entire Agreement; No Third-Party Beneficiaries..............  A-57
    8.6      Governing Law...............................................  A-57
    8.7      Assignment..................................................  A-57
    8.8      Enforcement.................................................  A-57
    8.9      Severability................................................  A-57
   8.10      Exculpation.................................................  A-58
   8.11      Joint and Several Obligations...............................  A-58

                                    EXHIBITS

Exhibit "A" -- Form of Certificate of Merger

Exhibit "B" -- Form of Maryland Articles of Merger

Exhibit "C" -- Form of Nevada Articles of Merger

Exhibit "D" -- Form of Proposed EOP Charter Amendment Relating to Certain Voting
               Requirements

Exhibit "E" -- Form of Proposed EOP Charter Amendment Relating to Domestically
               Controlled REIT Status

                             INDEX OF DEFINED TERMS

AICPA Statement.............................................  5.1(b)
Acquisition Proposal........................................  4.3(a)(i)
Affiliate...................................................  2.11
Agreement...................................................  Preamble
Base Amount.................................................  7.2
BeaMet......................................................  3.11(b)
Break-Up Fee................................................  7.2
Break-Up Fee Tax Opinion....................................  7.2
Break-Up Expenses...........................................  7.2
Cash Election...............................................  1.11(a)
Cash Election Shares........................................  1.12(a)
Cash Fraction...............................................  1.12(b)
CERCLA......................................................  2.10(a)
Certificate of Merger.......................................  C
Certificate.................................................  1.10(b)(iv)
Closing.....................................................  1.3
Closing Date................................................  1.3
Cornerstone.................................................  Preamble
Cornerstone Acquisition Agreement...........................  7.2
Cornerstone Articles........................................  2.1
Cornerstone Bylaws..........................................  2.1
Cornerstone Common Stock....................................  1.10(b)(i)
Cornerstone Convertible Promissory Note.....................  2.3(c)
Cornerstone Disclosure Letter...............................  Art. 2
Cornerstone Financial Statement Date........................  2.7
Cornerstone Material Adverse Change.........................  2.7
Cornerstone Material Adverse Effect.........................  2.1
Cornerstone Non-controlled Subsidiary.......................  J
Cornerstone OP Unit.........................................  1.1(a)
Cornerstone Other Interests.................................  2.4
Cornerstone Partner Approvals...............................  1.13
Cornerstone Partnership.....................................  Preamble
Cornerstone Partnership Agreement...........................  1.5
Cornerstone Preferred OP Unit...............................  1.10(a)(ii)
Cornerstone Properties......................................  2.9(a)
Cornerstone Rent Roll.......................................  2.9(e)
Cornerstone SEC Documents...................................  2.6
Cornerstone 7% Preferred Stock..............................  1.10(b)(iii)
Cornerstone Stockholder Approvals...........................  2.5(a)
Cornerstone Stockholders Meeting............................  5.1(d)
Cornerstone Space Lease.....................................  2.9(e)
Cornerstone Stock Options...................................  2.3(b)
Cornerstone Stock Rights....................................  2.3(b)
Cornerstone Subsidiaries....................................  2.2(a)
Cornerstone Voting Agreement................................  K
Code........................................................  F
Commitment..................................................  4.1(i)
Common Stock Exchange Ratio.................................  1.10(b)(ii)
Confidentiality Agreement...................................  2.18(k)
Controlled Group Member.....................................  2.12
Department..................................................  1.4

DRULPA......................................................  1.1(b)
Effective Time..............................................  1.4
Electing Cornerstone OP Units...............................  1.11
Election....................................................  1.11(a)
Election Date...............................................  1.11(d)
Employee Plan...............................................  2.12
Encumbrances................................................  2.9(a)
Environmental Law...........................................  2.10(a)
Environmental Permits.......................................  2.10(b)(iv)
EOP.........................................................  Preamble
EOP Bylaws..................................................  1.6
EOP Common Share............................................  1.10(b)(ii)
EOP Counter Proposal........................................  4.3(c)
EOP Declaration of Trust....................................  1.6
EOP Disclosure Letter.......................................  Art. 3
EOP Financial Statement Date................................  3.7
EOP Material Adverse Change.................................  3.7
EOP Material Adverse Effect.................................  3.1
EOP NCS Sub.................................................  J
EOP Options.................................................  3.3(b)
EOP OP Unit.................................................  1.10(a)(i)
EOP Other Interests.........................................  3.4
EOP Partner Approvals.......................................  1.13
EOP Partnership.............................................  Preamble
EOP Partnership Agreement...................................  1.5
EOP Preferred OP Unit.......................................  1.10(a)(ii)
EOP Preferred Units.........................................  3.3(e)
EOP Preferred Shares........................................  3.3(a)
EOP Properties..............................................  3.9(a)
EOP Rent Roll...............................................  3.9(g)
EOP SEC Documents...........................................  3.6
EOP Shareholder Approvals...................................  3.5(a)
EOP Shareholders Meeting....................................  5.1(c)
EOP Space Lease.............................................  3.9(g)
EOP Subsidiaries............................................  3.1
ERISA.......................................................  2.12
Exchange Act................................................  2.6
Exchange Agent..............................................  1.15(a)
Exchange Fund...............................................  1.15(b)
Exercise....................................................  1.1(a)(i)
Final Company Dividend......................................  1.15(d)(i)
Form of Election............................................  1.11(b)
Form S-4....................................................  5.1(a)
Former Cornerstone Properties...............................  2.10(b)(ii)
GAAP........................................................  2.6
Governmental Entity.........................................  2.5(c)
Hazardous Materials.........................................  2.10
HSR Act.....................................................  2.5(c)
Indebtedness................................................  2.18(b)
Indemnification Parties.....................................  5.9(b)
Indemnified Parties.........................................  5.9(a)
Indemnifying Parties........................................  5.9(a)
Joint Proxy Statement.......................................  5.1(a)

Knowledge of Cornerstone....................................  2.22
Knowledge of EOP............................................  3.18
Laws........................................................  2.5(c)
Liens.......................................................  2.2(b)
Maryland Articles of Merger.................................  D
Maximum Amount..............................................  7.2
Merger......................................................  A
Mergers.....................................................  B
Merger Consideration........................................  1.10(b)
Nevada Articles of Merger...................................  E
Non-Electing Shares.........................................  1.12(e)
NRS.........................................................  1.2
NYSE........................................................  1.15(g)(ii)
Partner Approvals...........................................  1.13
Partnership Merger..........................................  B
Payor.......................................................  7.2
Pension Plan................................................  2.12
Permitted Title Exceptions..................................  2.9(a)
Person......................................................  2.2(a)
PGGM........................................................  6.3(h)
Prohibited Transaction......................................  2.12(c)
Property Restrictions.......................................  2.9(a)
Proposed EOP Charter Amendment Relating to Domestically
  Controlled REIT Status....................................  4.2(h)
Proposed EOP Charter Amendment Relating to Certain Voting
  Requirements..............................................  4.2(h)
Proposed EOP Charter Amendments.............................  4.2(h)
Qualifying Income...........................................  7.2
Recipient...................................................  7.2
REIT........................................................  2.14(b)
REIT Requirements...........................................  7.2
Release.....................................................  2.10(a)
Rule 145 Affiliates.........................................  4.4
SEC.........................................................  2.5(c)
Section 704(c) values.......................................  5.4(b)
Securities Act..............................................  2.3(g)
Share Election..............................................  1.11(a)
Shareholder Approvals.......................................  3.5(a)
Stock Election Shares.......................................  1.12(a)
Stock Fraction..............................................  1.12(c)
Stock Purchase Agreement....................................  J
Subsidiary..................................................  2.2(a)
Substituted Option..........................................  5.8(c)
Superior Acquisition Proposal...............................  4.3(d)
Surviving Trust.............................................  1.2
Takeover Statute............................................  2.20
Taxes.......................................................  2.14(a)
Tax Protection Agreements...................................  2.18(j)
Title 3.....................................................  1.2
Title 8.....................................................  1.2
Transfer and Gains Taxes....................................  5.7
Welfare Plan................................................  2.12
1940 Act....................................................  2.21

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 11, 2000, by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership").

                                   RECITALS:

     A. The Board of Trustees of EOP and the Board of Directors of Cornerstone deem it advisable and in the best interests of their respective shareholders and stockholders, upon the terms and subject to the conditions contained herein, that Cornerstone shall merge with and into EOP (the "Merger").

     B. EOP, as the managing general partner of EOP Partnership, and Cornerstone, as the sole general partner of Cornerstone Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that, immediately prior to the Merger, Cornerstone Partnership shall merge with and into EOP Partnership, with the holders of partnership interests in Cornerstone Partnership at the time of the Partnership Merger receiving in any event units of limited partnership interest in EOP Partnership, as set forth herein (the "Partnership Merger" and, together with the Merger, the "Mergers"). As an alternative to receiving units of limited partnership interest in EOP Partnership in connection with the Partnership Merger, limited partners in Cornerstone Partnership (other than Cornerstone) shall have the right to elect, effective immediately prior to the Partnership Merger, to exercise their redemption right under the Cornerstone Partnership Agreement (as defined herein), regardless of whether or not they would otherwise be entitled to exercise that redemption right under the Cornerstone Partnership Agreement, and Cornerstone shall issue shares of Cornerstone Common Stock (as defined herein) in satisfaction of that right, thereby allowing former limited partners in Cornerstone Partnership (other than Cornerstone) to participate in the Merger as holders of Cornerstone Common Stock.

     C. Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Cornerstone Partnership shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A and shall file such Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

     D. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Maryland Articles of Merger") in substantially the form attached hereto as Exhibit B and shall file such Maryland Articles of Merger in accordance with Maryland law to effectuate the Merger.

     E. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Nevada Articles of Merger") in substantially the form attached hereto as Exhibit C and concurrently with the filing of the Maryland Articles of Merger, shall file such Nevada Articles of Merger in accordance with Nevada law to effectuate the Merger.

     F. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

     G. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Cornerstone Partnership of all of its assets to EOP Partnership in exchange for partnership interests in EOP Partnership, as provided for herein, under Section 721 of the Code, and a distribution of such partnership interests by Cornerstone Partnership to its partners under Section 731 of the Code.

     H. EOP and Cornerstone have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     I. EOP, EOP Partnership, Cornerstone and Cornerstone Partnership desire to make certain representations, warranties and agreements in connection with the Mergers.

     J. Concurrently with the execution of this Agreement and as an inducement to EOP and EOP Partnership to enter into this Agreement, William Wilson III and John S. Moody, as the owners of 99% of the voting capital stock of WCP Services, Inc., a Delaware corporation (the "Cornerstone Non-controlled Subsidiary"), have entered into a Stock Purchase Agreement, dated as of the date hereof, relating to the voting capital stock of the Cornerstone Non-controlled Subsidiary (the "Stock Purchase Agreement"), providing for the sale of all of the outstanding voting capital stock of the Cornerstone Non-controlled Subsidiary to EOP Office Properties Management Corporation ("EOP NCS Sub") or its assigns.

     K. As an inducement to EOP to enter into this Agreement, (a) Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands, each of the directors and certain executive officers of Cornerstone (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement (each, a "Cornerstone Voting Agreement"), pursuant to which such person or entity has agreed, among other things, to vote his or its shares of Cornerstone Common Stock and Cornerstone OP Units (as defined herein) to approve this Agreement, the respective Mergers and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement and (b) the holders of the outstanding Cornerstone 7% Preferred Stock (as defined herein) have entered into a stock option agreement, pursuant to which such holders have granted Cornerstone and EOP an option to acquire, among other things, all of their Cornerstone 7% Preferred Stock at any time prior to the Effective Time (as defined herein) of the Merger at a per share purchase price of $18.00, together with accrued and unpaid dividends to the Effective Time, in cash (subject to adjustment).

     L. As an inducement to Cornerstone to enter into this Agreement, each of the trustees and certain executive officers of EOP (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement pursuant to which such person or entity has agreed, among other things, to vote his or its EOP Common Shares (as defined herein) to approve this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

     1.1 Election by Limited Partners in Cornerstone Partnership to Exercise the Redemption Right; The Partnership Merger.

     (a) Notwithstanding any limitation or restriction contained in the Cornerstone Partnership Agreement with respect to the ability of a Limited Partner (as defined in the Cornerstone Partnership Agreement) to exercise the Redemption Right (as defined in the Cornerstone Partnership Agreement) (including, without limitation, any limitation or restriction contained in Section 8.6A of the Cornerstone Partnership Agreement), every Limited Partner shall have the right to exercise the Redemption Right by submitting to Cornerstone Partnership (with a copy to Cornerstone) during the period between the mailing date of the Joint Proxy Statement (as defined herein) for the Cornerstone Stockholders Meeting (as defined herein) and 5:00 p.m., Eastern time, on the second business day prior to the date of the Cornerstone Stockholders Meeting a Notice of Redemption (as defined in the Cornerstone Partnership Agreement) specifying the number of Class A Partnership Common Units (as defined in the Cornerstone Partnership Agreement) of Cornerstone Partnership (the "Cornerstone OP Units") which such Limited Partner desires to have redeemed pursuant to Section 8.6A of the Cornerstone Partnership Agreement (as modified by this Section 1.1(a)), which Notice of Redemption shall be conditioned upon the closing of the Partnership Merger and can be conditional as set forth in clause (v) below; provided, that,

          (i) with respect to each Notice of Redemption (a copy of the form of which shall accompany or form a part of the Form of Election (as defined herein)) properly submitted by a Limited Partner in accordance with this
     Section 1.1(a) (an "Exercise"), Cornerstone shall elect in accordance with
     Section 8.6B of the Cornerstone Partnership Agreement to purchase the Cornerstone OP Units relating to such Exercise by paying the REIT Shares Amount (as defined in the Cornerstone Partnership Agreement) and not the Cash Amount (as defined in the Cornerstone Partnership Agreement);

          (ii) notwithstanding the provisions of Section 8.6B of the Cornerstone Partnership Agreement, Cornerstone shall not be required to notify the Redeeming Partner (as defined in the Cornerstone Partnership Agreement) of Cornerstone's election to purchase the Cornerstone OP Units as described in the foregoing clause (i);

          (iii) the Specified Redemption Date (as defined in the Cornerstone Partnership Agreement) shall be the Closing Date (as defined herein) at a time prior to the consummation of the Partnership Merger;

          (iv) each Redeeming Partner shall be treated as an owner of the shares of Cornerstone Common Stock issued pursuant to this Agreement at the Effective Time (as defined herein) of the Merger and shall have the same right as each of the other holders of shares of Cornerstone Common Stock to make an Election (as defined herein) pursuant to Section 1.11 as to the form of consideration to be received in the Merger with respect to such shares of Cornerstone Common Stock; and

          (v) a Redeeming Partner shall have the option, in its discretion, to make its Notice of Redemption conditional upon part or all of the shares of Cornerstone Common Stock that would be issued pursuant thereto being converted solely into the right to receive cash in the Merger pursuant to
     Section 1.10(b)(i) and the procedures set forth in Sections 1.11 and 1.12, in which event the Notice of Redemption shall not be effective with respect to any Cornerstone OP Units for which the shares of Cornerstone Common Stock that would be received therefor would not be converted entirely into the right to receive cash in the Merger (and any Cornerstone OP Units not redeemed as a result thereof would be converted into EOP OP Units (as defined herein) in the Partnership Merger as set forth in Section 1.10(a)(i)).

     (b) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "DRULPA"), immediately prior to the consummation of the Merger, Cornerstone Partnership shall be merged with and into EOP Partnership, with EOP Partnership as the surviving limited partnership or limited liability company, and with the holders of partnership interests in Cornerstone Partnership receiving in any event units of partnership interest in EOP Partnership, as set forth in Section 1.10.

     1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3"), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and Chapter 92A of Title 7 of the Nevada Revised Statutes Annotated (the "NRS"), immediately following the effectiveness of the Partnership Merger, Cornerstone shall be merged with and into EOP, with EOP surviving as a real estate investment trust (the "Surviving Trust").

     1.3 Closing. The closing of the Mergers (the "Closing") will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article
6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties.

     1.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, (i) EOP Partnership and Cornerstone Partnership shall execute and file the Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware, and (ii) EOP and Cornerstone shall then execute and file the Maryland Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and the Nevada Articles of Merger, executed in accordance with Title 7 of the NRS with the Secretary of State of the State of Nevada, and shall make all other filings and recordings required, with respect to the Partnership Merger, under the DRULPA or, with respect to the Merger, under Title 3, Title 8 and the NRS. The Mergers shall become effective (each an "Effective Time" and collectively the "Effective Times") at such times as EOP and Cornerstone shall agree should be specified in the Certificate of Merger, the Maryland Articles of Merger and the Nevada Articles of Merger (not to exceed thirty (30) days after the Maryland Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date, with not less than one hour between the Effective Time of the Partnership Merger and the Effective Time of the Merger.

     1.5 Effect of Partnership Merger on Agreements of Limited Partnership. The Agreement of Limited Partnership, as amended, of EOP Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "EOP Partnership Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law. The Agreement of Limited Partnership, as amended, of Cornerstone Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "Cornerstone Partnership Agreement") shall terminate at the Effective Time of Partnership Merger.

     1.6 Effect of Merger on Declaration of Trust and Bylaws. The Articles of Amendment and Restatement of Declaration of Trust, as amended, of EOP (the "EOP Declaration of Trust") and the Bylaws of EOP (the "EOP Bylaws"), as in effect immediately prior to the Effective Time of the Merger and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein), shall continue in full force and effect after the Merger and, until further amended in accordance with applicable Maryland law and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein).

     1.7 Trustees of EOP. The trustees of EOP following the Merger shall consist of the trustees of EOP immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with John S. Moody, William Wilson III and Jan van der Vlist, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee with terms expiring in 2002, 2003 and 2003, respectively. Upon the expiration of the terms of Mr. van der Vlist in 2003 and 2006, so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at all times up to the meeting of shareholders at which trustees are being elected in such years, EOP shall take all action necessary to nominate Mr. van der Vlist for re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected). In the event that Mr. Van der Vlist shall fail to stand for re-election as aforesaid for any reason in either 2003 or 2006 or in the event of his earlier death or resignation, and so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at such time, EOP shall take all action necessary to nominate a replacement designated by PGGM, which replacement shall be subject to the approval of EOP if such replacement is not an officer, director or employee of PGGM, for election or re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected) or, in the case of a vacancy, at a meeting of the Board of Trustees called for such purpose. Except as expressly provided above in this Section 1.7, following their election as trustees, such persons shall serve for their designated terms, subject to their earlier death, resignation or removal.

     1.8 Effect on Shares. The effect of the Merger on the shares of capital stock of Cornerstone shall be as provided in the Articles of Merger and in
Section 1.10 hereof. The Merger shall not change the shares of beneficial interest of EOP outstanding immediately prior to the Merger.

     1.9 Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests of Cornerstone Partnership shall be as provided in the Certificate of Merger and in Section 1.10 hereof. The Partnership Merger shall not change the partnership interests of EOP Partnership outstanding immediately prior to the Merger.

     1.10 Exchange Ratios and Other Merger Consideration.

     (a) (i) The exchange ratio relating to the Partnership Merger shall be
0.7009 of a Class A Unit (as defined in the EOP Partnership Agreement) of EOP Partnership ("EOP OP Unit"), for each Cornerstone OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger. The holders of the EOP OP Units issued in the Partnership Merger (other than Cornerstone and Subsidiaries (as defined herein) of Cornerstone) shall be entitled to redeem such EOP OP Units immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the EOP Partnership Agreement, except that for purposes of the exchange provisions thereof such EOP OP Units shall be deemed to have been issued as of the date the related Cornerstone OP Units were issued by Cornerstone Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger), and shall be entitled to the same rights and privileges as the holders of EOP OP Units outstanding on the date hereof.

     (ii) The exchange ratio relating to the Partnership Merger shall be one Class D Preferred Unit (as defined in the EOP Partnership Agreement), designated a Class D 7.0% Cumulative Convertible Preferred Unit, of EOP Partnership ("EOP Preferred OP Units"), for each Class A Partnership Preferred Unit (as defined in the Cornerstone Partnership Agreement), designated a Class A 7% Cumulative Convertible Preferred Unit of Cornerstone Partnership ("Cornerstone Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger. EOP, as the holder of the EOP Preferred OP Units issued in the Partnership Merger, shall be entitled to the same rights and privileges as Cornerstone, as the holder of the Cornerstone Preferred Units outstanding on the date hereof.

     (b) The merger consideration to be paid to holders of capital stock of Cornerstone in the Merger (collectively, the "Merger Consideration") is as follows:

          (i) Each share of common stock with no par value of Cornerstone ("Cornerstone Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, which under the terms of Section 1.12 is to be converted into cash, shall be converted into the right to receive $18.00 in cash, without interest;

          (ii) Except as otherwise provided in Sections 1.10(b)(i) and 1.12, and subject to Section 1.15(g), each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be converted into the right to receive cash pursuant to Sections 1.10(b)(i) and 1.12) shall be converted into the right to receive 0.7009 of a validly issued, fully paid and nonassessable common share of beneficial interest, par value $.01 per share, of EOP (an "EOP Common Share") (the "Common Stock Exchange Ratio");

          (iii) Each share of 7.0% Cumulative Convertible Preferred Stock with no par value of Cornerstone ("Cornerstone 7% Preferred Stock") outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive $18.00, together with accrued and unpaid dividends to the Effective Time of the Merger, in cash, without interest; and

          (iv) All such shares of Cornerstone Common Stock, when so converted as provided in Section 1.10(b)(i) or (ii), and all such shares of Cornerstone 7% Preferred Stock, when so converted as provided in Section 1.10(b)(iii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.15(c), as applicable, (A) any dividends and other distributions in accordance with
     Section 1.15(d), (B) certificates representing the EOP Common Shares into which such shares of Cornerstone Common Stock are converted pursuant to
     Section 1.10(c)(ii) (if any), (C) cash into which such shares of Cornerstone Common Stock are converted pursuant to Section 1.10(c)(i), (D) cash into which such shares of Cornerstone 7% Preferred Stock are converted pursuant to Section 1.10(b)(iii), and (E) any cash, without interest, in lieu of fractional EOP Common Shares to be issued or paid in consideration for Cornerstone Common Stock upon the surrender of such Certificate in accordance with Sections 1.15(c) and 1.15(g).

     1.11 Election by Holders of Cornerstone Common Stock to Receive EOP Common Shares or Cash. Each holder of shares of Cornerstone Common Stock (including, without limitation, Limited Partners of Cornerstone Partnership who elect to exercise, on a conditional or unconditional basis, the Redemption Right with respect to all or a portion of their Cornerstone OP Units held by such Limited Partners pursuant to Section 1.1(a) (with the Cornerstone OP Units with respect to which such Exercise is made referred to as "Electing Cornerstone OP Units")) shall have the right to submit a Form of Election specifying the number of shares of Cornerstone Common Stock which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) and the number which such holder desires to have converted into the right to receive cash pursuant to Section 1.10(a)(i) in accordance with the following procedures:

     (a) Each holder of shares of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may specify in a request made in accordance with the provisions of this Section 1.11 (an "Election") (i) the number of such shares which such holder desires to have converted into the right to receive cash in the Merger pursuant to Section 1.10(a)(i) (a "Cash Election") and (ii) the number of such shares which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) (a "Share Election").

     (b) EOP and Cornerstone shall prepare, for use by stockholders of Cornerstone (and each holder of Electing Cornerstone OP Units) in surrendering Certificates representing shares of Cornerstone Common Stock, a form of election (the "Form of Election") pursuant to which each holder of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may make Elections. The Form of Election shall be mailed to stockholders of record of Cornerstone as of the record date for the Cornerstone Stockholders Meeting (as defined herein) and to each holder of Cornerstone OP Units and shall accompany the Joint Proxy Statement (as defined herein).

     (c) Cornerstone shall use commercially reasonable efforts to make the Form of Election available to all persons who become stockholders of record of Cornerstone and to all Limited Partners of Cornerstone Partnership during the period between such record date and the second business day prior to the date of the Cornerstone Stockholders Meeting, provided that only a Limited Partner of Cornerstone Partnership who is a holder of Electing Cornerstone OP Units may submit a Form of Election and such Form of Election shall apply only with respect to shares of Cornerstone Common Stock issued to such Limited Partner prior to the Effective Time of the Partnership Merger pursuant to the Redemption Right as set forth in Section 1.1(a).

     (d) An Election shall have been properly made only if the Exchange Agent (as defined herein) shall have received, by 5:00 p.m., Eastern Standard Time, on the second business day (such time on such day being referred to herein as the "Election Date") preceding the date of the Cornerstone Stockholders Meeting, a Form of Election properly completed and signed (and not revoked) and accompanied (in the case of holders of shares of Cornerstone Common Stock) by the Certificate or Certificates representing the

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shares of Cornerstone Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

     (e) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. EOP and Cornerstone shall have the right in their sole discretion and by mutual agreement to permit changes in Elections after the Election Date.

     (f) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any such holder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke such holder's Election as of the Election Date at any time after the expiration of the period of 60 days following the Election Date if the Merger shall not have been consummated prior thereto. EOP shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Certificates to the stockholders submitting the same in the event this Agreement shall be terminated in accordance with its terms.

     (g) EOP and Cornerstone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.12, the issuance and delivery of certificates for EOP Common Shares into which shares of Cornerstone Common Stock are converted in the Merger and the payment for shares of Cornerstone Common Stock converted into the right to receive cash in the Merger.

     1.12 Proration. The determination of whether shares of Cornerstone Common Stock shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio or the right to receive $18.00 in cash shall be made as set forth in this Section 1.12.

     (a) As is more fully set forth below, 58,551,525 shares of Cornerstone Common Stock shall be converted in the Merger into the right to receive $18.00 per share in cash (which shares of Cornerstone Common Stock are referred to as the "Cash Election Shares"), and all shares of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger in excess of 58,551,525 shares shall be converted in the Merger into the right to receive EOP Common Shares in accordance with the Common Stock Exchange Ratio (which shares of Cornerstone Common Stock are referred to as the "Stock Election Shares").

     (b) If Cash Elections are received for a number of shares of Cornerstone Common Stock which is greater than 58,551,525 shares of Cornerstone Common Stock, each Non-Electing Share (as defined herein) and each share of Cornerstone Common Stock for which a Share Election has been received shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio, and the shares of Cornerstone Common Stock for which Cash Elections have been received shall be converted in the Merger into the right to receive cash and EOP Common Shares in accordance with the Common Stock Exchange Ratio in the following manner:

          each share of Cornerstone Common Stock covered by a Cash Election shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the

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     denominator of which shall be the aggregate number of shares of Cornerstone
     Common Stock covered by all Cash Elections, and (ii) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

     (c) If Share Elections are received for a number of shares of Cornerstone Common Stock which is greater than the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger, each Non-Electing Share and each share of Cornerstone Common Stock for which a Cash Election has been received shall be converted in the Merger into the right to receive $18.00 in cash, without interest, and the shares of Cornerstone Common Stock for which Share Elections have been received shall be converted in the Merger into EOP Shares in accordance with the Common Stock Exchange Ratio and the right to receive cash in the following manner:

          each share of Cornerstone Common Stock covered by a Share Election shall be converted into the right to receive (i) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be a number equal to the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Share Elections, and (ii) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction equal to one minus the Stock Fraction.

     (d) If Non-Electing Shares (as defined herein) are not converted under either Section 1.12(b) or Section 1.12(c), then each Non-Electing Share shall be converted into the right to receive EOP Common Shares and the right to receive cash on a proportionate basis, relative to all other Non-Electing Shares, so that the aggregate number of shares of Cornerstone Common Stock converted into the right to receive EOP Common Shares equals, as closely as possible, the number of Stock Election Shares, and the aggregate number of shares of Cornerstone Common Stock converted into the right to receive cash equals, as closely as possible, the number of Cash Election Shares.

     (e) For purposes of this Section 1.12, outstanding shares of Cornerstone as to which an election is not in effect at the Election Date and shares as to which an Election has been withdrawn after the 60-day period following the Election Date and prior to the Effective Time of the Merger shall be called "Non-Electing Shares." If EOP and Cornerstone shall determine for any reason that any Election was not properly made with respect to shares of Cornerstone Common Stock, such Election shall be deemed ineffective and shares of Cornerstone Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

     1.13 Partner Approval. Cornerstone shall seek the requisite approval of the partners of Cornerstone Partnership of the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger to the extent required by the Cornerstone Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Partner Approvals"). EOP shall seek the requisite approval of the partners of EOP Partnership of the Merger and the Partnership Merger to the extent required by the EOP Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "EOP Partner Approvals," and together with the Cornerstone Partner Approvals, the "Partner Approvals").

     1.14 No Appraisal Rights. The holders of Cornerstone Common Stock, Cornerstone OP Units, EOP Common Shares and EOP OP Units are not entitled under applicable law to appraisal or similar rights as a result of the Mergers and, in the case of the holders of the Cornerstone 7% Preferred Stock, such holders irrevocably have waived all such rights.

     1.15 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

     (a) Exchange Agent. Prior to the Effective Time, EOP shall appoint Equiserve LLC as the exchange agent, or another bank or trust company reasonably acceptable to Cornerstone, to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates

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representing issued and outstanding shares of Cornerstone Common Stock and
Cornerstone 7% Preferred Stock.

     (b) EOP to Provide Merger Consideration. EOP shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Cornerstone Common Stock and Cornerstone 7% Preferred Stock pursuant to Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.15(g) (the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EOP, on a daily basis. Any interest or other income resulting from such investments shall be paid to EOP. Cornerstone shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock, cash payable in respect of any dividends required pursuant to Section 1.15(d)(i) or (ii). Such cash shall be invested in accordance with written directions delivered by Cornerstone to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, with any cash earned on such investments to be paid to EOP as the successor to Cornerstone in the Merger. EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail the Merger Consideration to the holders of Cornerstone Common Stock (including to holders of Electing Cornerstone OP Units who made an unconditional Exercise of the Redemption Right or who made a conditional exercise thereof and who will receive cash in the Merger, in each case who have properly submitted a Form of Election prior to the Election Date) and Cornerstone 7% Preferred Stock not later than five business days after the Effective Time of the Merger.

     (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Cornerstone Common Stock (other than to holders of Cornerstone Common Stock who previously surrendered with their Forms of Election their Certificates for Cornerstone Common Stock) or Cornerstone 7% Preferred Stock Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.10, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EOP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. To the extent not previously surrendered with a Form of Election, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EOP, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.10, together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(d) and cash, if any, payable in lieu of fractional shares pursuant to
Section 1.15(g), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock which is not registered in the transfer records of Cornerstone, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of EOP that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.15, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.10, and any dividends or other distributions to
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which such holder is entitled pursuant to Section 1.15(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.15(d) or Section 1.15(g). EOP or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash or EOP Common Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock such amounts as EOP or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law, provided that in determining whether withholding under Section 1445 of the Code is required, EOP shall take into account (and shall request the Exchange Agent to take into account) Section 1445(b)(6) of the Code and Treasury Regulations Section 1.1445-2(c)(2). For this purpose, any EOP Common Shares deducted and withheld by EOP shall be valued at the last trading price of the EOP Common Shares on the New York Stock Exchange on the Effective Date of the Merger. To the extent that amounts are so withheld by EOP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, in respect of which such deduction and withholding was made by EOP or the Exchange Agent.

     (d) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

          (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger (and avoid the payment of tax with respect to undistributed income), Cornerstone shall declare a dividend (the "Final Company Dividend") to holders of shares of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Cornerstone to satisfy such requirements. If Cornerstone determines it is necessary to declare the Final Company Dividend, it shall notify EOP at least 10 days prior to the date for the Cornerstone Stockholders Meeting, and EOP shall declare a dividend per share to holders of shares of EOP Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per EOP Common Share equal to the quotient obtained by dividing (x) the Final Company Dividend paid by Cornerstone with respect to each share of Cornerstone Common Stock by (y) the Common Stock Exchange Ratio. The dividends payable hereunder to holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock shall be paid on the last business day immediately preceding the Closing Date.

          (ii) No dividends or other distributions with respect to EOP Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EOP Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.15(g), in each case until the surrender of such Certificate in accordance with this Section 1.15. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 1.10 and/or in lieu of any fractional EOP Common Shares to which such holder is entitled pursuant to Section 1.15(g) and (ii) if such Certificate is exchangeable for one or more whole EOP Common Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole EOP Common Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole EOP Common Shares.

     (e) No Further Ownership Rights in Cornerstone Common Stock and Cornerstone 7% Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.15 (including any cash paid pursuant to Section 1.15(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cornerstone Common Stock and Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that
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Cornerstone shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cornerstone on such Cornerstone Common Stock or Cornerstone 7% Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Cornerstone of the Cornerstone Common Stock or Cornerstone 7% Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to EOP for any reason, they shall be canceled and exchanged as provided in this Section 1.15.

     (f) No Liability. None of Cornerstone, EOP or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to EOP, upon demand, and any holders of Certificates who have not theretofore complied with
Section 1.15(c) shall thereafter look only to EOP for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar laws.

     (g) No Fractional Shares

          (i) No certificates or scrip representing fractional EOP Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of EOP.

          (ii) No fractional EOP Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Common Shares pursuant to this Agreement, each holder of Cornerstone Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
     (i) the average closing price of one EOP Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by
     (ii) the fractional amount of 0.7009 of an EOP Common Share which such holder would otherwise be entitled to receive under this Section 1.15.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by EOP or the Exchange Agent, the posting by such person of a bond in such reasonable amount as EOP or the Exchange Agent may direct (but consistent with the practices EOP applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the EOP Common Shares or cash to which the holders thereof are entitled pursuant to Section 1.10, any cash payable pursuant to Section 1.15(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.15(d).

     (i) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates and the exchange procedure (which shall not be applicable), all other provisions of this Section 1.15 shall apply to Cornerstone Partnership, EOP Partnership, the Cornerstone OP Units and the Cornerstone OP Preferred Units with respect to the Partnership Merger.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF CORNERSTONE
                          AND CORNERSTONE PARTNERSHIP

     Except as set forth in the Cornerstone SEC Documents (as defined herein) or in the letter of even date herewith signed by the President and Chief Executive Officer or the Chief Operating Officer of

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Cornerstone and delivered to EOP prior to the execution hereof (the "Cornerstone
Disclosure Letter"), Cornerstone and Cornerstone Partnership represent and warrant to EOP and EOP Partnership as follows:

     2.1 Organization, Standing and Power. Cornerstone has been duly organized and is validly existing and in good standing under the laws of the State of Nevada. Cornerstone has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Cornerstone Restated Articles of Incorporation, as amended (the "Cornerstone Articles") are in effect, and no dissolution, revocation or forfeiture proceedings regarding Cornerstone have been commenced. Cornerstone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone, Cornerstone Partnership and the Cornerstone Subsidiaries (as defined herein), taken as a whole (a "Cornerstone Material Adverse Effect"). Cornerstone has delivered to EOP complete and correct copies of the Cornerstone Articles and Cornerstone's Amended and Restated Bylaws (the "Cornerstone Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

     2.2 Cornerstone Subsidiaries.

     (a) Schedule 2.2 to the Cornerstone Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Cornerstone (the "Cornerstone Subsidiaries") and the Cornerstone Non-controlled Subsidiary (which Cornerstone Non-controlled Subsidiary constitutes the only entity in which Cornerstone owns a non-voting equity interest and has no right to control except as set forth on Schedule 2.4 of the Cornerstone Disclosure Letter), (ii) the ownership interest therein of Cornerstone, (iii) if not, directly or indirectly, wholly owned by Cornerstone, the identity and ownership interest of each of the other owners of such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable,
(iv) each office property and other commercial property owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, and (v) if not wholly owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, "Subsidiary" of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.4 of the Cornerstone Disclosure Letter sets forth a true and complete list of the equity securities owned by Cornerstone, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary.

     (b) Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, (i) all of the outstanding shares of capital stock of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Cornerstone or by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Cornerstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Cornerstone, by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or by Cornerstone and another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Subsidiary and given to secure performance thereunder. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation
                                      A-12
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is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Cornerstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to EOP. No effective amendment has been made to the Cornerstone Partnership Agreement since January 21, 2000.

     2.3 Capital Structure.

     (a) The authorized shares of capital stock of Cornerstone consist of 250,000,000 shares of Cornerstone Common Stock, 129,638,245 of which are issued and 129,280,012 of which are outstanding on the date of this Agreement, and 65,000,000 shares of preferred stock with no par value, of which 3,030,303 shares of Cornerstone 7% Preferred Stock are issued and outstanding and 344,828 shares of Redeemable Preferred Stock are designated with none outstanding on the date of this Agreement.

     (b) Set forth in Schedule 2.3(b) to the Cornerstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Common Stock granted under Cornerstone's 1998 Long-Term Incentive Plan or any other formal or informal arrangement (collectively, the "Cornerstone Stock Options"); and (ii) all other warrants or other rights to acquire Cornerstone Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement ("Cornerstone Stock Rights"). Schedule 2.3(b) to the Cornerstone Disclosure Letter sets forth for each Cornerstone Stock Option and Cornerstone Stock Right the name of the grantee, the date of the grant, the number of shares of Cornerstone Common Stock subject to each option or other award, and the exercise price per share. On the date of this Agreement, except as set forth in this Section 2.3 or in Schedule 2.3(b) to the Cornerstone Disclosure Letter, no shares of Cornerstone Common Stock were outstanding or reserved for issuance.

     (c) All outstanding shares of Cornerstone Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote, except for the Cornerstone convertible promissory note dated as of January 1, 1996 which does not have voting rights but is convertible into Cornerstone Common Stock (the "Cornerstone Convertible Promissory Note").

     (d) Other than (i) as set forth in this Section 2.3 or in Schedule 2.3(b), 2.3(c), or 2.3(d) to the Cornerstone Disclosure Letter, (ii) Cornerstone OP Units, which may be redeemed for cash or, at the option of Cornerstone, Cornerstone Common Stock at a rate of one share of Cornerstone Common Stock for each Cornerstone OP Unit, (iii) shares of Cornerstone Common Stock issuable upon the conversion of Cornerstone 7% Preferred Stock, and (iv) shares of Cornerstone Common Stock issuable pursuant to the Cornerstone Convertible Promissory Note, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold,

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additional shares of capital stock, voting securities or other ownership interests of Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary).

     (e) As of the date of this Agreement, 148,735,829 Cornerstone OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 129,638,245 are owned by Cornerstone and 3,030,303 Cornerstone Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, all of which are owned by Cornerstone. Schedule 2.3(e) to the Cornerstone Disclosure Schedule sets forth the name of each holder of Cornerstone OP Units and the number of Cornerstone OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Cornerstone Partnership Agreement or as set forth on
Schedule 2.3(d), Cornerstone Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Cornerstone Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Cornerstone Partnership.

     (f) Except for the distribution of $0.31 per share of Cornerstone Common Stock and per Cornerstone OP Unit declared on January 20, 2000, and payable on February 29, 2000, to holders of record on January 31, 2000, of shares of Cornerstone Common Stock and Cornerstone OP Units, all dividends on Cornerstone Common Stock and Cornerstone 7% Preferred Stock and all distributions on Cornerstone OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

     (g) Set forth on Schedule 2.3(g) to the Cornerstone Disclosure Letter is a list of each registration rights agreement or other agreement between Cornerstone and/or Cornerstone Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Cornerstone and/or Cornerstone Partnership pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     2.4 Other Interests. Except for interests in the Cornerstone Subsidiaries, the Cornerstone Non-controlled Subsidiary and certain other entities as set forth in Schedule 2.4 to the Cornerstone Disclosure Letter (the "Cornerstone Other Interests"), none of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Cornerstone Other Interests, Cornerstone Partnership owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Other Interests and given to secure performance thereunder. None of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in material breach of any provision of any agreement, document or contract which is of a material nature governing its rights in or to the Cornerstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Cornerstone Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Cornerstone (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

     2.5 Authority; Noncontravention; Consents.

     (a) Cornerstone has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Cornerstone stockholder approval of the Merger Agreement and the Merger and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which Cornerstone is a party. The execution and delivery of this Agreement by Cornerstone and the consummation by Cornerstone of the transactions contemplated by this Agreement to which Cornerstone is a party have been duly authorized by all
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necessary action on the part of Cornerstone, except for and subject to the
Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone and constitutes a valid and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Cornerstone Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Cornerstone Partner Approvals, to consummate the transactions contemplated by this Agreement to which Cornerstone Partnership is a party. The execution and delivery of this Agreement by Cornerstone Partnership and the consummation by Cornerstone Partnership of the transactions contemplated by this Agreement to which Cornerstone Partnership is a party have been duly authorized by all necessary action on the part of Cornerstone Partnership, except for and subject to the Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone Partnership and constitutes a valid and binding obligation of Cornerstone Partnership, enforceable against Cornerstone Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 2.5(c)(1) to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement by Cornerstone do not, and the consummation of the transactions contemplated by this Agreement to which Cornerstone is a party and compliance by Cornerstone with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Cornerstone Articles or Cornerstone Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Cornerstone Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary in connection with the execution and delivery of this Agreement by Cornerstone or the consummation by Cornerstone of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement (as defined herein), (ii) the acceptance for record of the Maryland Articles of Merger by the Department, (iii) the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Cornerstone Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone from performing its obligations under
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this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

     2.6 SEC Documents; Financial Statements; Undisclosed
Liabilities. Cornerstone has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 through the date hereof (the "Cornerstone SEC Documents"). Schedule 2.6(a) to the Cornerstone Disclosure Letter contains a complete list of all Cornerstone SEC Documents filed by Cornerstone with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between January 1, 1997 and the date of this Agreement. All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cornerstone SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Cornerstone included in the Cornerstone SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 2.6(b) to the Cornerstone Disclosure Letter, Cornerstone has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in
Schedule 2.6(c) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would have a Cornerstone Material Adverse Effect.

     2.7 Absence of Certain Changes or Events. Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.7 to the Cornerstone Disclosure Letter, since the date of the most recent audited financial statements included in Cornerstone SEC Documents (the "Cornerstone Financial Statement Date"), Cornerstone, its Subsidiaries and the Cornerstone Non-controlled Subsidiary have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Cornerstone and its Subsidiaries taken as a whole (a "Cornerstone Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.31 per share of Cornerstone Common Stock or Cornerstone OP Unit and except for regular annual distributions not in excess of $1.155 per share of Cornerstone 7% Preferred Stock (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock, (c) any split, combination or reclassification of the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Cornerstone or partnership interests in Cornerstone Partnership or any issuance
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of an ownership interest in, any Cornerstone Subsidiary or the Cornerstone
Non-controlled Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Cornerstone Material Adverse Effect, (e) any change in accounting methods, principles or practices by Cornerstone or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Cornerstone SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Cornerstone and any officer or director of Cornerstone.

     2.8 Litigation. Except as disclosed in the Cornerstone SEC Documents or in
Schedule 2.8 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary) or, to the Knowledge of Cornerstone (as hereinafter defined), threatened in writing against or affecting Cornerstone, or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Cornerstone Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Cornerstone Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Cornerstone, threatened as of the date hereof, and (z) no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     2.9 Properties.

     (a) Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Cornerstone Disclosure Letter, Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary set forth on Schedule 2.2 to the Cornerstone Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2 to the Cornerstone Disclosure Letter (the "Cornerstone Properties"), which are all of the real estate properties owned by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Schedule 2.2 to the Cornerstone Disclosure Letter further identifies which of the Cornerstone Properties are owned in fee simple by Cornerstone or the Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary and which of the Cornerstone Properties are subject to a ground lease. Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, no other Person has any ownership interest in any of the Cornerstone Properties, and any such ownership interest so scheduled does not materially detract from the value of the Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) interest in, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Cornerstone Disclosure Letter, none of the Cornerstone Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Cornerstone Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for the following (collectively, the "Permitted Title Exceptions") (i) Property Restrictions and Encumbrances set forth in the Cornerstone Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property,

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including zoning regulations, which do not materially adversely affect the current use of any Cornerstone Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys or subsequently granted by Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, which Property Restrictions and Encumbrances, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Cornerstone Properties subject thereto or affected thereby. Schedule 2.9(a) to the Cornerstone Disclosure Letter lists each of the Cornerstone Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

     (b) Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Cornerstone Disclosure Letter, valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring the applicable Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the Cornerstone Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, subject only to the matters disclosed above and in the Cornerstone Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No claim has been made against any such policy.

     (c) Except as provided in Schedule 2.9(c) to the Cornerstone Disclosure Letter, Cornerstone has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Cornerstone Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Cornerstone Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same which would have a material adverse effect on such Cornerstone Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authority which would have a material adverse effect on such Cornerstone Property, (iii) of any structural defects relating to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property, (iv) of any Cornerstone Property whose building systems are not in working order so as to have a material adverse effect on such Cornerstone Property, or (v) of any physical damage to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property for which there is no insurance in effect covering the cost of the restoration.

     (d) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Cornerstone Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas which would have a material adverse effect on such Cornerstone Property. Except as set forth in Schedule 2.9(d) to the Cornerstone Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Cornerstone Properties delivered to EOP and EOP Partnership prior to the date hereof

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and other than those which would not reasonably be expected to have a material adverse effect on any of Cornerstone or the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     (e) The rent rolls previously provided by Cornerstone to EOP (the "Cornerstone Rent Roll") list each Cornerstone Space Lease (as defined herein) in effect as of the dates set forth therein, none of which are earlier than December 31, 1999. "Cornerstone Space Lease" means each lease or other right of occupancy affecting or relating to a property in which Cornerstone Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Cornerstone has made available to EOP true, correct and complete copies of all Cornerstone Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect, all information set forth in the Cornerstone Rent Roll is true, correct and complete as of the date thereof. Except as set forth in a delinquency report made available to EOP, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, nor, to the knowledge of Cornerstone or Cornerstone Partnership, any other party, on the other hand, is in monetary default under any Cornerstone Space Lease, except for such defaults that would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.10 Environmental Matters.

     (a) "Environmental Law" shall mean all applicable Laws relating to the protection of human health or safety and natural resources or the environment, including, without limitation, Laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. sec.sec. 9601 et seq. ("CERCLA")). "Hazardous Materials" shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include "hazardous wastes," "hazardous substances," "hazardous materials," petroleum or any fraction thereof, asbestos, lead-paint, urea-formaldehyde, and polychlorinated biphenyls. "Release" shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

     (b) Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.10(a) to the Cornerstone Disclosure Letter,

          (i) none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or, to Cornerstone's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Cornerstone Properties) would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (ii) except in accordance with the Environmental Permits (as defined herein) there have been no Releases of Hazardous Materials at, on, under or from (A) the Cornerstone Properties or (B) any real property previously owned, operated or leased by Cornerstone, the Cornerstone Subsidiaries, or the Cornerstone Non-controlled Subsidiary (the "Former Cornerstone Properties") during the period of such ownership, operation or tenancy, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Cornerstone Properties or the Former Cornerstone Properties, which would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (iii) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have not failed to comply with all Environmental Laws, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any liability under the

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     Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect; and

          (iv) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the "Environmental Permits") necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not have a material adverse effect on the Cornerstone Property. Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

     (c) Cornerstone has previously delivered or made available to EOP complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Cornerstone Properties.

     2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Cornerstone Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Cornerstone, any Cornerstone Subsidiary and the Cornerstone Non-controlled Subsidiary with (a) any investment banker or financial advisor, (b) any person who is an officer, director or Affiliate (as defined herein) of Cornerstone or any Subsidiary or the Cornerstone Non-controlled Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Cornerstone Common Stock, Cornerstone OP Units or Cornerstone 7% Preferred Stock in a private placement, in each case which remain in effect and are not otherwise disclosed in the SEC Documents. Such documents, copies of all of which have previously been delivered or made available to EOP, are listed in Schedule
2.11 to the Cornerstone Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary (each, a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.12 to the Cornerstone Disclosure Letter. Except as disclosed in
Schedule 2.12 to the Cornerstone Disclosure Letter, with respect to the Employee
Plans:

     (a) No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

     (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the Knowledge of Cornerstone, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and, to the Knowledge of Cornerstone, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the Knowledge of Cornerstone, threatened with respect to any Employee Plan and, to the Knowledge of Cornerstone, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

          (i) all Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

          (ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

          (iii) with respect to each such Employee Plan, to the extent applicable, Cornerstone has delivered to or has made available to EOP true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

     (c) With respect to each Employee Plan, to the Knowledge of Cornerstone, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Cornerstone or any Controlled Group Member to material liability.

     (d) No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

     (e) With respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

     2.13 Employee Policies. The employee handbooks of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary currently in effect are attached as Schedule 2.13 to the Cornerstone Disclosure Letter and fairly and accurately summarize all material employee policies, vacation policies and payroll policies.

     2.14 Taxes.

     (a) Each of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Cornerstone has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Cornerstone's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary is being considered by any Tax authority. To the Knowledge of Cornerstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the
Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

     (b) Cornerstone (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2000 or the Closing Date and, if later, for the taxable year of Cornerstone ending on the Closing Date, and
(iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Cornerstone's Knowledge, no such challenge is pending or threatened. Each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company
(i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Cornerstone of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Cornerstone to violate Section

856(c)(4) of the Code. Cornerstone Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Cornerstone Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither Cornerstone nor any Cornerstone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

     2.15 No Payments to Employees, Officers or Directors. Schedule 2.15 to the Cornerstone Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Cornerstone Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary. There is no agreement or arrangement with any employee, officer or other service provider under which Cornerstone, any Cornerstone Subsidiary or any Cornerstone Non-controlled Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

     2.16 Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. L.L.C. the fees and expenses of which are described in the engagement letter dated January 28, 2000, between Lazard Freres & Co. L.L.C. and Cornerstone, a true, correct and complete copy of which has previously been given to EOP, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

     2.17 Compliance with Laws. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.18 Contracts; Debt Instruments.

     (a) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     (b) Except for any of the following expressly identified in Cornerstone SEC Documents, Schedule 2.18(b) to the Cornerstone Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary, other than Indebtedness payable to Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured,
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

(ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

     (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Cornerstone Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party or an obligor with respect thereto.

     (d) Except as set forth in Schedule 2.18(d) of the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Cornerstone Properties.

     (e) Except as set forth in Schedule 2.18(e) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement relating to the management of any Cornerstone Property by any Person other than Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary.

     (f) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement pursuant to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary manages or provides services with respect to any real properties other than Cornerstone Properties, except for the agreements described in
Schedule 2.18(f) to the Cornerstone Disclosure Letter.

     (g) Cornerstone has delivered to EOP prior to the date of this Agreement a true and complete capital budget for the year 2000 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Cornerstone Disclosure Letter lists all material agreements entered into by Cornerstone, each of the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary relating to the development or construction of, or additions or expansions to, any Cornerstone Real Properties (or any properties with respect to which Cornerstone has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate. True, correct and complete copies of such agreements have previously been delivered or made available to EOP.

     (h) Schedule 2.18(h) to the Cornerstone Disclosure Letter lists all agreements entered into by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary providing for the sale of, or option to sell, any Cornerstone Properties or the purchase of, or option to purchase, by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

     (i) Except as set forth in Schedule 2.18(i) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Cornerstone, any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or (B) to pay any additional purchase price for any of the Cornerstone Properties.

     (j) Except as set forth in Schedule 2.18(j) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Cornerstone Partnership or any other Cornerstone Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (ii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Cornerstone Properties, or (iii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Cornerstone or a Cornerstone Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone Subsidiary under Section 752 of the Code. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in violation of or in default under any Tax Protection Agreement.

     (k) Except as set forth in Schedule 2.18(k) to the Cornerstone Disclosure Letter and for the Confidentiality Agreement, dated January 13, 2000 between Cornerstone and EOP (the "Confidentiality Agreement") and other confidentiality agreements entered into in the ordinary course of business, neither Cornerstone nor any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any confidentiality, standstill, lock-up or voting agreement.

     2.19 Opinion of Financial Advisor. Cornerstone has received the written opinion of Lazard Freres & Co. L.L.C. Cornerstone's financial advisor, to the effect that the proposed consideration to be received by the holders of Cornerstone Common Stock is fair to such holders from a financial point of view.

     2.20 State Takeover Statutes. Cornerstone has taken all action necessary to exempt the transactions contemplated by this Agreement between EOP and Cornerstone and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the laws of the State of Nevada and the State of Delaware or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.21 Investment Company Act of 1940. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.22 Definition of "Knowledge of Cornerstone". As used in this Agreement, the phrase "Knowledge of Cornerstone" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.22 to the Cornerstone Disclosure Letter.

     2.23 Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the outstanding Cornerstone Common Stock and the holders of at least a majority of the outstanding Cornerstone 7% Preferred Stock are the only votes of the holders of any class or series of Cornerstone capital stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Cornerstone and the affirmative vote of at least a majority of all Cornerstone limited partner interests entitled to be cast, voting in accordance with the Cornerstone Partnership Agreement, is the only vote of the holders of any class or series of Cornerstone Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger.

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                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP

     Except as set forth in the EOP SEC Documents (as defined herein) or in the letter of even date herewith signed by the President or an Executive Vice President of EOP and delivered to Cornerstone prior to the execution hereof (the "EOP Disclosure Letter"), EOP and EOP Partnership represent and warrant to Cornerstone and Cornerstone Partnership as follows:

     3.1 Organization, Standing and Power of EOP. EOP is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. EOP is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of EOP and the Subsidiaries of EOP (collectively, "EOP Subsidiaries"), taken as a whole (an "EOP Material Adverse Effect"). EOP has delivered to Cornerstone complete and correct copies of the EOP Declaration of Trust (as the same is proposed to be modified by each of the Proposed EOP Charter Amendments (as defined herein)) and the EOP Bylaws, as amended or supplemented to the date of this Agreement.

     3.2 EOP Subsidiaries.

     (a) Schedule 3.2(a) to the EOP Disclosure Letter sets forth (i) each EOP Subsidiary and each entity in which EOP holds non-voting equity securities (but no voting equity securities) (collectively, the "EOP Non-controlled Subsidiaries"), (ii) the ownership interest therein of EOP, (iii) if not wholly owned by EOP, the identity and ownership interest of each of the other owners of such EOP Subsidiary, (iv) each office property and other commercial property owned by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and ownership interest of each of the other owners of such property.

     (b) Except as set forth in Schedule 3.2(b) to the EOP Disclosure Letter,
(i) all the outstanding shares of capital stock of each EOP Subsidiary and each EOP Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by EOP or by another EOP Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each EOP Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by EOP, by another EOP Subsidiary or by EOP and another EOP Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Subsidiary and given to secure performance thereunder. Each EOP Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each EOP Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each EOP Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each EOP Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone. No effective amendment has been made to the EOP Partnership Agreement since January 31, 2000.

     3.3 Capital Structure.

     (a) The authorized shares of beneficial interest of EOP consist of 750,000,000 EOP Common Shares, 248,812,828 of which were issued and outstanding as of January 31, 2000, and 100,000,000 preferred shares of beneficial interest, 18,562,900 of which were issued or outstanding as of January 31, 2000 (collectively, the "EOP Preferred Shares").

     (b) Set forth in Schedule 3.3(b) to the EOP Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase EOP's shares of beneficial interest granted under the Employee Share Option and Restricted Share Plan or any other formal or informal arrangement (collectively, the "EOP Options"); and (ii) all other warrants or other rights to acquire EOP's shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the EOP Disclosure Letter sets forth the EOP Options granted to EOP's Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each EOP Option as qualified or nonqualified under Section 422 of the Code, the number of EOP Common Shares subject to each EOP Option, the number and type of EOP's Common Shares subject to EOP Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or in Schedule 3.3(b) to the EOP Disclosure Letter, no shares of beneficial interest of EOP were outstanding or reserved for issuance (except for EOP Common Shares reserved for issuance upon redemption of EOP OP Units).

     (c) All outstanding shares of beneficial interest of EOP are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of EOP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EOP may vote.

     (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the EOP Disclosure Letter and (ii) EOP OP Units, which may be redeemed for EOP Common Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EOP or any EOP Subsidiary is a party or by which such entity is bound, obligating EOP or any EOP Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EOP or any EOP Subsidiary or obligating EOP or any EOP Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EOP or an EOP Subsidiary).

     (e) As of January 31, 2000, 282,476,889 EOP OP Units, 8,000,000 8.98%
Series A Preferred Units of Limited Partnership Interest, 6,000,000 5.25% Series B Preferred Units of Limited Partnership Interest, and 4,562,900 8 5/8% Series C Preferred Units of Limited Partnership Interest (collectively, the "EOP Preferred Units") are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 248,812,828 EOP OP Units and all of the EOP Preferred Units are owned by EOP and EOP Subsidiaries.
Schedule 3.3(e) to the EOP Disclosure Schedule sets forth the name of each holder of EOP OP Units and the number of EOP OP Units owned by each such holder as of the date of this Agreement. The EOP OP Units and EOP Preferred Units are subject to no restrictions except as set forth in the EOP Partnership Agreement. EOP Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EOP Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in EOP Partnership.

     (f) All dividends on EOP Common Shares and all distributions on EOP OP Units and EOP Preferred Units, which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on EOP Common Shares (along with the corresponding distributions payable on EOP OP Units) which were declared on February 1, 2000 and are payable on April 14, 2000 have not yet been paid.

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     (g) The EOP Common Shares and the EOP Preferred Shares to be issued by EOP, and the EOP OP Units to be issued by the EOP Partnership pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

     3.4 Other Interests. Except for interests in the EOP Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4(a) to the EOP Disclosure Letter (the "EOP Other Interests"), neither EOP nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, EOP or EOP Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Other Interests and given to secure performance. Neither EOP nor any of the EOP Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) listed in Schedule 3.4(b) to the EOP Disclosure Letter (or disclosed in the EOP SEC Documents (as defined herein)), (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of EOP (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

     3.5 Authority; Noncontravention; Consents.

     (a) EOP has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "EOP Shareholder Approvals" and, together with the Cornerstone Stockholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EOP is a party. The execution and delivery of this Agreement by EOP and the consummation by EOP of the transactions contemplated by this Agreement to which EOP is a party have been duly authorized by all necessary action on the part of EOP, except for and subject to the EOP Shareholder Approvals and the requisite approval, if any is required, of the partners of EOP Partnership. This Agreement has been duly executed and delivered by EOP and constitutes a valid and binding obligation of EOP, enforceable against EOP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) EOP Partnership has the requisite partnership power and, subject to the requisite partner approval of the Partnership Merger (if any), authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which EOP Partnership is a party. The execution and delivery of this Agreement by EOP Partnership and the consummation by EOP Partnership of the transactions contemplated by this Agreement to which EOP Partnership is a party have been duly authorized by all necessary action on the part of EOP Partnership, except for and subject to the EOP Partnership Approvals. This Agreement has been duly executed and delivered by EOP Partnership and constitutes a valid and binding obligation of EOP Partnership, enforceable against EOP Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 3.5(c)(1) to the EOP Disclosure Letter, the execution and delivery of this Agreement by EOP and EOP Partnership do not, and the consummation of the transactions contemplated by this Agreement to which EOP or EOP Partnership is a party and compliance by EOP or EOP Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EOP or any EOP Subsidiary under, (i) the EOP Declaration of Trust or the EOP Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other EOP Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement,

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instrument, permit, concession, franchise or license applicable to EOP or any
EOP Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EOP or any EOP Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) reasonably be expected to have an EOP Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EOP or any EOP Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EOP of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the EOP Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EOP from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an EOP Material Adverse Effect.

     3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. EOP and EOP Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since July 8, 1997 and November 19, 1997, respectively, through the date hereof (the "EOP SEC Documents"). Schedule 3.6(a) to the EOP Disclosure Letter contains a complete list of all EOP SEC Documents filed by EOP and EOP Partnership with the SEC under the Exchange Act on or prior to the date of this Agreement. All of the EOP SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EOP SEC Documents. None of the EOP SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EOP SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EOP and the EOP Subsidiaries included in the EOP SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EOP and the EOP Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EOP SEC Documents or in Schedule 3.6(b) to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EOP or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an EOP Material Adverse Effect.

     3.7 Absence of Certain Changes or Events. Except as disclosed in the EOP SEC Documents or in Schedule 3.7 to the EOP Disclosure Letter, since the date of the most recent audited financial statements included in the EOP SEC Documents (the "EOP Financial Statement Date"), EOP and the EOP
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

Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EOP and the EOP Subsidiaries taken as a whole (a "EOP Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EOP Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.42 per EOP Common Share or EOP OP Unit or the stated distribution rate for each EOP Preferred Share or EOP Preferred Unit, subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to EOP Common Shares, EOP OP Units, EOP Preferred Shares or EOP Preferred Units, (c) any split, combination or reclassification of any of EOP's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have an EOP Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EOP or any EOP Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EOP SEC Documents or required by a change in GAAP.

     3.8 Litigation. Except as disclosed in the EOP SEC Documents or in Schedule
3.8 to the EOP Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EOP and the EOP Subsidiaries (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of EOP or an EOP Subsidiary) or, to the Knowledge of EOP (as defined herein), threatened in writing against or affecting EOP or any EOP Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an EOP Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EOP or any EOP Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9 Properties.

     (a) Except as set forth in Schedule 3.9(a) to the EOP Disclosure Letter, EOP or one of the EOP Subsidiaries owns fee simple title to each of the real properties listed in the EOP SEC Filings as owned by it (the "EOP Properties"), except where the failure to own such title would not have an EOP Material Adverse Effect.

     (b) The EOP Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an EOP Material Adverse Effect.

     (c) Valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring EOP's or the applicable EOP Subsidiary's fee simple title or leasehold estate, as the case may be, to the EOP Properties in amounts which are, except in the case of San Felipe Plaza, at least equal to the purchase price thereof paid by EOP or the applicable EOP Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an EOP Material Adverse Effect.

     (d) EOP has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EOP Properties where such failure would reasonably be expected to have an EOP Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an EOP Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EOP Properties issued by any governmental authorities which would reasonably be expected to have an EOP Material Adverse Effect or (iii) of any structural defects relating to EOP Properties, EOP Properties whose building systems are not in working order, physical damage to any EOP Property for which there is no insurance in effect covering the cost of
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

restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (e) Except as set forth in Schedule 3.9(e) to the EOP Disclosure Letter, neither EOP nor any of the EOP Subsidiaries has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the EOP Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EOP Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (f) Except as set forth on Schedule 3.9(f) to the EOP Disclosure Letter, all work to be performed, payments to be made and actions to be taken by EOP or the EOP Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EOP Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not reasonably be expected to have an EOP Material Adverse Effect, and EOP has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

     (g) The rent roll previously provided by EOP to Cornerstone (the "EOP Rent Roll") lists each EOP Space Lease (as defined herein) in effect as of the respective dates indicated in the EOP Rent Roll. "EOP Space Lease" means each lease or other right of occupancy affecting or relating to a property in which EOP Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. EOP has made available to Cornerstone true, correct and complete copies of all EOP Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, all information set forth in the EOP Rent Roll is true, correct, and complete as of the date thereof. Except as set forth in a delinquency report made available to Cornerstone, neither EOP nor any EOP Subsidiary, on the one hand, nor, to the Knowledge of EOP or EOP Partnership, any other party, on the other hand, is in monetary default under any EOP Space Lease, except for such defaults that would not reasonably be expected to have an EOP Material Adverse Effect.

     3.10 Environmental Matters.

     Except as disclosed in the EOP SEC Documents,

     (i) none of EOP, any of the EOP Subsidiaries or, to EOP's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the EOP Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the EOP Properties) would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (ii) except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the EOP Properties, or (B) any real property formerly owned, operated or leased by EOP or the EOP Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (iii) EOP and the EOP Subsidiaries have not failed to comply in any material respect with all Environmental Laws, and neither EOP nor any of the EOP Subsidiaries has any liability under the Environmental Laws, except to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect; and

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

     (iv) EOP and the EOP Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not have a material adverse effect on the EOP Property necessary to operate their businesses as currently operated. EOP and the EOP Subsidiaries have timely filed applications for all Environmental Permits.

     3.11 Taxes.

     (a) Each of EOP and the EOP Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects,
(ii) has paid (or EOP has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an EOP Material Adverse Effect. The most recent audited financial statements contained in the EOP SEC Documents reflect an adequate reserve for all material Taxes payable by EOP and the EOP Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EOP Financial Statement Date, EOP has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EOP nor any EOP Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EOP or any EOP Subsidiary. Neither EOP nor any EOP Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to EOP's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of EOP or any EOP Subsidiary is being considered by any Tax authority. To the Knowledge of EOP, no deficiencies for any Taxes have been proposed, asserted or assessed against EOP or any of the EOP Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

     (b) EOP (i) for all taxable years commencing with 1997, which is the first year of EOP's existence for federal income tax purposes, through December 31, 1999, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. BeaMetFed, Inc. ("BeaMet") (i) for all taxable years commencing with 1997 through December 31, 1999 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. Each EOP Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by EOP of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause EOP to violate Section 856(c)(4) of the Code. EOP Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each EOP Subsidiary

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

which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Except as set forth in Schedule 3.11 to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to
Section 341(f) of the Code and the regulations thereunder.

     (c) To EOP's knowledge, as of the date hereof, EOP is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

     3.12 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co. Incorporated, the fees and expenses of which will be paid by EOP and are described in the engagement letters between J.P. Morgan & Co. Incorporated and EOP, a true, correct and complete copy of which has previously been given to Cornerstone, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EOP or any EOP Subsidiary.

     3.13 Compliance with Laws. Neither EOP nor any of the EOP Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have an EOP Material Adverse Effect.

     3.14 Contracts; Debt Instruments. Neither EOP nor any EOP Subsidiary has received a written notice that EOP or any EOP Subsidiary is in violation of or in default under (nor to the Knowledge of EOP does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EOP does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, except as set forth in the EOP SEC Documents or in Schedule 3.14 to the EOP Disclosure Letter.

     3.15 Opinion of Financial Advisor. EOP has received the opinion of J.P. Morgan & Co. Incorporated, EOP's financial advisor, to the effect that the consideration to be paid by EOP in connection with the Merger is fair, from a financial point of view, to EOP.

     3.16 State Takeover Statutes. EOP has taken all action necessary to exempt transactions between EOP and Cornerstone and its Affiliates from the operation of Takeover Statutes.

     3.17 Investment Company Act of 1940. Neither EOP nor any of the EOP Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     3.18 Definition of "Knowledge of EOP". As used in this Agreement, the phrase "Knowledge of EOP" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.19 to the EOP Disclosure Letter.

     3.19 Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of EOP Common Shares, and the affirmative vote of the partners of EOP Partnership holding at least a majority of the outstanding EOP Partnership interests (including partnership interests held by EOP), are the only votes of the holders of any class or series of EOP capital shares necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of the Partnership Merger by EOP is the only vote necessary or required under this Agreement or under applicable law to approve the Partnership Merger and this Agreement.

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                                   ARTICLE 4

                                   COVENANTS

     4.1 Conduct of Cornerstone's and Cornerstone Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by EOP or as expressly provided for in this Agreement, Cornerstone and Cornerstone Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary that Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary to:

     (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

     (b) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (c) confer on a regular basis with one or more representatives of EOP to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

     (d) promptly notify EOP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (e) promptly deliver to EOP true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Cornerstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Cornerstone notifies EOP that it is availing itself of such extensions and provided such extensions do not adversely affect Cornerstone's status as a qualified REIT under the Code;

     (h) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Cornerstone's status as a REIT or the status of any Cornerstone Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

     (i) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or, except as permitted in a budget approved in writing by EOP, other transaction (other than Commitments referred to in Schedule 4.1(i) to the Cornerstone Disclosure Letter) involving in excess of $100,000, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities pursuant to EOP-approved guidelines (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on
Schedule 4.1(i) to the Cornerstone Disclosure Letter or (C) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

     (j) not amend the Cornerstone Articles or the Cornerstone Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary;

                                      A-34
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     (k) make no change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Cornerstone Disclosure Letter, (ii) the conversion of the Cornerstone 7% Preferred Stock or the Cornerstone Convertible Promissory Note if required by their terms, (iii) the redemption of Cornerstone OP Units under existing contracts described on
Schedule 2.18, (iv) the redemption of Cornerstone OP Units pursuant to Section
1.1 of this Agreement, (v) the redemption of Cornerstone OP Units under the Cornerstone Partnership Agreement solely for shares of Cornerstone Common Stock, or (vi) Cornerstone OP Units issuable upon the exercise of the First and Howard option;

     (l) grant no options or other right or commitment relating to its shares of capital stock or units of limited partnership interest or any security convertible into its shares of capital stock or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and, other than or pursuant to Section 5.8(c) or (d) of this Agreement, not amend or waive any rights under any of the Cornerstone Stock Options or Cornerstone Stock Rights;

     (m) except as provided in Section 5.10 and in connection with the use of Cornerstone Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Cornerstone Common Stock, Cornerstone 7% Preferred Stock or Cornerstone OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest of Cornerstone, except for (A) deemed transfers of Cornerstone excess shares required under Article 8 of the Cornerstone Articles in order to preserve the status of Cornerstone as a REIT under the Code or Article 9 of the Cornerstone Articles, and (B) redemptions of Cornerstone OP Units, whether or not outstanding on the date of this Agreement, under the Cornerstone Partnership Agreement in which solely Cornerstone Common Stock is utilized;

     (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Cornerstone Properties, except in connection with a transaction that is permitted by Section 4.1(i), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Cornerstone Disclosure Letter or in connection with a transaction that is permitted by the leasing guidelines set forth on Schedule 4.1(n) to the Cornerstone Disclosure Letter;

     (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

     (p) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(i), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with the Cornerstone Non-controlled Subsidiary;

     (q) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EOP or incurred in the ordinary course of business consistent with past practice;

     (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                                      A-35
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     (s) except as disclosed in Schedule 4.1(s) of the Cornerstone Disclosure
Letter, not enter into any Commitment with any officer, director or Affiliate of Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or any material Commitment with any consultant;

     (t) except as disclosed in Schedule 4.1(t) of the Cornerstone Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.18 to the Cornerstone Disclosure Letter with any of its officers, directors or employees earning more than $100,000 per annum, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements;

     (u) not adopt any new employee benefit plan or amend any existing plans or rights;

     (v) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

     (w) not change the ownership of any of its Subsidiaries or the Cornerstone Non-controlled Subsidiary, except changes which arise as a result of the acquisition of Cornerstone OP Units in exchange for Cornerstone Common Stock pursuant to exercise of the Cornerstone OP Unit redemption right under Section
8.6 of the Cornerstone Partnership Agreement;

     (x) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Cornerstone Common Stock;

     (y) not enter into any Tax Protection Agreement;

     (z) not settle or compromise any material federal, state, local or foreign tax liability; and

     (aa) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.2 Conduct of EOP's and EOP Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Cornerstone or as expressly provided for in this Agreement, EOP and EOP Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries that Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the EOP Subsidiaries to:

     (a) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (b) confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality which would reasonably be expected to have an EOP Material Adverse Effect;

     (c) promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (d) promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the EOP Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect EOP's status as a qualified REIT under the Code;

     (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve EOP's status as a REIT or the status of any EOP Subsidiary as a partnership for
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

federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

     (h) not amend the EOP Declaration of Trust, the EOP Bylaws or the EOP Partnership Agreement (except for the Proposed EOP Charter Relating to Voting Requirements, the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein), the proposed amendment to Section
7.4 of the EOP Partnership Agreement, the amendments to the EOP Partnership Agreement described in Section 5.4(c), the filing of Articles Supplementary to elect to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law and to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by EOP without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of EOP OP Units); as used herein, (i) "Proposed EOP Charter Amendment Relating to Certain Voting Requirements" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit D, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP, (ii) "Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit E, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP at the EOP Shareholders Meeting (as defined below) and (iii) "Proposed EOP Charter Amendments" means, collectively, the Proposed EOP Charter Relating to Voting Requirements and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status;

     (i) except as provided in Section 5.10 hereof and in connection with the use of EOP Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any EOP Common Shares or EOP OP Units or
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of EOP, except for (A) redemptions of EOP Common Shares required under Section 7.3.6 of the EOP Declaration of Trust in order to preserve the status of EOP as a REIT under the Code, (B) redemptions of EOP OP Units, whether or not outstanding on the date of this Agreement, under the EOP Partnership Agreement in which EOP Common Shares are utilized, and (C) repurchases of EOP Common Shares pursuant to its publicly announced share repurchase program;

     (j) not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization or other business combination with any third party in which EOP is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which EOP is the surviving party that would result in the issuance of equity securities representing in excess of 20% of the outstanding EOP Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Cornerstone, which approval shall not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of EOP shareholders for approval of such business combination is no less than the affirmative vote of holders of EOP Common Shares representing more than 50% of the sum of (x) the number of EOP Common Shares outstanding at the time of such approval plus (y) 50,000,000; and

     (k) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

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

     4.3 No Solicitation.

     (a) Prior to the Effective Time of the Merger, Cornerstone agrees, for itself and in its capacity as the sole general partner of the Cornerstone Partnership, that:

          (i) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Cornerstone or Cornerstone Partnership, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Cornerstone or Cornerstone Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (ii) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Cornerstone to engage in any of the activities described in Section 4.3(a);

          (iii) it, Cornerstone Partnership and the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

          (iv) it will notify EOP promptly (but in any event within 24 hours) if Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary, the Cornerstone Non-controlled Subsidiary or any individual or entity referred to in Section 4.3(b) receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it, and include in such notice the identity of the Person making such inquiry, proposal or request, the material terms of such inquiry, proposal or request and, if in writing, shall promptly deliver to EOP a copy of such inquiry, proposal or request along with all other related documentation and correspondence;

     (b) Notwithstanding Section 4.3(a), the Board of Directors of Cornerstone (including with respect to Cornerstone's capacity as the sole general partner of Cornerstone Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that (i) a majority of the Board of Directors of Cornerstone determines in good faith, after consultation with its outside counsel, that such action is required for the Board of Directors of Cornerstone to comply with its fiduciary duties to stockholders imposed by applicable law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cornerstone provides written notice to EOP to the effect that it is furnishing information to, or entering into discussions with such person or entity and (iii) Cornerstone enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the Confidentiality Agreement.

     (c) Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Section 4.3 shall prohibit the Board of Directors of Cornerstone from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Cornerstone: (A) complies fully with this Section 4.3 and (B) provides EOP with at least three (3) business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Merger Agreement and the Merger, (ii) if, in the event that during such three (3) business days EOP makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "EOP Counter Proposal"), Cornerstone's Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the EOP Counter Proposal is not at least as favorable to Cornerstone's stockholders as the Superior Acquisition Proposal, from a financial point of view, and (B) the EOP Counter Proposal is not at least as favorable generally to Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Cornerstone shall have terminated this Agreement in accordance with Section 7.1(h).

     (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and the Cornerstone Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Cornerstone determines in good faith, (A) taking into account the advice of Cornerstone's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Cornerstone's stockholders to those provided for in the Merger and (B) to be more favorable generally to Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, is then fully committed and capable of being obtained and (iii) which the Board of Directors of Cornerstone determines in good faith is reasonably capable of being consummated.

     (e) Any disclosure that the Board of Directors of Cornerstone may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this
Section 4.3.

     (f) Nothing in this Section 4.3 shall (i) permit Cornerstone to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Cornerstone under this Agreement.

     4.4 Affiliates. Prior to the Effective Time of the Merger, Cornerstone shall cause to be prepared and delivered to EOP a list (reasonably satisfactory to counsel for EOP) identifying all persons who, at the time of the Cornerstone Stockholders Meeting and the EOP Shareholders Meeting, may be deemed to be "affiliates" of Cornerstone or Cornerstone Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Cornerstone shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to EOP on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. EOP shall be entitled to place legends as specified in such written agreements on the certificates representing any EOP Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliates, consistent with the terms of such agreements. EOP and EOP OP shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as

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

any Rule 145 Affiliate of Cornerstone or EOP may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of EOP received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or
(ii) any successor rule or regulation hereafter adopted by the SEC.

     4.5 Other Actions. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Preparation of the Form S-4 and the Proxy Statement; Cornerstone Stockholders Meeting, Cornerstone Unitholders Consent Solicitation and EOP Shareholders Meeting.

     (a) As promptly as practicable after execution of this Agreement, (i) each of Cornerstone and EOP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the "Joint Proxy Statement") relating to the stockholder meeting of Cornerstone and the shareholder meeting of EOP, the vote of the stockholders of Cornerstone with respect to this Agreement and the shareholders of EOP with respect to the Merger and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status, and the consent, if any, of partners of Cornerstone Partnership and EOP Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, EOP and Cornerstone, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the EOP Common Shares and EOP OP Units to be distributed to the holders of Cornerstone Common Stock and Cornerstone OP Units in the Mergers. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. EOP and Cornerstone, if applicable, shall use its commercially reasonable efforts, and Cornerstone will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Cornerstone and EOP and at the time of the respective taking of consents, if any, of partners of Cornerstone Partnership and EOP Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. EOP will advise and deliver copies (if any) to Cornerstone, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to EOP or EOP Partnership, on the one hand, and Cornerstone or Cornerstone Partnership, on the other hand), and EOP shall promptly notify Cornerstone, and Cornerstone shall promptly notify EOP, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the EOP Common Shares and EOP OP Units issuable in connection with the Mergers.

     (b) Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its stockholders or shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, independent public accountants for Cornerstone and Cornerstone Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to EOP and EOP Partnership, in form and substance reasonably satisfactory to EOP and EOP Partnership, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Cornerstone and Cornerstone Partnership and their subsidiaries and the Cornerstone Non-controlled Subsidiary contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Cornerstone shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for EOP and EOP Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Cornerstone and Cornerstone Partnership, in form and substance reasonably satisfactory to Cornerstone, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of EOP, EOP Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (c) EOP will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of EOP), convene and hold a meeting of its shareholders (the "EOP Shareholders Meeting") for the purpose of obtaining the EOP Shareholder Approvals. EOP shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

     (d) Cornerstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Cornerstone), convene and hold a meeting of its stockholders (the "Cornerstone Stockholders Meeting") for the purpose of obtaining the Cornerstone Stockholder Approvals. Cornerstone shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Cornerstone Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

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     (e) EOP and Cornerstone shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

     (f) If on the date for the EOP Shareholders Meeting and Cornerstone Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either EOP or Cornerstone has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders and stockholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

     (g) Cornerstone shall request written consents for approval by the limited partners of Cornerstone Partnership of each of the matters described in the definition of Cornerstone Partner Approvals. Cornerstone hereby agrees to vote in favor of or consent to, as applicable, the Partnership Merger, to the extent approval thereof is required by the Cornerstone Partnership Agreement. Cornerstone shall recommend to the limited partners of Cornerstone Partnership that they approve such matters. EOP shall request written consents, if any is required, by the limited partners, of EOP Partnership of each of the matters described in the definition of EOP Partner Approvals. EOP hereby agrees to vote, if any is required, in favor of such matters and to recommend to the limited partners of EOP Partnership that they approve such matters.

     5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries (and in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     5.3 Commercially Reasonable Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties (including, without limitation, taking the actions contemplated under Schedule 5.3(a)(ii)); and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at

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any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

     (b) Cornerstone and Cornerstone Partnership shall use commercially reasonable efforts to obtain from PricewaterhouseCoopers LLP access to all work papers relating to audits of Cornerstone and Cornerstone Partnership performed by PricewaterhouseCoopers LLP, and the continued cooperation of PricewaterhouseCoopers LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

     (c) Cornerstone and Cornerstone Partnership shall give prompt notice to EOP and EOP Partnership, and EOP and EOP Partnership shall give prompt notice to Cornerstone and Cornerstone Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 Tax Matters.

     (a) Each of EOP and Cornerstone shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

     (b) Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of Cornerstone Partnership and its Subsidiaries acquired in the Partnership Merger to take into account differences as of the Effective Time of the Partnership Merger between the adjusted tax bases of such properties and their respective fair market values (referred to as the "Section 704(c) values"), with no curative allocations to offset the effect of the "ceiling rule." EOP Partnership and Cornerstone Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Cornerstone Partnership and its Subsidiaries as of the Effective Time of the Partnership Merger. Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in
Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall determine in their reasonable discretion the method to be used for allocating "excess nonrecourse liabilities" of EOP Partnership pursuant to Treasury Regulations
Section 1.752-3(a)(3) following the Closing Date, provided that (i) EOP Partnership shall not use with respect to the former limited partners in Cornerstone Partnership a method that is less favorable than the method used by EOP Partnership with respect to the other limited partners of EOP Partnership who are not parties to an express agreement specifying a particular method to be used for such purposes, and (ii) in the case of a Cornerstone Partner who, prior to the Partnership Merger, had been specially allocated a portion of a Cornerstone Partnership nonrecourse liability secured by a property with respect to which such Cornerstone Partner has a built-in gain under Section 704(c) of the Code to take into account such Cornerstone Partner's share of such built-in gain that was not taken into account in making the allocation of such liability under Treasury Regulation Section 1.752-3(a)(2), EOP Partnership shall continue such method of allocating such liability following the Merger.

     (c) EOP Partnership shall amend the EOP Partnership Agreement at or prior to the Effective Time of the Partnership Merger to incorporate provisions relating to the restoration of deficit capital accounts that will permit each limited partner of Cornerstone Partnership who has entered into an agreement with Cornerstone Partnership prior to the Partnership Merger relating to the restoration of deficit capital accounts to continue to be obligated to restore any deficit in its capital account in EOP Partnership in an amount that is not less than the maximum potential amount that such limited partner was obligated to
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restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Such deficit capital account restoration provisions to be incorporated in the EOP Partnership Agreement shall be in substantially the form of the deficit capital account restoration provisions incorporated in the Cornerstone Partnership Agreement pursuant to the Fourth Amendment of Agreement of Limited Partnership of Cornerstone Properties Limited Partnership, with such changes thereto as shall be approved by Cornerstone Partnership, provided, however, that except as set forth in the next sentence below or in the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter, no Cornerstone Partner shall have the right to increase the amount of its deficit restoration obligation following the Partnership Merger to an amount in excess of the maximum potential amount that such limited partner was obligated to restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Notwithstanding the proviso in the immediately preceding sentence, the Cornerstone Partners as a group shall have the right, at any time following the Merger and without the consent of EOP, to increase their maximum potential deficit restoration obligations as a group (as determined immediately prior to the Merger) by an aggregate amount of up to $50 million, reduced by the amount of any increase therein that shall occur under the Cornerstone Partnership Agreement during the period commencing on the date hereof and ending immediately prior to the Effective Time of the Partnership Merger. Any election to increase or to take on a deficit restoration obligation election permitted under a Tax Protection Agreement listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter shall not be taken into account in applying the foregoing $50 million limitation. Notwithstanding any the foregoing, EOP Partnership shall not be obligated to maintain any level of partnership recourse debt in excess of the amounts otherwise specifically required to be maintained under the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter. In addition, the amendment to the EOP Partnership Agreement will contain a provision to the effect that (i) EOP Partnership will consider in good faith a request from a former Cornerstone Partner to increase the amount of its deficit restoration obligation from time to time after the Partnership Merger if the former Cornerstone Partner shall provide information from its professional tax advisor satisfactory to EOP Partnership showing that, in the absence of such an increase, such former Cornerstone Partner would not likely be allocated from EOP Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from EOP Partnership following the Partnership Merger); (ii) EOP Partnership and its professional tax advisors will cooperate in good faith with the former Cornerstone Partner and its professional tax advisor to provide such information regarding the allocation of the EOP Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the former Cornerstone Partner's adjusted tax basis in its EOP OP Units and at-risk amount; (iii) in deciding whether or not to grant such request, EOP Partnership shall be entitled to take into account all factors related to EOP Partnership, including, without limitation, the existing and anticipated debt structure of EOP Partnership, the tax situations of other holders of EOP OP Units and the effect that such a deficit restoration commitment might have on their tax situation, and the anticipated term long term business needs of EOP; (iv) in no event shall EOP Partnership be required to incur additional indebtedness that would be considered a "recourse liability" for purposes of Section 752 of the Code to facilitate such additional deficit capital account restoration commitments; and (v) EOP Partnership's only obligation shall be to act in good faith, and a former Cornerstone Partner's exclusive remedy under such provision would be an action for specific performance, with no entitlement to monetary damages.

     5.5 Public Announcements. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements, including, without limitation, any press release or other written public statement which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.

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     5.6 Listing. EOP shall use commercially reasonable efforts to cause the EOP
Common Shares to be issued in the Merger, and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     5.7 Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, EOP shall pay or cause EOP Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of EOP Common Shares or EOP OP Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the
Code).

     5.8 Benefit Plans and Other Employee Arrangements.

     (a) Benefit Plans. After the Effective Time, all employees of Cornerstone who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Cornerstone which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EOP in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time. With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such employee benefit plan. EOP shall, or shall cause the Surviving Trust and its Subsidiaries to, (i) waive all limitations, as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of Cornerstone who are employed by the Surviving Trust under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of Cornerstone who is employed by the Surviving Trust with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (b) Stock Option and Restricted Stock Plans. The stock option plans or programs of Cornerstone and the restricted stock plans or programs of Cornerstone shall be discontinued.

     (c) Cornerstone Stock Options. As of the Effective Time, each outstanding Cornerstone Stock Option shall, whether or not then vested or exercisable, effective as of the Effective Time, become fully exercisable and vested and each such Cornerstone Stock Option shall be automatically converted at the Effective Time into an option (a "Substituted Option") to purchase a number of shares of EOP Common Shares equal to the number of shares of Cornerstone Common Stock that could have been purchased (assuming full vesting) under such Cornerstone Stock Option multiplied by 0.7009 (rounded down to the nearest whole number of shares of Cornerstone Common Stock) at an exercise price per share of EOP Common Shares equal to the per-share option exercise price specified in the Cornerstone Stock Option divided by 0.7009 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Cornerstone Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Cornerstone Stock Option was granted. If the holder of such Cornerstone Stock Option surrenders such option after the Effective Time and prior to 11:59 p.m., Eastern Time, on the second business day immediately following the Effective Time, EOP shall, subject to reduction for required withholding taxes,

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pay to each such holder of Cornerstone Stock Options an amount in cash in respect thereof equal to the product of (i) the excess, if any, of $18.00 over the exercise price of such Cornerstone Stock Option and (ii) the number of shares of Cornerstone Common Stock subject thereto. At the Effective Time, (i) all references in the related stock option agreements to Cornerstone shall be deemed to refer to EOP and (ii) EOP shall assume all of Cornerstone's obligations with respect to Cornerstone Stock Options as so amended. As promptly as reasonably practicable after the Effective Time, EOP shall issue to each holder of an outstanding Cornerstone Stock Option a document evidencing the foregoing assumption by EOP.

     In respect of each Cornerstone Stock Option assumed by EOP and converted into a Substituted Option, and the EOP Common Shares underlying such Substituted Option, EOP shall, as soon as practicable after the Effective Time, file and keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

     (d) Restricted Stock. All unvested shares of restricted stock of Cornerstone set forth in Schedule 5.8(d) of the Cornerstone Disclosure Schedule, shall, by virtue of this Agreement and without further action of Cornerstone, EOP or the holder of such shares of restricted stock, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the Effective Time and shall be converted into the Merger Consideration pursuant to Section 1.10.

     (e) Retention Agreements and Retention Plan. From and after the Effective Time, EOP or EOP Partnership shall assume the obligations of Cornerstone under the Retention Agreements and the Cornerstone retention plan set forth on
Schedule 5.9(e) of the Cornerstone Disclosure Letter. The transactions contemplated by this Agreement shall be deemed a "Change in Control" for purposes of such agreements, and EOP shall perform the obligations of Cornerstone under such agreements and plan in accordance with the terms thereof.

     (f) Withholding. To the extent required by applicable law, Cornerstone shall require each employee who exercises a Cornerstone Stock Option or who receives Cornerstone Common Stock pursuant to any existing commitment to pay to Cornerstone in cash or Cornerstone Common Stock an amount sufficient to satisfy in full Cornerstone's obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.15(c)).

     5.9 Indemnification.

     (a) From and after the Effective Time, EOP and EOP Partnership (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Cornerstone and the Cornerstone Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

     (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or by or in the right of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnification Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Cornerstone or any of the Cornerstone Subsidiaries or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the

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Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this
Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation; and provided, further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by EOP prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded
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(based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

     (c) At or prior to the Effective Time of the Merger, EOP shall purchase directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those persons who are currently covered by Cornerstone's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to Cornerstone's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

     (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of EOP and EOP Operating Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and EOP and EOP Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

     (e) If EOP or EOP Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Cornerstone nor EOP shall make any dividend or distribution to its respective stockholders or shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to EOP Preferred Shares or Cornerstone 7% Preferred Stock, (b) quarterly distribution with respect to the Cornerstone Common Stock of up to $0.24 per share for the quarter ending March 31, 2000 and up to $0.31 per share thereafter and (c) quarterly distributions with respect to the EOP Common Share of up to $0.42 per share for the quarter ending March 31, 2000 and for each quarter thereafter; provided, however, except for the record date previously set on January 31, 2000, the record date for each distribution with respect to the Cornerstone Common Stock shall be the same date as the record date for the quarterly distribution for the EOP Common Shares, as provided to Cornerstone by notice not less than twenty (20) business days prior to the record date for any quarterly EOP distribution. From and after the date of this Agreement, Cornerstone Partnership shall not make any distribution to the holders of Cornerstone OP Units except a distribution per Cornerstone OP Unit in the same amount as a dividend per share of Cornerstone Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Cornerstone Common Stock. The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Cornerstone or EOP is necessary for Cornerstone or EOP, as applicable, to maintain
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

REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives.

     5.11 Transfer of Non-Controlled Subsidiary Voting Shares. At the Closing and pursuant to the Stock Purchase Agreement, each of the holders of voting capital stock of the Cornerstone Non-controlled Subsidiary (other than Cornerstone Partnership, to the extent it owns any such voting capital stock) shall transfer to EOP NCS Sub or such person or persons as EOP NCS Sub shall designate by written notice delivered to them prior to the Closing, all of the shares of each such Company owned by them, constituting all the outstanding shares of such companies which are not owned by Cornerstone Partnership, for an aggregate consideration in an amount equal to the purchase price set forth in the Stock Purchase Agreement. EOP shall use commercially reasonable efforts to cause EOP NCS Sub to perform its obligations under the Stock Purchase Agreement

     5.12 Notices. EOP shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law or the EOP Declaration of Trust.

     5.13 Resignations. On the Closing Date, Cornerstone shall cause the directors and officers of Cornerstone and of each of the Cornerstone Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

     5.14 Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, EOP and EOP Partnership shall assume the obligations of Cornerstone, Cornerstone Partnership and/or the applicable Cornerstone Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Cornerstone Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, EOP and EOP Partnership shall enter into agreements with Cornerstone and Cornerstone Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

     5.15 EOP Partnership Agreement. At the Closing, EOP Partnership shall assume and perform any obligations that Cornerstone Partnership or any Cornerstone Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Cornerstone Partnership or such Cornerstone Subsidiary is a party and that are described on Schedule 5.15, in the same manner and to the same extent that Cornerstone Partnership or such Cornerstone Subsidiary would be required to perform such obligation if no Merger had been consummated.

     5.16 Registration Rights Agreements. At the Closing, (a) Cornerstone shall assign and EOP shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Cornerstone Disclosure Letter, and
(b) Cornerstone shall assign and EOP shall assume the obligations of Cornerstone under the Amended and Restated Registration Rights and Voting Agreement dated December 16, 1998 between Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as and to the extent set forth in PGGM's Cornerstone Voting Agreement.

     5.17 Cornerstone Convertible Promissory Note. Following the Effective Time of the Mergers, the holders of the Cornerstone Convertible Promissory Note shall have the right to obtain upon the exercise of its conversion rights pursuant to such Cornerstone Convertible Promissory Note, in lieu of each share of Cornerstone Common Stock theretofor issuable upon exercise of such conversion rights, EOP Common Shares that it would have owned immediately after the Merger if it had converted the Cornerstone Convertible Promissory Note immediately before the Effective Time of the Merger.

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                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Shareholder and Partner Approvals. The Cornerstone Stockholder Approvals, the EOP Shareholder Approvals and the Partner Approvals shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement under the HSR Act, if applicable to the Partnership Merger, the Merger or and the transactions contemplated by the Stock Purchase Agreement, shall have expired or been terminated.

     (c) Listing of Shares. The NYSE shall have approved for listing the EOP Common Shares to be issued in the Merger and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, subject to official notice of issuance.

     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

     (f) Blue Sky Laws. EOP and EOP Partnership shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the EOP Common Shares and EOP OP Units issuable in the Mergers.

     6.2 Conditions to Obligations of EOP and EOP Partnership. The obligations of EOP and EOP Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by EOP:

     (a) Representations and Warranties. Each of the representations and warranties of Cornerstone and Cornerstone Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Cornerstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect; and EOP shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Cornerstone and Cornerstone Partnership contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

     (b) Performance of Obligations of Cornerstone and Cornerstone
Partnership. Cornerstone and Cornerstone Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and EOP shall have received a certificate signed on behalf of Cornerstone by the chief executive officer or the chief operating officer of Cornerstone, in such capacity, to such effect.

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     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Change and EOP shall have received a certificate of the chief executive officer or chief operating officer of Cornerstone, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. EOP shall have received (i) an opinion of King & Spalding or other counsel to Cornerstone reasonably satisfactory to EOP, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, (x) Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Cornerstone Partnership has been during and since December 23, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, EOP was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in clause (i) above).

     (e) Tax Opinion Relating to the Merger. EOP shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to EOP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) "Comfort" Letter. EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, as described in Section 5.1(b).

     (g) Noncompetition Agreements. Each of William Wilson III and John S. Moody shall have entered into noncompetition and confidentiality agreements substantially in the forms set forth in Schedule 6.2(g) hereto.

     6.3 Conditions to Obligations of Cornerstone and Cornerstone
Partnership. The obligations of Cornerstone and Cornerstone Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Cornerstone:

     (a) Representations and Warranties. Each of the representations and warranties of EOP and EOP Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or EOP Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a EOP Material Adverse Effect; and Cornerstone shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EOP and EOP Partnership contained herein are so qualified) signed on behalf of EOP by the chief executive officer or the chief financial officer of EOP, in such capacity, to such effect.

     (b) Performance of Obligations of EOP and EOP Partnership. EOP and EOP Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate of EOP signed on behalf of EOP by a duly authorized executive officer of EOP, in such capacity, to such effect.

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

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no EOP Material Adverse Change and Cornerstone shall have received a certificate of a duly authorized executive officer of EOP, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. Cornerstone shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, (i) EOP was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in Section 6.2(d) of this Agreement), (ii) BeaMet was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (iii) EOP Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

     (e) Tax Opinion Relating to the Merger. Cornerstone shall have received an opinion dated the Closing Date from King & Spalding or other counsel reasonably satisfactory to Cornerstone, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status. The EOP Shareholders shall have approved the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status at the EOP Shareholders Meeting.

     (g) "Comfort" Letter. Cornerstone and Cornerstone Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

     (h) Certificate Regarding "Domestically Controlled REIT" Status to PGGM. EOP shall have delivered to Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM") a certification dated within fifteen (15) days of the Closing Date that to EOP's knowledge, after reasonable inquiry, EOP is a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code as of the date thereof. For purposes of such certification, reasonable inquiry shall include (but not necessarily be limited to) review of all Schedule 13D and 13G filings made under the Exchange Act with the SEC with respect to EOP, all IRS Form 1042 filings made by or on behalf of EOP, the list of EOP's registered shareholders as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), a list of "non-objecting beneficial owners" of shares of EOP obtained as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), and a report of a shareholder tracking service obtained within 60 days of such certificate (together with such other reports as are in the possession of EOP). Such certificate shall be accompanied by copies of information that has been obtained or relied upon by EOP for purposes of such certificate, provided that PGGM shall have executed an agreement with EOP to treat such information as confidential and to use such information solely for the purposes of evaluating the accuracy of such certification.

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                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger, whether such action occurs before or after any of the Cornerstone Stockholder Approvals, the EOP Shareholder Approvals or either of the Cornerstone Partner Approvals are obtained:

     (a) by mutual written consent duly authorized by the Board of Trustees of EOP and the Board of Directors of Cornerstone;

     (b) by EOP, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership set forth in this Agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership shall become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (c) by Cornerstone, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EOP or EOP Partnership set forth in this Agreement, or if any representation or warranty of EOP or EOP Partnership shall become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (d) by either EOP or Cornerstone, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either of the Mergers shall have become final and non-appealable;

     (e) by either EOP or Cornerstone, if the Mergers shall not have been consummated before December 31, 2000; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

     (f) by either EOP or Cornerstone (unless Cornerstone or Cornerstone Partnership is in breach in any material respect of its obligations under
Section 5.1) if, upon a vote at a duly held Cornerstone Stockholders Meeting or any adjournment thereof, the Cornerstone Stockholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Cornerstone Partner Approvals have not been obtained as contemplated by Section 5.1;

     (g) by either Cornerstone or EOP (unless EOP or EOP Partnership is in breach in any material respect of its obligations under Section 5.1 if, upon a vote at a duly held EOP Shareholders Meeting or any adjournment thereof, the EOP Shareholder Approvals shall not have been obtained as contemplated by Section
5.1 or if the EOP Partner Approvals have not been obtained as contemplated by
Section 5.1;

     (h) by Cornerstone (i) if the Board of Directors of Cornerstone shall have withdrawn, modified, amended or qualified in any manner adverse to EOP its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Cornerstone shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), has paid to EOP Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

     (i) by EOP, if (1) the Board of Directors of Cornerstone shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to EOP its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Cornerstone shall have failed to call the Cornerstone Stockholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its stockholders

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

the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Cornerstone or any committee thereof shall have resolved to do any of the foregoing.

     7.2 Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Cornerstone and Cornerstone Partnership thereupon shall pay to EOP Partnership a fee equal to the Break-Up Fee (as defined herein), and (ii) pursuant to Section 7.1(b) or 7.1(f), then Cornerstone and Cornerstone Partnership shall pay to EOP Partnership (provided that Cornerstone was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then EOP and EOP Partnership shall pay to Cornerstone Partnership (provided that EOP was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Cornerstone, Cornerstone Partnership or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary), 7.1(e), 7.1(f), 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Cornerstone or Cornerstone Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Cornerstone or Cornerstone Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a "Cornerstone Acquisition Agreement"), which is subsequently consummated (whether or not any Cornerstone Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Cornerstone and Cornerstone Partnership shall pay the Break-Up Fee to EOP Partnership.

     The payment of the Break-Up Fee shall be compensation for the loss suffered by EOP and EOP Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership, or the Break-Up Expenses shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership or EOP Partnership to Cornerstone Partnership (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Cornerstone acknowledges that the agreements contained in this Section
7.2 are integral parts of this Agreement; accordingly, if Cornerstone and Cornerstone Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, EOP commences a suit which results in a judgment against Cornerstone or Cornerstone Partnership for any amounts owed pursuant to this Section 7.2, Cornerstone and Cornerstone Partnership shall pay to EOP its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

     As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $100,000,000 less Break-Up Expenses paid or payable under this
Section 7.2 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EOP Partnership without causing EOP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EOP, and (B) in the event EOP receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EOP has received a ruling from the IRS holding that EOP Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of EOP within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by EOP Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Cornerstone's and Cornerstone Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EOP Partnership is not able to receive the full Base Amount, Cornerstone and Cornerstone Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to EOP Partnership unless and until Cornerstone receives either one of the following: (i) a letter from EOP's independent accountants indicating the maximum amount that can be paid at that time to EOP Partnership without causing EOP to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Cornerstone and Cornerstone Partnership shall pay to EOP Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above.

     The "Break-Up Expenses" payable to EOP Partnership or Cornerstone Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the "Maximum Amount"), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of EOP and EOP Partnership or Cornerstone and Cornerstone Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following: (i) a letter from the independent accountants of EOP or Cornerstone, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

     7.3 Effect of Termination. In the event of termination of this Agreement by either Cornerstone or EOP as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EOP, EOP Partnership, Cornerstone or Cornerstone Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.4 Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of EOP and Cornerstone at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies
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in the representations and warranties of the other party contained in this
Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to EOP or EOP Partnership, to:

        Equity Office Properties Trust
        Two North Riverside Plaza, 22nd Floor
        Chicago, Illinois 60606
        Attention: Timothy H. Callahan, President
                Stanley M. Stevens, Chief Counsel
        Fax No.: (312) 559-5021

     with a copy to:

        Hogan & Hartson L.L.P.
        555 Thirteenth Street, N.W.
        Washington, D.C. 20004-1109
        Attention: J. Warren Gorrell, Jr., Esq.
                George P. Barsness, Esq.
        Fax No.: (202) 637-5910

     (b) if to Cornerstone or Cornerstone Partnership, to:

        Cornerstone Properties Inc.
        Tower 56
        126 East 56th Street, 6th Floor
        New York, New York 10022
        Attention: John S. Moody, President
        Fax No.: (212) 605-7199
     with a copy to:

        King & Spalding
        191 Peachtree Street
        Atlanta, GA 30303-1763
        Attention: William B. Fryer, Esq.
        Fax No.: (404) 572-5100

     All notices shall be deemed given only when actually received.

     8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Cornerstone Disclosure Letter, the EOP Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

     8.6 Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of EOP or Cornerstone, and all Persons shall look solely to the property of EOP or Cornerstone for the payment of any claim hereunder or for the performance of this Agreement.

     8.11 Joint and Several Obligations. In each case where both Cornerstone and Cornerstone Partnership, on the one hand, or EOP and EOP Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                            EQUITY OFFICE PROPERTIES TRUST

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            EOP OPERATING LIMITED PARTNERSHIP

                                            By: Equity Office Properties Trust,
                                            its
                                              managing general partner

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            CORNERSTONE PROPERTIES INC.

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                                            CORNERSTONE PROPERTIES LIMITED
                                            PARTNERSHIP

                                            By: Cornerstone Properties Inc.,
                                              its sole general partner

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                                                                         ANNEX B

                          [LETTERHEAD OF J.P. MORGAN]

February 11, 2000

The Board of Trustees
Equity Office Properties Trust
Two N. Riverside Plaza
Chicago, IL 60606

Attention: Mr. Samuel Zell
        Chairman

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Equity Office Properties Trust ("EOP" or the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger") of Cornerstone Properties Inc. (the "Seller") with and into the company. Pursuant to the Agreement and Plan of Merger, dated as of February 11, 2000 (the "Agreement"), among the Company, the Seller, and their operating partnership subsidiaries, the Seller will be merged with and into the Company, with the Company as the survivor of such merger, and each share of common stock, no par value, of the Seller will be converted into the right to receive either $18.00 or 0.7009 common shares of beneficial interest, $.01 par value, of the Company, or a combination of such cash and stock consideration according to the election and proration provisions in the Agreement.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Seller and of certain other companies engaged in businesses comparable to those of the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Seller and the Company; (v) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and the Seller for the period ended September 30, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Seller; (vii) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements; and (viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company and the Seller, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all information that was publicly available or was furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's shares will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services performed to date. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration proposed to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Trustees of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,
J.P. MORGAN SECURITIES INC.

By:       /s/ JOHN PERKINS
    --------------------------------
    Name: John Perkins
    Title: Vice President

                                                                         ANNEX C

                         [LETTERHEAD OF LAZARD FRERES]

                                                      February 11, 2000

The Board of Directors
Cornerstone Properties Inc.
126 East 56th Street
New York, NY

Dear Members of the Board:

     We understand that Cornerstone Properties Inc. ("Cornerstone") has entered into an Agreement and Plan of Merger with Equity Office Properties Trust ("Equity Office") dated as of February 11, 2000 (the "Merger Agreement"), pursuant to which Cornerstone will merge with and into Equity Office and Cornerstone Properties Limited Partnership ("Cornerstone OP") will merge with and into EOP Operating Limited Partnership ("Equity Office OP") (collectively, the "Merger"). Pursuant to the Merger (as set out in the Merger Agreement), each outstanding share of common stock of Cornerstone ("Common Stock") would be converted into the right to receive either $18.00 in cash or .7009 shares of Equity Office common stock as elected by the holders of Cornerstone Common Stock, and subject to pro ration and adjustment as provided in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the Merger. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to Cornerstone and Equity Office;

          (iii) Reviewed various financial forecasts and other data provided to us by each of Cornerstone and Equity Office and relating to their respective businesses;

          (iv) Held discussions with members of the senior management of Cornerstone and Equity Office with respect to the businesses, prospects and strategic objectives of each company;

          (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of Cornerstone;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of Cornerstone;

          (vii) Reviewed the historical stock prices and trading volumes of the Common Stock and the common stock of Equity Office; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Cornerstone or Equity Office, or concerning the solvency or fair value of Cornerstone, Cornerstone OP, Equity Office, Equity Office OP or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Cornerstone and Equity Office as to the future financial performance of Cornerstone and Equity Office, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof. As you know, we have not been asked to solicit nor have we solicited indications of interest from any other parties.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Cornerstone or Cornerstone OP, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Cornerstone or Cornerstone OP. We note that Cornerstone OP unitholders have an option, exercisable prior to the Merger, to receive Equity Office OP Units to be issued in the partnership merger or to redeem their units for shares of Cornerstone Common Stock and elect to receive cash in the Merger of Cornerstone into Equity Office, with respect to which we do not express a view. However, our analysis has assumed that prior to the Merger each holder of units in Cornerstone OP has elected to exercise its redemption right and receive shares of Common Stock in Cornerstone in exchange therefor in the manner provided in the Merger Agreement.

     Lazard Freres & Co. LLC is acting as investment banker to Cornerstone in connection with the Merger and will receive a fee for our services paid partly upon announcement and the balance upon the closing of the Merger. We have in the past provided investment banking services to Cornerstone for which we have received customary fees.

     Our engagement and the opinion expressed herein are for the benefit of Cornerstone's Board of Directors and our opinion does not constitute a recommendation as to how the holders of Common Stock of Cornerstone (and the holders of limited partnership interests in Cornerstone OP) should vote with respect to the matters contemplated by the Merger Agreement. Except as provided in the engagement letter dated January 28, 2000, between Cornerstone and us, it is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be received in the Merger as set forth above is fair, from a financial point of view, to the holders of Common Stock of Cornerstone.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By    /s/ MATTHEW J. LUSTIG
                                            ------------------------------------
                                                     Matthew J. Lustig
                                                     Managing Director

                                                                         ANNEX D

                AMENDMENTS TO EQUITY OFFICE DECLARATION OF TRUST
               RELATING TO "DOMESTICALLY-CONTROLLED" REIT STATUS

1. AMENDMENT TO SECTION 7.2.1(a)

     Section 7.2.1(a) is amended to add the following new subparagraph (iv):

          (iv) No Person shall acquire Beneficial Ownership of any Shares after the Effective Time if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty three percent (43%) or more of the fair market value of the issued and outstanding Shares; provided, however, that the foregoing shall not apply to any acquisition of Beneficial Ownership of any Preferred Shares outstanding at the Effective Time or any Common Shares upon the conversion of any such Preferred Shares.

2. AMENDMENTS TO SECTION 7.1

     Section 7.1 is amended to add the following new definitions:

          Effective Time. The term "Effective Time" shall mean the later of (i) the time the SDAT accepts for record articles of merger relating to the merger of Cornerstone Properties, Inc. with and into the Trust or (ii) the time established under such articles, not to exceed 30 days after the articles are accepted for record by the SDAT.

          Non-U.S. Person. The term "Non-U.S. Person" shall mean a Person other than a U.S. Person.

          U.S. Person. The term "U.S. Person" shall mean (a) a citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

3. AMENDMENTS TO SECTION 7.2.1(b)

     Section 7.2.1(b) is amended to read as follows:

          (b) Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

             (i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

             (ii) if the transfer to the Charitable Trust described in clause
        (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), as applicable, then the Transfer of that number of Shares that otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

4. AMENDMENT TO SECTION 7.2.4(b)

     The existing Section 7.2.4(b) is amended to read as follows:

          (b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may require, in good faith, in order to determine the Trust's status as a REIT or a "domestically controlled REIT" (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

5. AMENDMENT TO ADD NEW SECTION 7.2.9

     The existing Section 7.2.9 is renumbered as Section 7.2.10 and the following new Section 7.2.9 is added:

          Section 7.2.9 Increase in Percentage Set Forth in Section 7.2.1(a)(iv). The Board of Trustees may from time to time increase the percentage set forth in Section 7.2.1(a)(iv) from forty three percent (43%) to such higher percentage as shall be determined by the Board of Trustees; provided, however, that in no event shall such percentage exceed forty nine percent (49%) less the percentage of the aggregate fair market value of the total issued and outstanding Shares represented by the fair market value of any Preferred Shares then outstanding that were outstanding at the Effective Time (as such fair market values are determined by the Board of Trustees in good faith).

6. AMENDMENTS TO SECTION 7.2.10

     The first sentence of the legend set forth in Section 7.2.10 (as renumbered pursuant to the other amendments made pursuant hereto) is amended to delete the word "and" immediately preceding the following: "(iv) no Person may Transfer Shares . . .", and to insert the following new language at the end of such first sentence:

          ; and (v) no Person may acquire Beneficial Ownership of any Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons would comprise more than forty three percent (43%) of the fair market value of the issued and outstanding Shares; provided, however, that clause (v) shall not apply to any acquisition of any Preferred Shares outstanding at the Effective Time.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the "Maryland REIT Law"), permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Equity Office declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT law.

     The Equity Office declaration of trust authorizes Equity Office, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of Equity Office and at the request of Equity Office, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of Equity Office. The Equity Office bylaws obligate Equity Office, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Equity Office and at the request of Equity Office, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Equity Office declaration of trust and bylaws also permit Equity Office to indemnify and advance expenses to any person who served a predecessor of Equity Office in any of the capacities described above and to any employee or agent of or a predecessor of Equity Office. The Equity Office bylaws require Equity Office to indemnify a trustee or officer, or any former trustee or officer, who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with the proceeding.

     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, as amended from time to time (the "MGCL"), for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limitations on indemnification are expressly set forth in the Equity Office bylaws. However, under the MGCL, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. Under the MGCL, as a condition to advancing expenses, as required by the Equity Office bylaws, Equity Office must first receive (a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by Equity Office and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Equity Office if it shall ultimately be determined that the standard of conduct was not met. In addition, Mr. Dobrowski, a trustee of Equity Office, is indemnified by General Motors Investment Management Corporation and will be covered by an insurance policy maintained by General Motors Corporation, of which General Motors Investment Management Corporation is a subsidiary, in connection with serving on the Equity Office board of trustees.

     The limited partnership agreement of EOP Operating Limited Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Equity Office under the foregoing provisions, Equity Office has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

EXHIBIT NO.                          EXHIBIT DESCRIPTION
-----------                          -------------------
    2.1          Agreement and Plan of Merger, dated as of February 11, 2000, among Equity Office, EOP Partnership, Cornerstone and
                 Cornerstone Partnership (included in this Registration
                 Statement as Annex A to the joint proxy
                 statement/prospectus)
    5.1*         Opinion of Hogan & Hartson L.L.P. regarding the legality of common shares being registered
    8.1*         Opinion of Hogan & Hartson L.L.P. regarding certain federal income tax consequences of the merger
    8.2*         Opinion of King & Spalding regarding certain federal income tax consequences of the merger
   23.1          Consent of Ernst & Young, LLP (Equity Office)
   23.2          Consent of PricewaterhouseCoopers LLP (Cornerstone)
   23.3*         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.4*         Consent of Hogan & Hartson L.L.P. (included in Exhibits 8.1 and 8.3)
   23.5*         Consent of King & Spalding (included in Exhibits 8.2 and
                 8.4)
   23.6          Consent of J.P. Morgan Securities Inc.
   23.7          Consent of Lazard Freres & Co. LLC
   23.8          Consent of William Wilson III to be named as a trustee
   23.9          Consent of John S. Moody to be named as a trustee
   23.10         Consent of Jan H.W.R. van der Vlist to be named as a trustee
   24.1          Power of attorney (included on signature page)
   99.1          Stock Option Agreement, dated February 11, 2000, by and
                 among Cornerstone, Equity Office, Deutsche Bank AG and
                 Deutscher Herold Lebensversicherungs -- AG (incorporated by reference to Exhibit 10.1 of Equity Office's Form 8-K dated
                 February 16, 2000)
   99.2          Voting Agreement, dated February 11, 2000, by and among
                 Equity Office, EOP Operating Limited Partnership, WCP
                 Services, Inc. and Stichting Pensioenfonds voor de
                 Gezonheid, Geestelijke en Maatschapelijke Belangen
                 (incorporated by reference to Exhibit 10.2 of Equity
                 Office's Form 8-K dated February 16, 2000)
   99.3*         Equity Office -- Form of Proxy
   99.4*         Cornerstone -- Form of Proxy
   99.5*         Form of Election

---------------
* To be filed by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule was filed with the Equity Office Annual Report on Form 10-K for the year ended December 31, 1999 (File no. 1-13115), filed with the SEC on March 28, 2000, and is incorporated herein by reference:

  SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated final statements of Equity Office or notes thereto.

ITEM 22.  UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 29, 2000.

                                          EQUITY OFFICE PROPERTIES TRUST

                                          By:    /s/ TIMOTHY H. CALLAHAN
                                            ------------------------------------
                                              Timothy H. Callahan
                                            President and Chief Executive
                                              Officer

     We, the undersigned trustees and officers of Equity Office Properties Trust, do hereby constitute and appoint Timothy H. Callahan and Stanley M. Stevens, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 29th day of March, 2000.

                 SIGNATURE                                           TITLE
                 ---------                                           -----

          /s/ TIMOTHY H. CALLAHAN                 President, Chief Executive Officer and
--------------------------------------------      Trustee (principal executive officer)
            TIMOTHY H. CALLAHAN

           /s/ RICHARD D. KINCAID                 Chief Financial Officer (principal financial
--------------------------------------------      officer and principal accounting officer)
             RICHARD D. KINCAID

              /s/ SAMUEL ZELL                     Chairman of the Board of Trustees
--------------------------------------------
                SAMUEL ZELL

           /s/ SHELI Z. ROSENBERG                 Trustee
--------------------------------------------
             SHELI Z. ROSENBERG

          /s/ THOMAS E. DOBROWSKI                 Trustee
--------------------------------------------
            THOMAS E. DOBROWSKI

          /s/ JAMES D. HARPER, JR.                Trustee
--------------------------------------------
            JAMES D. HARPER, JR.

           /s/ JERRY M. REINSDORF                 Trustee
--------------------------------------------
             JERRY M. REINSDORF

          /s/ William M. Goodyear                 Trustee
--------------------------------------------
            WILLIAM M. GOODYEAR

            /s/ DAVID K. MCKOWN                   Trustee
--------------------------------------------
              DAVID K. MCKOWN

             /s/ H. JON RUNSTAD                   Trustee
--------------------------------------------
               H. JON RUNSTAD
            /s/ EDWIN N. SIDMAN                   Trustee
--------------------------------------------
              EDWIN N. SIDMAN

          /s/ D. J. Andre de Bock                 Trustee
--------------------------------------------
            D. J. ANDRE DE BOCK

                                 EXHIBIT INDEX

EXHIBIT NO.                          EXHIBIT DESCRIPTION
-----------                          -------------------
    2.1          Agreement and Plan of Merger, dated as of February 11, 2000, among Equity Office, EOP Partnership, Cornerstone and
                 Cornerstone Partnership (included in this Registration
                 Statement as Annex A to the joint proxy
                 statement/prospectus)
    5.1*         Opinion of Hogan & Hartson L.L.P. regarding the legality of common shares being registered
    8.1*         Opinion of Hogan & Hartson L.L.P. regarding the
                 qualification of the merger as a reorganization for federal income tax purposes and related federal income tax
                 consequences
    8.2*         Opinion of King & Spalding regarding the qualification of
                 the merger as a reorganization for federal income tax
                 purposes and related federal income tax consequences
    8.3*         Opinion of Hogan & Hartson L.L.P. regarding the
                 qualification of Equity Office Properties Trust as a real
                 estate investment trust for federal income tax purposes
    8.4*         Opinion of King & Spalding regarding the qualification of
                 Cornerstone Properties Inc. as a real estate investment
                 trust for federal income tax purposes
   23.1          Consent of Ernst & Young, LLP (Equity Office)
   23.2          Consent of PricewaterhouseCoopers LLP (Cornerstone)
   23.3*         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.4*         Consent of Hogan & Hartson L.L.P. (included in Exhibits 8.1 and 8.3)
   23.5*         Consent of King & Spalding (included in Exhibits 8.2 and
                 8.4)
   23.6          Consent of J.P. Morgan Securities Inc.
   23.7          Consent of Lazard Freres & Co. LLC
   23.8          Consent of William Wilson III to be named as a trustee
   23.9          Consent of John S. Moody to be named as a trustee
   23.10         Consent of Jan H.W.R. van der Vlist to be named as a trustee
   24.1          Power of attorney (included on signature page)
   99.1          Stock Option Agreement, dated February 11, 2000, by and
                 among Cornerstone, Equity Office, Deutsche Bank AG and
                 Deutscher Herold Lebensversicherungs -- AG (incorporated by reference to Exhibit 10.1 of Equity Office's Form 8-K dated
                 February 16, 2000)
   99.2          Voting Agreement, dated February 11, 2000, by and among
                 Equity Office, EOP Operating Limited Partnership, WCP
                 Services, Inc. and Stichting Pensioenfonds voor de
                 Gezonheid, Geestelijke en Maatschapelijke Belangen
                 (incorporated by reference to Exhibit 10.2 of Equity
                 Office's Form 8-K dated February 16, 2000)
   99.3*         Equity Office -- Form of Proxy
   99.4*         Cornerstone -- Form of Proxy
   99.5*         Form of Election

---------------
* To be filed by amendment.